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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           HUDSON CITY BANCORP, INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

                            ------------------------

             DELAWARE                             6035                             PENDING
   (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD          (IRS EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)

                              WEST 80 CENTURY ROAD
                           PARAMUS, NEW JERSEY 07652
                                 (201) 967-1900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              LEONARD S. GUDELSKI
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            HUDSON CITY SAVINGS BANK
                              WEST 80 CENTURY ROAD
                           PARAMUS, NEW JERSEY 07652
                                 (201) 967-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             ROBERT C. AZAROW, ESQ.
                           OMER S. J. WILLIAMS, ESQ.
                            THACHER PROFFITT & WOOD
                             TWO WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048
                                 (212) 912-7400
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO BE           OFFERING PRICE          AGGREGATE OFFERING           AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED(1)           PER SHARE(2)                PRICE(2)             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.....................      87,020,500                $10.00                 $870,205,000               $241,917
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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
PROSPECTUS
[LOGO]

                                                       HUDSON CITY BANCORP, INC.
                           Proposed Holding Company for Hudson City Savings Bank
                                         Up to 87,020,500 Shares of Common Stock


Hudson City Bancorp, Inc. is a new corporation that is offering shares of its common stock. The shares we are offering represent less than half of the outstanding common stock of Hudson City Bancorp. Hudson City Savings Bank formed Hudson City Bancorp to own Hudson City Savings Bank as part of a reorganization of our structure. More than half of the outstanding common stock of Hudson City Bancorp will be owned by Hudson City, MHC, a mutual savings bank holding company. The common stock of Hudson City Bancorp will be listed for trading on the Nasdaq National Market System under the symbol "HCBK."




                              TERMS OF THE OFFERING

                             PRICE: $10.00 PER SHARE



                                                   Minimum        Maximum
                                                ------------   ------------
Number of shares ............................     55,930,000     75,670,000
Underwriting commissions and expenses .......   $  9,709,000   $ 11,888,000
Net proceeds to Hudson City Bancorp .........   $549,591,000   $744,812,000
Net proceeds per share to Hudson City Bancorp   $       9.83   $       9.84

           We may sell up to 87,020,500 shares because of regulatory considerations or changes in market or economic conditions.




              PLEASE READ THE RISK FACTORS BEGINNING ON PAGE [ ].


These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Commissioner of Banking and Insurance of the State of New Jersey nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                RYAN, BECK & CO.

                                 [       ], 1999

           [MAP OF NEW JERSEY DIVIDED BY COUNTY AND SHOWING NUMBER OF
              HUDSON CITY SAVINGS BANK BRANCH OFFICES PER COUNTY]

                                     SUMMARY

     To more fully understand the offering, you should read this entire document carefully, including the financial statements and the notes to the financial statements.


OUR REORGANIZATION AND STOCK OFFERING

     Hudson City Savings Bank is reorganizing into the mutual holding company structure. As part of the reorganization, Hudson City Bancorp is offering shares of its common stock to the public. After the reorganization, Hudson City Bancorp will own Hudson City Savings.


THE COMPANIES

HUDSON CITY SAVINGS BANK

     Hudson City Savings is a community and customer oriented savings bank that provides financial services primarily to individuals and families. We seek to differentiate ourselves from our competitors by providing high quality service while maintaining low operating costs. Our assets are almost evenly divided between residential mortgage loans and mortgage-backed and other investment securities. Deposits provide the funds for the loans and investments we make.

     Hudson City Savings has 75 branches located in Bergen, Burlington, Camden, Essex, Gloucester, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic, Union and Warren counties in New Jersey. At December 31, 1998, we had assets of $7.75 billion, deposits of $6.81 billion and equity of $901 million. We are the largest savings institution by asset size headquartered in New Jersey.


HUDSON CITY BANCORP, INC.

     Hudson City Bancorp, Inc. will be the holding company for Hudson City Savings Bank after the reorganization. Hudson City Bancorp has not engaged in any business to date.



HUDSON CITY, MHC

     Hudson City, MHC will own more than half of the outstanding common stock of Hudson City Bancorp after the reorganization. We do not expect that Hudson City, MHC will engage in any business activity other than owning a majority of the common stock of Hudson City Bancorp and managing dividends it receives from Hudson City Bancorp. We do not expect that Hudson City, MHC will waive dividends declared by Hudson City Bancorp.

FINANCIAL HIGHLIGHTS OF HUDSON CITY SAVINGS INCLUDE:


-    Residential Lending.

     Hudson City Savings is the third largest originator of residential mortgage loans in our market area. We originate the majority of these loans for our own portfolio, rather than for sale, and we service the loans we originate. At December 31, 1998, we had $3.57 billion of residential mortgage loans, representing 97.6% of our total loan portfolio.


-    Commitment to Cost Control.

     We have been effective at controlling our costs of operations. As a result of these efforts, our ratio of operating expenses to average assets was 0.84% for 1998. Our efficiency ratio, a commonly used industry ratio that measures the cost of producing each dollar of revenue, was 29.58%. These ratios are favorable compared to other savings institutions.


-    Interest Rate Strategy.

     To reduce the risk that our earnings will be hurt if interest rates change, we have invested in adjustable-rate mortgage-backed securities that are guaranteed by U.S. government agencies. At December 31, 1998, we had $2.17 billion of these securities. As part of our interest rate management strategy, we also originate adjustable-rate residential mortgage loans. At December 31, 1998, we had $1.85 billion of these loans.


-    Asset Quality.

     Through our commitment to residential lending and investment in mortgage-backed securities, we have had low levels of losses on loans and late payments. At December 31, 1998, our ratio of non-performing assets to total assets was 0.21% and our ratio of allowance for loan losses to non-performing loans was 115.47%. These ratios are favorable compared to those of most other savings institutions.


-    Capital Strength and Profitability.

     Our policy has always been to maintain the financial strength of Hudson City Savings through conservative risk management, a sound financial condition, consistent earnings and efficient operations. At December 31, 1998, our ratio of equity to assets was 11.62%, our return on average assets was 1.24% and our return on average equity was 10.90%.

DESCRIPTION OF OUR STRUCTURE AFTER THE REORGANIZATION

 This chart shows our new structure, which is commonly referred to as a mutual holding company structure, after the reorganization:


[DEPOSITORS IN HUDSON CITY SAVINGS BANK]
                   |
                   |
       limited voting rights and
        rights upon liquidation
                   |
                   |
                   |
                   |
           [HUDSON CITY, MHC]                     [PUBLIC STOCKHOLDERS]
                   |                                        |
                   |                                        |
     53% of Hudson City Bancorp's             47% of Hudson City Bancorp's
              Common Stock                             Common Stock
                   |                                        |
                   |                                        |
                   |                                        |
                   |                                        |
                   --------[HUDSON CITY BANCORP, INC.]-------
                                       |
                                       |
                                 100% ownership
                                       |
                                       |
                           [HUDSON CITY SAVINGS BANK]



PERSONS WHO CAN ORDER STOCK IN THE OFFERING

     We are offering the shares of common stock of Hudson City Bancorp in what we call a "subscription offering" in the order of priority listed below:

     (1) Depositors with accounts at Hudson City Savings with total balances of at least $100 on December 31, 1997;

     (2) Our employee stock ownership plan, which will provide retirement benefits to our employees; and

     (3) Depositors with accounts at Hudson City Savings with total balances of at least $100 on March 31, 1999;

     The shares of common stock not purchased in the subscription offering will be offered in what we call a "community offering" in the order of priority listed below:

     (1) Depositors with accounts at Hudson City Savings with total balances of at least $100 on [ ], 1999;

     (2)  Residents of New Jersey; and

     (3)  Other members of the public to whom we deliver a prospectus.

In order to assure a successful offering, we have the right to grant an overriding priority for institutional investors over other purchasers in the community offering for up to 25% of the shares we sell in the offering. We may offer shares of common stock not purchased in either the subscription offering or community offering to the public through a selling group of brokers on a best efforts basis or in an underwritten public offering.


TERMS OF THE OFFERING

     We are offering between 55,930,000 and 75,670,000 shares of common stock of Hudson City Bancorp to the public. The number of shares we sell in the offering may increase by 15% to 87,020,500 shares as a result of changes in financial markets. If we increase the number of shares we issue, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Ryan, Beck & Co., Inc. will use its best efforts to assist us in selling our stock.


HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PRICE PER SHARE

     The offering range is based on an independent appraisal of Hudson City Savings by RP Financial, LC., an appraisal firm experienced in appraisals of savings institutions. RP Financial has estimated that our market value at March [ ], 1999, is between $1.19 billion and $1.61 billion. This results in an offering of between 55,930,000 and 75,670,000 shares of stock at an offering price of $10.00 per share because we are only offering 47% of our stock to the public. RP Financial's estimate of our market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this offering. RP Financial's independent appraisal will be updated before we complete our reorganization.

     Two of the factors that RP Financial considered in determining our market value were the price-to-book ratio and the price-to-earnings ratio or P/E ratio. The price-to-book ratio represents the price per share of stock divided by its book value per share. After completion of the reorganization, each share of Hudson City Bancorp common stock, including the shares we issue to Hudson City, MHC, will have a book value of $9.65, assuming we sell 75,670,000 shares. This means that the price you pay for each share in this offering will be 103.63% of the book value.

     The P/E ratio represents the price per share of stock divided by earnings or net income per share. In our case, for 1998, our P/E ratio will be 14.29x, assuming we sell 75,670,000 shares of stock.

     The $10.00 price per share was determined by our board of managers and is the price per share most commonly used in stock offerings involving conversions of savings institutions.


LIMITS ON YOUR PURCHASE OF THE COMMON STOCK

     Your orders for common stock will be limited in the following ways:

     (1)  the minimum order is 25 shares;

     (2) in the subscription offering, the maximum amount that an individual may purchase is $500,000;

     (3) in the community offering, the maximum amount that an individual with his or her associates may purchase is $500,000; if you purchase $500,000 of common stock in the subscription offering you may still purchase up to $500,000 of common stock in the community offering;

     (4)  the total amount that an individual purchase is $2,500,000; and

     (5) if we receive orders for a greater number of shares than we are offering, then we will allocate the shares that we issue as described in "The Reorganization and The Offering--Limitations on Common Stock Purchases;" this may result in your receiving a smaller number of shares than you ordered.

We may increase both the $500,000 and $2.5 million purchase limitations if we do not receive orders for at least 55,930,000 shares. For additional information on these purchase limitations see "The Reorganization and The Offering -- Limitations on Common Stock Purchases."


HOW YOU MAY PAY FOR YOUR SHARES

     In the subscription offering and the community offering you may only pay for your shares by:

     (1)  personal check, official bank check or money order; or

     (2) authorizing us to withdraw money from your deposit accounts maintained with Hudson City Savings.

We may accept wire transfers from institutional investors in the community offering under the procedures described in "The Reorganization and The Offering-Procedure for Purchasing Shares in Subscription and Community Offerings- Payment for Shares."


YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

     If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your rights. We intend to take legal action against anyone who sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.


DEADLINE FOR ORDERS OF COMMON STOCK

     If you wish to purchase shares, you must submit, by mail or by overnight courier, a properly completed stock order form, together with payment for the shares, to the Stock Information Center by 10:00 a.m., eastern time, on [ ], 1999, unless we extend this deadline. You must submit your order forms by mail or overnight courier. You may not drop off your order forms at any of our branch offices.


TERMINATION OF THE OFFERING

     The subscription offering will terminate at 10:00 a.m., eastern time, on [ ], 1999. We expect that the community offering will terminate at the same time, but we may extend the date without notice to you, until [ ], 1999, unless regulators approve a later date.


MARKET FOR THE COMMON STOCK

     We expect the common stock to trade on the Nasdaq National Market System of The Nasdaq Stock Market under the symbol "HCBK." Ryan, Beck intends to make a market in the common stock but it is under no obligation to do so.


HOW WE INTEND TO USE THE PROCEEDS WE RAISE FROM THE OFFERING

     Assuming we sell 75,670,000 shares in the subscription offering, we intend to distribute the net proceeds from the offering as follows:

     -    $372.4 million will be contributed to Hudson City Savings;

     - $60.5 million will be loaned to the employee stock ownership plan of Hudson City Savings to fund its purchase of common stock; and

     -    $311.9 million will be retained by Hudson City Bancorp;

     Hudson City Bancorp may use the net proceeds retained from the offering as a possible source of funds to pay dividends to stockholders, to repurchase common stock, to finance the possible acquisition of other financial institutions and other businesses that are related to banking, to invest in securities or for other general corporate purposes. Hudson City Savings may use the proceeds it receives to fund new loans, to purchase mortgage-backed securities and investment securities or for general corporate purposes, including the possible establishment or acquisition of branch offices.


OUR POLICY REGARDING DIVIDENDS

     We currently plan to pay an annual cash dividend of $0.20 per share, payable quarterly at $0.05 per share starting the first quarter after we complete the reorganization. We do not guarantee that we will pay dividends, or that we will not reduce or eliminate dividends in future periods.

OUR DIRECTORS, OFFICERS AND EMPLOYEES WILL HAVE ADDITIONAL
COMPENSATION AND BENEFIT PROGRAMS AFTER THE REORGANIZATION

     We are adding two new benefit plans for our officers and employees at no cost to them:

     - Employee Stock Ownership Plan. This plan will cover most of our salaried employees. We will lend it money to buy up to 8% of the shares we sell in the offering. It will buy them either in the offering or in the open market. The plan will distribute the stock to employees over a thirty-year period as additional compensation for their services.

     - ESOP Restoration Plan. This plan will provide selected executive officers additional benefits if the tax laws limit their benefits or if they retire before the distribution of all stock under the employee stock ownership plan.

     We are also adding the following termination pay arrangements:

     - Employment Agreements and Change of Control Agreements. We are entering into employment agreements with Mr. Gudelski, our Chairman and Chief Executive Officer, Mr. Hermance, our President and Chief Operating Officer, and Mr. Tassillo, our Executive Vice President and Treasurer. If we discharge one of them without cause, or if one of them resigns because we do not meet our obligations under these agreements, we must make a termination payment. We are also entering into change of control agreements with four First Vice Presidents. These agreements have termination provisions similar to those in the employment agreements, but they apply only if there is a change of control.

     - Outside Directors Consultation Plan. We have added change of control protections to this plan. The protections will assure that each of our outside directors receives benefits if a change of control prematurely ends his or her service.

     We also plan to add the following stock-based benefit plans for our directors, officers and employees:

     - Stock Option Plan. Under this plan, we may grant our officers, directors and employees options to purchase our stock at a price that is set on the date we grant the option. The price that we set cannot be less than our stock's current trading price when we grant the options, so the options will have value only if our stock price increases. Recipients of options will have up to ten years to exercise their options.

     - Management Recognition Plan. This plan will allow selected officers, directors and employees to receive shares of our stock, without making any cash payment, if they work for us until the end of a specified service period or attain other performance goals.

Assuming we sell 75,670,000 shares, we expect to ask our stockholders for approval to grant options to purchase up to 7,567,000 of our shares and make stock grants under a management recognition plan of up to 3,026,800 shares under the plans described above. We will not implement a stock option plan or management recognition plan unless our stockholders approve them. We do not expect to ask our stockholders to approve these plans until at least six months after we complete the offering. We expect to obtain the shares we would need for these plans through stock repurchases.

     The following table presents the dollar value of the shares that we expect to grant under the employee stock ownership and the contemplated management recognition plans and of those to be granted under the stock option plan, and the percentage of Hudson City Bancorp's outstanding common stock that will be represented by these shares. We based the value of the shares for the employee stock ownership plan and management recognition plan on a price of $10.00 per share and the issuance of 75,670,000 shares of common stock.


                                                            Percentage of
                                          Value of        common stock sold
     Benefit plan                      shares granted      in the offering
----------------------------------     --------------     -----------------
                                                  (In Thousands)
Employee stock ownership plan.....        $60,536                    8%
Management recognition plan ......         30,268                    4%
Stock option plan ................           --                     10%
                                          -------              -------
                                          $90,804                   22%
                                          =======              =======

POSSIBLE CONVERSION OF HUDSON CITY, MHC TO STOCK FORM

     In the future, Hudson City, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." If Hudson City, MHC were to undertake a second-step conversion, Hudson City Bancorp's public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. This percentage would be adjusted to reflect the assets owned by Hudson City, MHC and any dividends waived by Hudson City, MHC. The board of managers has no current plan to undertake a "second-step conversion transaction." For a description of this possible second-step conversion, see "The Reorganization and The Offering -- Possible Conversion of Hudson City, MHC to Stock Form."


HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE OFFERING

     If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (201) [ ].

                                  RISK FACTORS



        You should consider carefully the following risk factors before deciding whether to invest in our common stock.

RISING INTEREST RATES MAY HURT OUR PROFITS.

     To be profitable, we have to earn more money in interest and fees than we pay as interest and other expenses. Of our residential mortgage loans, 48.1% have interest rates that are fixed for the term of the loan. We originate loans with terms of up to 30 years, while 70.0% of our deposit accounts consist of time deposit accounts with remaining terms to maturity of less than one year. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-backed securities and investment securities. This would cause our profits to decrease. Rising interest rates may also reduce the value of our mortgage-backed securities and investment securities. For additional information on our exposure to interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."


LOW DEMAND FOR MORTGAGE LOANS MAY LOWER OUR PROFITABILITY.

     Making residential mortgage loans is our primary business and primary source of profits. If customer demand for residential mortgage loans decreases, our profits may decrease because our alternative investments earn less revenue for us than residential mortgage loans. Customer demand for residential mortgage loans could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.


AFTER THE REORGANIZATION OUR RETURN ON AVERAGE EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES. THIS COULD HURT THE PRICE OF OUR COMMON STOCK.

     We will not be able to deploy the increased capital from this offering immediately. Our ability to profitably leverage our new capital will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. This will reduce our return on average equity to a level that will be lower than our historical ratios. For 1998, our return on average equity was 10.90%. Until we can leverage our increased capital and grow interest-earning assets, we expect our return on equity to be below the industry average, which may negatively impact the value of your stock.


STRONG COMPETITION WITHIN OUR MARKET AREA MAY REDUCE OUR CUSTOMER BASE.

     Competition in the banking and financial services industry is intense. We have competed for customers by offering excellent service and competitive rates on our loans and deposit products. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, we do not provide insurance products, trust or investment services, telephonic banking, banking services through home computers or other technologically advanced services. Customers who seek "one stop shopping" may be drawn to these institutions. Our profitability depends upon our continued ability to successfully compete in our market area.


THE IMPLEMENTATION OF STOCK-BASED BENEFITS WILL INCREASE OUR FUTURE COMPENSATION EXPENSE AND REDUCE OUR EARNINGS.

     We intend to adopt a stock option plan which will provide for the granting of options to purchase common stock, to adopt a management recognition plan that will provide for awards of common stock to our eligible officers, employees and directors and to have an employee stock ownership plan which will purchase shares in the reorganization. In addition, we intend to adopt a restoration plan that will supplement the benefits to select executive officers under the employee stock ownership plan. These plans will increase our future costs of compensating our directors and employees. The cost of these plans will vary based on our stock price.


THE YEAR 2000 PROBLEM COULD HURT OUR OPERATIONS AND OUR PROFITS AND COULD LOWER THE VALUE OF YOUR STOCK.

     We rely upon computers to conduct our daily business. Failure of any of our computer systems, those of the parties we do business with or the public infrastructure, including the electric and telephone companies, to process the new year may disrupt our ability to do routine business and to service our customers. For example, we may not be able to process withdrawals or deposits, prepare account statements or engage in any of the transactions that constitute our normal operations. This could hurt our profits. For additional information regarding the "Year 2000 Problem," see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Issues for the Year 2000."


HUDSON CITY, MHC'S VOTING CONTROL OVER HUDSON CITY BANCORP MAY PREVENT TRANSACTIONS YOU WOULD LIKE.

     Hudson City, MHC will own a majority of Hudson City Bancorp's common stock after the reorganization. Hudson City, MHC will be managed by the same directors and officers who manage Hudson City Savings. The board of directors of Hudson City, MHC will control the outcome of most matters put to a vote of stockholders of Hudson City Bancorp. We cannot assure you that the votes cast by Hudson City, MHC will be in your personal best interests as a stockholder. For more information regarding your lack of voting control over Hudson City Bancorp, see "Hudson City, MHC" and "Restrictions on Acquisition of Hudson City Bancorp and Hudson City Savings Bank."

                        SELECTED FINANCIAL AND OTHER DATA


     The summary information presented below under "Selected Financial Condition Data," "Selected Operating Data" and "Selected Financial Ratios and Other Data" at or for each of the years presented is derived in part from the audited financial statements of Hudson City Savings. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-1.




                                                                            AT DECEMBER 31,
                                           ----------------------------------------------------------------------------------
                                              1998              1997              1996              1995              1994
                                           ----------        ----------        ----------        ----------        ----------
                                                                             (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets ......................        $7,752,260        $7,313,999        $6,672,429        $5,429,142        $4,891,555
Loans .............................         3,659,407         3,463,803         3,171,458         2,791,802         2,606,059
Investment securities available for
  sale ............................           785,031           654,726           595,870           563,655           263,685
Mortgage-backed securities held to
  maturity ........................         3,070,931         3,022,225         2,710,078         1,865,930         1,642,927
Total cash and cash equivalents ...           156,875            95,674           121,601           133,032            86,431
Foreclosed real estate, net .......             1,026             1,410             2,385             3,440             1,942
Total deposits ....................         6,807,339         6,465,956         5,918,971         4,757,813         4,296,932
Total equity ......................           900,606           807,713           719,077           638,944           565,941




                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------
                                                  1998            1997            1996            1995            1994
                                                --------        --------        --------        --------        --------
                                                                             (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income ..................        $520,791        $500,442        $429,278        $363,102        $310,048
Interest expense on deposits ...........         311,084         297,484         242,667         195,543         133,746
                                                --------        --------        --------        --------        --------
  Net interest income ..................         209,707         202,958         186,611         167,559         176,302

Provision for loan losses ..............           2,400           2,850           2,275           1,000             789
                                                --------        --------        --------        --------        --------
  Net interest income after
     provision for loan losses .........         207,307         200,108         184,336         166,559         175,513
                                                --------        --------        --------        --------        --------

Non-interest income:
  Service charges and other income .....           4,930           4,710           3,896           4,212           3,864
  Gains on net securities transactions                24           1,594             152             307             482
                                                --------        --------        --------        --------        --------
     Total non-interest income .........           4,954           6,304           4,048           4,519           4,346
                                                --------        --------        --------        --------        --------

  Total non-interest expense ...........          63,492          62,919          60,958          61,054          65,056
                                                --------        --------        --------        --------        --------

Income before income tax expense .......         148,769         143,493         127,426         110,024         114,803

     Income tax expense ................          55,500          53,500          46,595          42,250          41,778
                                                --------        --------        --------        --------        --------

Net income .............................        $ 93,269        $ 89,993        $ 80,831        $ 67,774        $ 73,025
                                                ========        ========        ========        ========        ========

                                                                                        AT OR FOR THE
                                                                                   YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:                      1998           1997          1996           1995          1994
                                                             -------        -------       -------        -------       -------
PERFORMANCE RATIOS:
Return on average assets .........................              1.24%          1.27%         1.33%          1.32%         1.55%
Return on average equity .........................             10.90          11.79         11.93          11.24         13.71
Net interest rate spread (1) .....................              2.16           2.28          2.50           2.70          3.39
Net interest margin (2) ..........................              2.85           2.94          3.14           3.35          3.86
Non-interest expense to average assets ...........              0.84           0.89          1.00           1.19          1.38
Efficiency ratio (3) .............................             29.58          30.30         32.00          35.54         36.11
Average interest-earning assets to average
 interest-bearing liabilities ....................             1.16X          1.15X         1.16X          1.17X         1.16X

CAPITAL RATIOS:
Average equity to average assets .................             11.35%         10.79%        11.11%         11.72%        11.32%
Equity to assets .................................             11.62          11.04         10.78          11.77         11.57

REGULATORY CAPITAL RATIOS:
Leverage capital .................................             11.93          11.37         11.69          12.24         11.91
Total risk-based capital .........................             39.23          37.60         35.15          33.77         30.73

ASSET QUALITY RATIOS:
Non-performing loans to total loans ..............              0.42           0.47          0.53           0.75          0.84
Non-performing assets to total assets ............              0.21           0.24          0.29           0.45          0.49
Allowance for loan losses to non-performing loans             115.47          96.85         76.89          56.91         52.89
Allowance for loan losses to total loans .........              0.48           0.45          0.41           0.43          0.44

OTHER DATA:
Number of deposit accounts .......................           484,991        480,414       456,847        397,210       368,271
Branches .........................................                75             75            74             71            69

----------------------------------
(1) We determined this number by subtracting the weighted average cost of average interest-bearing liabilities from the weighted average yield on average interest-earning assets.

(2) We determined this ratio by dividing net interest income by average interest-earning assets.

(3) We determined this ratio by dividing total non-interest expense by the sum of net interest income and total non-interest income (adjusted to exclude net gains on securities transactions of $24,000 for 1998, $1,594,000 for 1997, $152,000 for 1996, $307,000 for 1995 and $482,000 for 1994).

                            HUDSON CITY SAVINGS BANK

     Hudson City Savings is a New Jersey chartered mutual savings bank, chartered in 1868. Hudson City Savings is the largest mutual savings bank in the country by asset size. Our deposits are insured by the FDIC. We are examined and regulated by the Department of Banking and Insurance of the State of New Jersey and the FDIC. Hudson City Savings Bank's executive offices are located at West 80 Century Road, Paramus, New Jersey 07652 and its telephone number is (201) 967-1900.

     Hudson City Savings is a community and customer oriented retail savings bank offering traditional deposit products, residential real estate mortgage loans and, to a lesser extent, consumer loans. Hudson City Savings operates through 75 full service banking offices located in Bergen, Burlington, Camden, Essex, Gloucester, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic, Union and Warren counties in New Jersey. As of June 30, 1998, Hudson City maintained a 5.0% share of all New Jersey deposits, and ranked fifth in the size of deposits overall. In 1997, our deposit base represented 6% of our market area's total reported deposits, positioning us as the fifth largest (in dollar volume) depository institution in the area. On a state-wide level, we also ranked as the fifth largest depository institution with a 4.6% share of all reported funds on deposit at the end of 1997. At December 31, 1998, we had total assets of $7.75 billion, total deposits of $6.81 billion and total equity of $901 million.

     At December 31, 1998, we had total loans of $3.66 billion, of which $3.57 billion, or 97.6%, were first mortgage loans. Of the residential mortgage loans outstanding at that date, 51.9% were adjustable-rate mortgage loans and 48.1% were fixed-rate loans. We retain substantially all of the loans that we originate. We also invest in mortgage-backed and investment securities, consisting primarily of U.S. government and government agency securities. Mortgage-backed securities equaled $3.07 billion or 39.6% of our total assets at December 31, 1998. For further information on our operations and financial condition, see "Business of Hudson City Savings Bank."


                            HUDSON CITY BANCORP, INC.

     Hudson City Bancorp is a newly organized Delaware corporation organized on March 3, 1999. Hudson City Bancorp has not engaged in any business to date, and, in the future will serve as a holding company of Hudson City Savings following the reorganization. A majority of the outstanding shares of Hudson City Bancorp's common stock will be owned by Hudson City, MHC. Hudson City Bancorp's executive offices are located at West 80 Century Road, Paramus, New Jersey 07652 and its telephone number is (201) 967-1900.


                                HUDSON CITY, MHC

     As part of our reorganization in structure, Hudson City Savings will organize Hudson City, MHC as a New Jersey chartered mutual savings bank holding company which will be registered as a bank holding company with the Federal Reserve Board. Persons who had liquidation rights with respect to Hudson City Savings as of the date of the reorganization will continue to have liquidation rights solely with respect to Hudson City, MHC. Their liquidation rights in Hudson City, MHC will exist as long as they maintain a deposit account of Hudson City

Savings. Hudson City, MHC's executive offices are located at West 80 Century Road, Paramus, New Jersey 07652 and its telephone number is (201) 967-1900.

     Hudson City, MHC's principal assets will be the shares of common stock of Hudson City Bancorp it receives in the reorganization and approximately $200,000 it receives as its initial capitalization. At the present time, we expect that Hudson City, MHC will not engage in any business activity other than its investment in a majority of the common stock of Hudson City Bancorp and the management of any cash dividends received from Hudson City Bancorp. Federal and state law and regulations require that as long as Hudson City, MHC is in existence it must own a majority of Hudson City Bancorp's common stock. Federal and state law, regulations, and the plan of reorganization, permit Hudson City, MHC to convert to the stock form of organization. For additional information regarding a stock conversion, see "Regulation of Hudson City Savings Bank and Hudson City Bancorp -- Possible Conversion of Hudson City MHC to Stock Form."


               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $549.6 million and $744.8 million.

     HUDSON CITY BANCORP INTENDS TO DISTRIBUTE THE NET PROCEEDS FROM THE OFFERING AS FOLLOWS:


                                                               NUMBER OF SHARES SOLD
                                                         --------------------------------
                                                           55,930,000          75,670,000
                                                         ------------        ------------
Offering proceeds ...............................        $559,300,000        $756,700,000
Offering expenses ...............................           9,709,000          11,888,000
                                                         ------------        ------------
Net offering proceeds ...........................         549,591,000         744,812,000
Less:
 Proceeds contributed to Hudson City Savings ....         274,795,500         372,406,000
 Proceeds used for loan to employee
   stock ownership plan .........................          44,744,000          60,536,000
                                                         ------------        ------------
Proceeds remaining for general corporate purposes        $230,051,500        $311,870,000
                                                         ============        ============


     If regulatory or market conditions change and we are required to sell 87,020,500 shares of stock, then we estimate the net proceeds to be $857.1 million. If we sell 87,020,500 shares of stock, then our loan to the employee stock ownership plan would be $69.6 million.

     The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering or underwritten public offering are used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of Hudson City Bancorp and Hudson City Savings. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Hudson City Savings but will result in a reduction of Hudson City Savings' deposits and interest expense as funds are transferred from interest-bearing time deposits or other deposit accounts.

     HUDSON CITY BANCORP MAY USE THE PROCEEDS IT RETAINS FROM THE OFFERING:

     (1)  to pay dividends to stockholders;

     (2)  to repurchase shares of common stock issued in the offering;

     (3) to finance the possible acquisition of financial institutions or other businesses that are related to banking;

     (4)  to invest in securities; and

     (5)  for general corporate purposes.

     HUDSON CITY SAVINGS MAY USE THE PROCEEDS IT RECEIVES FROM THE OFFERING:

     (1)  to fund new loans;

     (2)  to purchase mortgage-backed securities and investment securities;

     (3) to finance the possible establishment or acquisition of branch offices; and

     (4)  for general corporate purposes.


                         OUR POLICY REGARDING DIVIDENDS

     Hudson City Bancorp currently plans to pay a cash dividend at an annual rate of $0.20 per share. The dividend would be declared and payable quarterly at a rate of $0.05 per share starting with the first quarter after the reorganization. The payment of dividends will be subject to determination of our board of directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by Hudson City Savings to Hudson City Bancorp. We can not guarantee that we will pay dividends or that, if paid, that we will not reduce or eliminate dividends in the future.

     If Hudson City Bancorp pays dividends to its stockholders, it will be required to pay dividends to Hudson City, MHC, unless Hudson City, MHC elects to waive dividends. We do not currently anticipate that Hudson City, MHC will waive dividends paid by Hudson City Bancorp. Any decision to waive dividends will be subject to regulatory approval. See "Regulation of Hudson City Savings Bank and Hudson City Bancorp -- Dividend Waivers by Hudson City, MHC."

     As the principal asset of Hudson City Bancorp, Hudson City Savings will provide the principal source of funds for the payment of dividends by Hudson City Bancorp. New Jersey law provides that dividends may be paid by Hudson City Savings only out of net income, earned surplus or undivided profits. However, Hudson City Savings will not be permitted to pay dividends on its capital stock if, among other things, its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Reorganization and The Offering -- Effects of the Reorganization -- Depositors' Rights If We Liquidate; Liquidation Account."

     Hudson City Bancorp is subject to the requirements of Delaware law which generally limits dividends to an amount equal to the difference between the amount by which total assets exceed total liabilities and the amount equal to the aggregate par value of the outstanding shares of capital stock. If there is no difference between these amounts, dividends are limited to net income for the current and/or immediately preceding year.

     Any payment of dividends by Hudson City Savings to Hudson City Bancorp, which would be deemed to be drawn out of Hudson City Savings' bad debt reserves, would require a payment of taxes at the then-current tax rate by Hudson City Savings on the amount of earnings deemed to be removed from bad debt reserves for such distribution. Hudson City Savings does not intend to make any distribution to Hudson City Bancorp that would create this type of a tax liability. See "Taxation."


                           MARKET FOR THE COMMON STOCK

     We have not previously issued common stock, and there is currently no established market for the common stock. We have received conditional approval from The Nasdaq Stock Market to have our common stock quoted on the National Market System of The Nasdaq Stock Market under the symbol "HCBK" after the reorganization. One of the requirements for continued quotation of the common stock on The Nasdaq Stock Market is that there be at least three market makers for the common stock. Ryan, Beck has advised us that it intends to make a market in the common stock following the reorganization, but is under no obligation to do so. We will seek to encourage and assist at least two additional market makers to make a market in its common stock.

     Making a market involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices. Various securities laws and other regulatory requirements apply to these activities. While we believe that there will be other broker-dealers to act as market makers for our common stock, we can not guarantee you that there will be three or more market makers for the common stock.

     Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and therefore you should not view the common stock as a short-term investment. We can not assure you than an active and liquid trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10.00 per share or that quotations will be available on The Nasdaq Stock Market as contemplated.

                          REGULATORY CAPITAL COMPLIANCE

 At December 31, 1998, we exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under generally accepted accounting principles and our compliance with regulatory capital standards at December 31, 1998, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of December 31, 1998 and that Hudson City Savings received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the ESOP and the cost of the shares expected to be acquired by the restricted stock plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Hudson City Savings, see "Regulation of Hudson City Savings Bank and Hudson City Bancorp -- Federal Banking Regulation Capital Requirements."


                                            PRO FORMA AT DECEMBER 31, 1998 BASED UPON THE SALE AT $10.00 PER SHARE
                                  ------------------------------------------------------------------------------------------
                                                                      55,930,000 SHARES                65,800,000 SHARES
                                        HISTORICAL AT                  (MINIMUM OF THE                 (MIDPOINT OF THE
                                      DECEMBER 31, 1998                     RANGE)                          RANGE)
                                  --------------------------      --------------------------      --------------------------
                                                   PERCENT                         PERCENT                         PERCENT
                                                     OF                              OF                              OF
                                    AMOUNT         ASSETS(2)        AMOUNT         ASSETS(2)        AMOUNT         ASSETS(2)
                                  ----------       ---------      ----------       ---------      ----------       ---------
GAAP Capital (3) .........        $  900,606        11.62%        $1,108,086        13.92%        $1,145,047        14.32%
                                  ==========        =====         ==========        =====         ==========        =====

Leverage Capital:
    Capital Level(4) .....        $  898,494        11.93%        $1,105,974        14.29%        $1,142,935        14.70%
    Requirement(5) .......           225,985         3.00            232,216         3.00            233,324         3.00
                                  ----------        -----         ----------        -----         ----------        -----
    Excess ...............        $  672,509         8.93%        $  873,758        11.29         $  909,611        11.70%
                                  ==========        =====         ==========        =====         ==========        =====

Tier I Risk Based Capital:
    Capital Level(4)(6) ..        $  898,494        38.48%        $1,105,974        47.36%        $1,142,935        48.94%
    Requirement ..........            93,409         4.00             95,907         4.00             96,352         4.00
                                  ----------        -----         ----------        -----         ----------        -----
    Excess ...............        $  805,085        34.48%        $1,010,067        43.36%        $1,046,583        44.94%
                                  ==========        =====         ==========        =====         ==========        =====

Total Risk-Based Capital:
    Capital Level(4)(6) ..        $  916,206        39.23%        $1,123,686        46.87%        $1,160,647        48.18%

    Requirement ..........           186,818         8.00            191,815         8.00            192,703         8.00
                                  ----------        -----         ----------        -----         ----------        -----
    Excess ...............        $  729,388        31.23%        $  931,871        38.87%        $  967,944        40.18%
                                  ==========        =====         ==========        =====         ==========        =====

                                            PRO FORMA AT DECEMBER 31, 1998 BASED UPON THE SALE AT $10.00 PER SHARE
                                            ----------------------------------------------------------------------
                                                                                     87,020,500 SHARES
                                                      75,670,000 SHARES                 (15% ABOVE
                                                       (MAXIMUM OF THE                MAXIMUM OF THE
                                                           RANGE)                        RANGE)(1)
                                                 --------------------------      -------------------------
                                                                  PERCENT                         PERCENT
                                                                    OF                              OF
                                                   AMOUNT         ASSETS(2)        AMOUNT         ASSETS(2)
                                                 ----------       ---------      ----------       ---------
GAAP Capital (3) .........                       $1,182,008        14.71%        $1,224,514        15.16%
                                                 ==========        =====         ==========        =====

Leverage Capital:
    Capital Level(4) .....                       $1,179,896        15.10%        $1,222,402        15.56%
    Requirement(5) .......                          234,433         3.00            235,708         3.00
                                                 ----------        -----         ----------        -----
    Excess ...............                       $  945,463        12.10%        $  986,694        12.56%
                                                 ==========        =====         ==========        =====

Tier I Risk Based Capital:
    Capital Level(4)(6) ..                       $1,179,896        50.52%        $1,222,902        52.35%
    Requirement ..........                           96,796         4.00             97,307         4.00
                                                 ----------        -----         ----------        -----
    Excess ...............                       $1,083,100        46.52%        $1,125,095        48.35%
                                                 ==========        =====         ==========        =====

Total Risk-Based Capital:
    Capital Level(4)(6) ..                       $1,197,608        49.49%        $1,240,114        50.98%

    Requirement ..........                          193,592         8.00            194,614         8.00
                                                 ----------        -----         ----------        -----
    Excess ...............                       $1,004,016        41.49%        $1,045,500        42.98%
                                                 ==========        =====         ==========        =====




     (1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.

     (2) Leverage capital levels are shown as a percentage of "total assets," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC Regulations.

     (3)  GAAP is defined as Generally Accepted Accounting Principles.

     (4) Pro forma capital levels assume receipt by Hudson City Savings of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the offering range. These levels assume funding by Hudson City Savings of the restricted stock plan equal to 4% of the common stock issued, including repayment of Hudson City Bancorp's loan to the employee stock ownership plan to enable the plan to purchase 8% of the common stock issued.

     (5) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4% to 5%.

     (6) Assumes net proceeds are invested in assets that carry risk-weighting equal to the actual risk weighting of Hudson City Savings' assets as of December 31, 1998.

                                 CAPITALIZATION

 The following table presents the historical deposits and capitalization of Hudson City Savings at December 31, 1998, and the pro forma consolidated capitalization of Hudson City Bancorp after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may affect materially the capitalization.


                                                                            PRO FORMA CAPITALIZATION AT DECEMBER 31, 1998
                                                                     ---------------------------------------------------------------
                                                                      55,930,000      65,800,000     75,670,000    87,020,500 SHARES
                                                                        SHARES          SHARES          SHARES        (15% ABOVE
                                                                     (MINIMUM OF     (MIDPOINT OF    (MAXIMUM OF      MAXIMUM OF
                                                        HISTORICAL      RANGE)          RANGE)         RANGE)          RANGE)(1)
                                                        ----------    ----------     ------------    -----------   -----------------
                                                                                    (IN THOUSANDS)
Deposits(2) .........................................   $6,807,339    $6,807,339      $6,807,339     $6,807,339       $6,807,339
                                                        ==========    ==========      ==========     ==========       ==========

Stockholders' equity:
    Preferred stock, $.01 par value, 200,000,000
      shares authorized; none to be issued ..........   $     --      $     --        $     --       $     --         $     --
                                                        ----------    ----------      ----------     ----------       ----------
    Common stock, $.01 par value, 800,000,000
      shares authorized; to be issued as reflected(3)         --           1,190           1,400          1,610            1,852
                                                        ----------    ----------      ----------     ----------       ----------
    Additional paid-in capital(4) ...................         --         548,401         645,802        743,202          855,212
                                                        ----------    ----------      ----------     ----------       ----------
    Retained earnings(5) ............................      899,933       899,733         899,733        899,733          899,733
Plus:
    Accumulated other comprehensive income ..........          673           673             673            673              673
Less:
    Common stock acquired by the employee stock
ownership plan (6) ..................................         --          44,744          52,640         60,536           69,616
                                                        ----------    ----------      ----------     ----------       ----------
    Common stock acquired by the restricted stock
plan (7) ............................................         --          22,372          26,320         30,268           34,808
                                                        ----------    ----------      ----------     ----------       ----------
Total stockholders' equity ..........................   $  900,606    $1,382,881      $1,468,648     $1,554,414       $1,653,046
                                                        ==========    ==========      ==========     ==========       ==========

-------------------------------
     (1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of changes in market or general financial and economic conditions following the commencement of the offering.

     (2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals from deposit accounts would reduce pro forma deposits by the amount of such withdrawals

     (3)  Reflects shares to be issued to Hudson City, MHC as follows:
          63,070,000 shares at the minimum of the estimated valuation range, 74,200,000 shares at the midpoint, 85,330,000 at the maximum and 98,129,500 at 15% above the maximum.

     (4) Reflects the issuance of shares sold in the offering at a value of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to Hudson City Bancorp's proposed stock option plan intended to be adopted by Hudson City Bancorp and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the offering.

     (5) The retained earnings of Hudson City Savings will be substantially restricted after the offering. The reduction in historical retained earnings of reflects the retention by Hudson City, MHC of $200,000 upon completion of the reorganization as its initial capitalization.

     (6) Assumes that 8% of the shares issued in connection with the offering will be purchased by the employee stock ownership plan and the funds used to acquire the employee stock ownership plan shares will be borrowed from Hudson City Bancorp. The common stock acquired by the employee stock ownership plan is reflected as reduction of stockholders' equity.

     (7) Assumes that, subsequent to the offering, as amount equal to 4% of the shares of common stock issued in the offering is purchased by a management recognition plan through open market purchases. The proposed management recognition plan is intended to be adopted by Hudson City Bancorp and presented for approval of stockholders at a meeting of stockholders to be held at least six months, following completion of the offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                 PRO FORMA DATA

     We can not determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $549.6 million and $744.8 million, or $857.1 million if the offering range is increased by 15%, based upon the following assumptions:

     -    we will sell all shares of common stock in the subscription offering;

     - we will pay Ryan, Beck a fee equal to 1.20% of the aggregate purchase price for sales in the subscription offering except for shares sold to the employee stock ownership plan, employee benefit plans, and officers, directors and their immediate families; and

     - total expenses, excluding the marketing fees paid to Ryan, Beck, will be approximately $13.1 million.

     We calculated the pro forma consolidated net income and stockholders' equity of Hudson City Bancorp for 1998, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 4.52%. We chose this yield because it represents the yield on one-year U.S. Government securities at December 31, 1998. In light of changes in interest rates in recent periods, Hudson City Bancorp and Hudson City Savings believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method. We assumed a tax rate of 37.3% for the period. This results in an after-tax yield of 2.83% for 1998.

     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of pro forma consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds. As discussed under "How We Intend to Use the Proceeds from the Offering," Hudson City Bancorp intends to retain 50% of the net proceeds from the offering and intends to make a loan to the employee stock ownership plan to fund the employee stock ownership plan's purchase of 8% of the common stock.

     The table below gives effect to the management recognition plan, which we expect to adopt following the reorganization and present, along with the stock option plan, to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the management recognition plan is approved by stockholders, the restricted stock plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, either through open market purchases or from authorized but unissued shares of common stock, if permissible. On preparing the table below we assumed that stockholder approval has been obtained and that the shares acquired by the restricted stock plan are purchased in the open market at the purchase price.

     The table below does not give effect to:

     (1) the shares to be reserved for issuance under the stock option plan, which requires stockholder approval at a meeting following the reorganization.

     (2) withdrawals from deposit accounts for the purpose of purchasing common stock in the reorganization;

     (3)  Hudson City Bancorp's results of operations after the reorganization;
          or

     (4)  the market price of the common stock after the reorganization.

     The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Hudson City Bancorp computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                                                      AT OR FOR THE YEAR DECEMBER 31, 1998
                                                                                 -------------------------------------------------
                                                                                          55,930,000
                                                                                        SHARES SOLD AT          65,800,000
                                                                                          $10.00 PER          SHARES SOLD AT
                                                                                            SHARE            $10.00 PER SHARE
                                                                                         (MINIMUM OF           (MIDPOINT OF
                                                                                            RANGE)                RANGE)
                                                                                        -------------        ----------------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross proceeds ...........................................................              $     559,300          $     658,000
Less:  offering expenses and commissions .................................                      9,709                 10,798
                                                                                        -------------          -------------
Estimated net proceeds ...................................................                    549,591                647,202
                                                                                        -------------          -------------
Less:
 Common stock purchased by the employee stock ownership plan(1) ..........                     44,744                 52,640
 Common stock purchased by the management recognition plan(2) ............                     22,372                 26,320
                                                                                        -------------          -------------
 Estimated net proceeds, as adjusted .....................................              $     482,475          $     568,242
                                                                                        =============          =============

Net income:
Historical ...............................................................              $      93,269          $      93,269
Pro forma income on net proceeds, as adjusted ............................                     13,654                 16,081
 Pro forma employee stock ownership plan adjustment (1) ..................                       (935)                (1,100)
 Pro forma management recognition plan adjustment (2) ....................                     (2,805)                (3,301)
                                                                                        -------------          -------------
Pro forma net income .....................................................              $     103,183          $     104,949
                                                                                        =============          =============

Per share net income (3):
 Historical ..............................................................              $        0.83          $        0.70
 Pro forma income on net proceeds, as adjusted ...........................                       0.12                   0.12
 Pro forma employee stock ownership plan adjustment (1) ..................                      (0.01)                 (0.01)
 Pro forma management recognition plan adjustment (2) ....................                      (0.02)                 (0.02)
                                                                                        -------------          -------------
Pro forma net income per share ...........................................              $        0.92          $        0.79
                                                                                        =============          =============

Number of shares outstanding for pro forma net income per share
  calculations(1) ........................................................                112,884,987            132,805,867

Stockholders' equity:
 Historical ..............................................................              $     900,406          $     900,406
 Estimated net proceeds ..................................................                    549,591                647,202
 Less: Common stock acquired by employee stock ownership plan (1) ........                    (44,744)               (52,640)
 Less: Common stock acquired by management recognition plan(2) ...........                    (22,372)               (26,320)
                                                                                        -------------          -------------
Pro forma stockholders' equity (2) (4) (5) ...............................              $   1,382,881          $   1,468,648
                                                                                        =============          =============

Stockholders' equity per share (3):
 Historical ..............................................................              $        7.57          $        6.43
 Estimated net proceeds ..................................................                       4.62                   4.62
 Less: Common stock acquired by employee stock ownership plan (1) ........                      (0.38)                 (0.38)
 Less: Common stock acquired by management recognition plan (2) ..........                      (0.19)                 (0.19)
                                                                                        -------------          -------------
Pro forma stockholders' equity per share(5) ..............................              $       11.62          $       10.48
                                                                                        =============          =============
Offering price as a percentage of pro forma stockholders' equity per share                      86.06%                 95.42%
                                                                                        =============          =============
Offering price to pro forma net income per share .........................                     10.87x                 12.66x
                                                                                        =============          =============

                                                                                     AT OR FOR THE YEAR DECEMBER 31, 1998
                                                                                    ---------------------------------------
                                                                                                              87,020,500
                                                                                       75,670,000           SHARES SOLD AT
                                                                                     SHARES SOLD AT        $10.00 PER SHARE
                                                                                    $10.00 PER SHARE          (15% ABOVE
                                                                                       (MAXIMUM OF            MAXIMUM OF
                                                                                         RANGE)               RANGE) (6)
                                                                                    ----------------       ----------------
                                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross proceeds ...........................................................           $     756,700          $     870,205
Less:  offering expenses and commissions .................................                  11,888                 13,141
                                                                                     -------------          -------------
Estimated net proceeds ...................................................                 744,812                857,064
                                                                                     -------------          -------------
Less:
 Common stock purchased by the employee stock ownership plan(1) ..........                  60,536                 69,616
 Common stock purchased by the management recognition plan(2) ............                  30,268                 34,808
                                                                                     -------------          -------------
 Estimated net proceeds, as adjusted .....................................           $     654,008          $     752,640
                                                                                     =============          =============

Net income:
Historical ...............................................................           $      93,269          $      93,269
Pro forma income on net proceeds, as adjusted ............................                  18,508                 21,300
 Pro forma employee stock ownership plan adjustment (1) ..................                  (1,265)                (1,455)
 Pro forma management recognition plan adjustment (2) ....................                  (3,796)                (4,365)
                                                                                     -------------          -------------
Pro forma net income .....................................................           $     106,716          $     108,749
                                                                                     =============          =============

Per share net income (3):
 Historical ..............................................................           $        0.61          $        0.53
 Pro forma income on net proceeds, as adjusted ...........................                    0.12                   0.12
 Pro forma employee stock ownership plan adjustment (1) ..................                   (0.01)                 (0.01)
 Pro forma management recognition plan adjustment (2) ....................                   (0.02)                 (0.02)
                                                                                     -------------          -------------
Pro forma net income per share ...........................................           $        0.70          $        0.62
                                                                                     =============          =============

Number of shares outstanding for pro forma net income per share
  calculations(1) ........................................................             152,726,747            175,635,759

Stockholders' equity:
 Historical ..............................................................           $     900,406          $     900,406
 Estimated net proceeds ..................................................                 744,812                857,064
 Less: Common stock acquired by employee stock ownership plan (1) ........                 (60,536)               (69,616)
 Less: Common stock acquired by management recognition plan(2) ...........                 (30,268)               (34,808)
                                                                                     -------------          -------------
Pro forma stockholders' equity (2) (4) (5) ...............................           $   1,554,414          $   1,653,046
                                                                                     =============          =============

Stockholders' equity per share (3):
 Historical ..............................................................           $        5.59          $        4.86
 Estimated net proceeds ..................................................                    4.63                   4.63
 Less: Common stock acquired by employee stock ownership plan (1) ........                   (0.38)                 (0.38)
 Less: Common stock acquired by management recognition plan (2) ..........                   (0.19)                 (0.19)
                                                                                     -------------          -------------
Pro forma stockholders' equity per share(5) ..............................           $        9.65          $        8.92
                                                                                     =============          =============
Offering price as a percentage of pro forma stockholders' equity per share                  103.63%                112.11%
                                                                                     =============          =============
Offering price to pro forma net income per share .........................                  14.29x                 16.13x
                                                                                     =============          =============

                                                    (See footnotes on next page)

-------------------------------

     (1) It is assumed that 8% of the shares of common stock issued in connection with our reorganization will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Hudson City Bancorp. The amount to be borrowed is reflected as a reduction of stockholders' equity. Hudson City Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Hudson City Saving's total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal, with an assumed interest rate at 7.75%. The pro forma net income assumes: (i) that Hudson City Savings's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the year ended December 31, 1998, and was made at the end of the period; (ii) that 149,147 shares at the minimum of the offering range, 175,467 shares at the midpoint of the offering range, 201,787 shares at the maximum of the offering range and 232,055 shares at 15% above the maximum of the offering range, were committed to be released during the year ended December 31, 1998 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

     (2) Gives effect to the management recognition plan expected to be adopted by Hudson City Bancorp following the offering and presented for approval at a meeting of stockholders. The management recognition stock plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in connection with the offering, or 2,237,200 shares at the minimum of the offering range, 2,632,000 shares at the midpoint of the offering range, 3,026,800 shares of the maximum of the offering range and 3,480,820 shares at 15% above the maximum of the offering range, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Hudson City Bancorp, if any. In calculating the pro forma effect of the management recognition plan, it is assumed that the shares were acquired by the management recognition plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of Hudson City Bancorp's common stock to the restricted stock plans instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.81% and pro forma net income per share would be $0.90 at the minimum of the offering range, $0.77 at the midpoint of the offering range, $0.69 at the maximum of the offering range and $0.61 at 15% above the maximum of the offering range. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the purchase price.

     (3) The per share calculations are determined by adding the number of shares assumed to be issued to Hudson City, MHC and sold in the offering and for purposes of calculating income per share, in accordance with SOP 93-6, subtracting 4,325,253 shares at the minimum of the offering range, 5,088,533 shares at the midpoint of the offering range, 5,851,813 shares at the maximum of the offering range and 6,729,585 shares of 15% above the maximum of the offering range representing the employee stock ownership plan shares which have not been committed for release during the year ended December 31, 1998. Thus, it is assumed at December 31, 1998 that 119,000,000 shares of common stock are outstanding at the minimum of the offering range, 140,000,000 shares of common stock are outstanding at the midpoint of the offering range, 161,000,000 shares of common stock are outstanding at the maximum of the offering range and 185,150,000 shares of common stock are outstanding at 15% above the maximum of the offering range. Assuming the uncommitted employee stock ownership plan shares were not subtracted from the number of shares of common stock outstanding at December 31, 1998, the offering price as a multiple of pro forma net income per share would be 11.36x at the minimum of the offering range, 16.67x at 15% above the maximum of the estimated offering range, respectively. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 119,000,000 shares at the minimum of the offering range, 140,000,000 shares at the midpoint of the offering range, 161,000,000 shares at the maximum of the offering range and 185,150,000 shares at 15% above the maximum of the offering range.

     (4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Hudson City Bancorp following the offering. Hudson City Bancorp expects to present the stock option plan for approval at a meeting of stockholders. Under the stock option plan, an amount equal to 10% of the common stock issued in connection with the offering, or 5,593,000 shares at the minimum of the offering range, 6,580,000 shares at the midpoint of the offering range, 7,567,000 shares of the maximum of the offering range and 8,702,050 shares at 15% above the maximum of the offering range, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the beginning of the period at an exercise price of $10.00 per share, the pro forma net income per share would be $0.88 at the minimum of the offering range, $0.76 at the midpoint of the offering range, $0.68 at the maximum of the offering range and $0.60 at 15% above the maximum of the offering range, and pro forma stockholder's equity per share would be $11.56 at the minimum of the offering range, $10.48 at the midpoint of the offering range, $9.68 at the maximum of the offering range and $8.99 at 15% above the maximum of the offering range.

     (5) The retained earnings of Hudson City Savings will continue to be substantially restricted after the offering. Pro Forma retained earnings have been reduced by $200,000 to reflect the initial capitalization of Hudson City, MHC.

     (6) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of changes in market or general considerations or changes in market or general financial and economic conditions following the commencement of the offering.

                            HUDSON CITY SAVINGS BANK
                              STATEMENTS OF INCOME

 These Statements of Income of Hudson City Savings for the years ended December 31, 1998, 1997 and 1996 have been audited by KPMG LLP, independent certified public accountants. The Independent Auditors' Report thereon appears on page F-2 of this prospectus. These Statements of Income should be read in conjunction with the Financial Statements and accompanying Notes to Financial Statements beginning on page F-7 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page [ ] of this prospectus.


                                                                                             YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------------------
                                                                                       1998            1997            1996
                                                                                     --------        --------        --------
                                                                                                 (IN THOUSANDS)
Interest income:
 Interest and fees on first mortgage loans ..................................        $259,320        $245,432        $221,930
 Interest and fees on consumer and other loans ..............................           7,272           7,685           8,135
 Interest on mortgage-backed securities .....................................         201,592         201,323         157,050
 Interest on investment securities held to maturity:
 Taxable ....................................................................              54            --              --
  Exempt from federal taxes .................................................              48              61             112
 Interest and dividends on investment securities available for sale - taxable          49,666          43,140          37,587
 Interest on federal funds sold .............................................           2,839           2,801           4,464
                                                                                     --------        --------        --------

 Total interest income ......................................................         520,791         500,442         429,278

Interest expense on deposits ................................................         311,084         297,484         242,667
                                                                                     --------        --------        --------

   Net interest income ......................................................         209,707         202,958         186,611

Provision for loan losses ...................................................           2,400           2,850           2,275
                                                                                     --------        --------        --------

 Net interest income after provision for loan losses ........................         207,307         200,108         184,336
                                                                                     --------        --------        --------
Non-interest income:
 Service charges and other income ...........................................           4,930           4,710           3,896
 Gains on net securities transactions .......................................              24           1,594             152
                                                                                     --------        --------        --------
 Total non-interest income ..................................................           4,954           6,304           4,048
                                                                                     --------        --------        --------
Non-interest expense:
 Salaries and employee benefits .............................................          39,260          38,781          37,034
 Net occupancy expense ......................................................          11,753          11,888          11,941
 Federal deposit insurance assessment .......................................             783             757              43
 Amortization of goodwill ...................................................           1,610           1,771           2,030
 Computer and related services ..............................................           1,212           1,104           1,150
 Other expense ..............................................................           8,874           8,618           8,760
                                                                                     --------        --------        --------
       Total non-interest expense ...........................................          63,492          62,919          60,958
                                                                                     --------        --------        --------
Income before income tax expense ............................................         148,769         143,493         127,426
Income tax expense ..........................................................          55,500          53,500          46,595
                                                                                     --------        --------        --------
Net income ..................................................................        $ 93,269        $ 89,993        $ 80,831
                                                                                     ========        ========        ========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This discussion and analysis reflects Hudson City Savings' financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Hudson City Savings' Financial Statements and accompanying Notes to Financial Statements beginning on page [ ] of this prospectus, and the other statistical data provided elsewhere in this prospectus.

GENERAL

     Hudson City Savings' results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits and savings deposits. Our results of operations are also affected by our provision for loan losses, non-interest income, and non-interest expense. Non-interest expense consists primarily of salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income consists mainly of service fees and charges.

     Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact us. Additionally, our lending activity is concentrated in loans secured by real estate located in New Jersey. Accordingly, our results of operations are affected by regional market and economic conditions.

FORWARD LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

MANAGEMENT STRATEGY

     Our primary management strategy has been to offer savings deposits and residential mortgage loans to increase earnings and manage growth. We seek to differentiate ourselves by providing high quality service to our customers while maintaining low costs. We also try to limit our exposure to changes in interest rates by monitoring and managing our interest rate-sensitive assets and liabilities. To accomplish these strategies, we:

     (1) emphasize the origination of one- to four-family residential mortgage loans;

     (2) purchase adjustable-rate mortgage-backed securities to supplement loan originations and to assist in the management of interest rate risk;

     (3) offer competitive rates to attract new deposits and to maintain our existing deposit base;

     (4) seek to be a low cost provider of financial services by controlling operating expenses;

     (5)  manage growth primarily through internal expansion; and

     (6)  provide attentive service to customers.


     After completion of the reorganization, we expect to continue to grow through expansion using borrowings to supplement deposits as a funding source. We also intend to grow by adding new branch offices. This strategy has been successful for us in the past. We may also use proceeds from the offering to acquire branch offices and make other acquisitions. See "How We Intend to Use the Proceeds from the Offering."


MANAGEMENT OF INTEREST RATE RISK

     As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both our level of income and expense recorded on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity.

     During 1998, we operated under a "flat yield curve" in a low interest rate environment. A flat yield curve environment features little difference in interest rates offered on short-term and long-term investments. In that environment, we experienced both increased interest rate competition related to loan originations and above-average prepayment rates related to mortgage loans and mortgage-backed securities, both of which adversely impact long-term profitability. The flat yield curve environment and modest declines in market interest rates experienced during 1998 reduced our interest rate spread compared to the prior year. Recent troubled economic conditions in several nations throughout Europe, Asia, and South and Central America have created interest rate volatility for U.S. government and agency obligations. We can not predict at this time what, if any, effect these conditions will have on the local and regional economy, and real estate market.

     Due to the nature of our operations, we are not subject to foreign currency exchange or commodity price risk. Instead, our real estate loan portfolio, concentrated in New Jersey, is subject to risks associated with the local economy. We do not own any trading assets. We did not engage in any hedging transactions that use derivative instruments (such as interest rate swaps and caps) during 1998 and did not have any such hedging transactions in place at

December 31, 1998. In the future, we may, with approval of our board of directors, engage in hedging transactions utilizing derivative instruments.

     The primary objectives of our interest rate management strategy are to:

     (1) evaluate the interest rate risk inherent in certain balance sheet accounts;

     (2) determine the appropriate level of interest rate risk given our business plan, the current business environment and our capital and liquidity requirements; and

     (3) manage interest rate risk in a manner consistent with the approved guidelines and policies set by our board of managers.

We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

     To achieve the objectives of managing interest rate risk, our Asset Liability Committee meets weekly to discuss and monitor the market interest rate environment compared to interest rates that are offered on our products. This committee consists of the Chief Executive Officer, the Chief Operating Officer and the Investment Officer. The Asset Liability Committee presents periodic reports to the board of managers at its regular meetings, as well as a comprehensive quarterly report to the Asset Management Committee of the board of managers. The quarterly reports address the results of activities and strategies and the effect that changes in interest rates will have on our results of operations and the present value of our equity.

     Historically, our lending activities have emphasized one- to four-family first and second mortgage loans. Our primary source of funds has been deposits, consisting primarily of time deposits, which have substantially shorter terms to maturity than the loan portfolio. We have employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including:

     (1)  purchasing mortgage-backed securities with adjustable-rate features;

     (2)  purchasing shorter-term federal agency securities with call options;
          and

     (3) emphasizing the origination of 15 year fixed-rate and adjustable-rate first mortgage loans.

     We believe that the frequent repricing of our adjustable-rate mortgage loans and adjustable-rate securities, which reduces the exposure to interest rate fluctuations, will benefit our long-term profitability. Although we have emphasized the origination of variable-rate mortgage products, the prevailing low interest rate environment has resulted in the increased demand for fixed-rate first mortgage loans. The result has been an increase in the proportion of fixed-rate loans in our portfolio. This may have an adverse impact on our net interest income, particularly in a rising interest rate environment.

     In addition, the actual amount of time before mortgage loans and mortgage-backed securities are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. We monitor interest rate sensitivity so that we can make adjustments to our asset and liability mix on a timely basis.

     Gap Analysis. The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a financial institution's interest rate sensitivity "gap." An asset or liability is said to be "interest rate sensitive" within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.

     A gap is considered positive when the amount of interest-earnings assets maturing or repricing within a specific time period exceeds the amount of interest-bearing liabilities maturing or repricing within that specific time period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing within a specific time period exceeds the amount of interest-earning assets maturing or repricing within the same period. During a period of rising interest rates, a financial institution with a negative gap position would be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus a decrease in the institution's net interest income. An institution with a positive gap position would be expected, absent the effect of other factors, to experience the opposite result. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to reduce net interest income.

     At December 31, 1998, based on the assumptions below, our interest-bearing liabilities maturing or repricing within one year exceeded our interest-earning assets maturing or repricing within the same period by $1.29 billion. This represented a negative cumulative one-year interest rate sensitivity gap of 16.6%, and a ratio of interest-earning assets maturing or repricing within one year to interest-bearing liabilities maturing or repricing within one year of 74.6%. Our negative gap position could more adversely impact our net interest income in a rising rate environment than if we had a positive gap position. Our policy sets a maximum negative cumulative one-year gap as a percent of total assets at 22%, and a maximum positive cumulative one-year gap as a percent of total assets at 5%. Our policy also sets the ratio of interest-earning assets maturing or repricing within one year to interest-bearing liabilities at one year to a minimum of 65% and a maximum of 107%.

     The following table presents the amounts of our interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which we anticipate to reprice or mature in each of the future time periods shown. Except as stated below, we determined the amounts of assets and liabilities shown which reprice or mature during a particular period in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The information presented in the following table is also based on the following assumptions:

     (1) we assumed an annual prepayment rate of 16.0% for mortgage loans repricing or maturing after one year;

     (2) we assumed an annual prepayment rate of 20.0% for mortgage-backed securities repricing or maturing after one year;

     (3) we reported federal agency securities with call options, that we believed would be called, at the earlier of the next call date or contractual maturity date;

     (4) we reported savings and interest-bearing demand accounts that had no stated maturity using decay rates of: 2.5% in less than six months, 2.5% in six months to one year, 25% in one year to two years, 30% in two years to three years, 20% in three years to five years, and 20% in over five years; and

     (5) we reported money market accounts using decay rates of: 25% in less than six months, 25% in six months to one year, 25% in one year to two years, and 25% in two years to three years.

Deposit decay rates, as reflected items 4 and 5 above, are based on regulatory guidance, as modified by our historical experience. Deposit decay rates, prepayment rates and anticipated call dates can have a significant impact on the estimated interest sensitivity gap. While we believe that our assumptions are reasonable, they may not be indicative of actual future deposit decay activity, mortgage and mortgage-backed securities prepayments, and the actual timing of federal agency calls. We have excluded non-accrual loans from the table.

                                                                                AT DECEMBER 31, 1998
                                                    --------------------------------------------------------------------------
                                                        SIX               MORE THAN             MORE THAN           MORE THAN
                                                      MONTHS              SIX MONTHS            ONE YEAR          TWO YEARS TO
                                                      OR LESS            TO ONE YEAR          TO TWO YEARS         THREE YEARS
                                                    -----------          -----------          ------------         -----------
                                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
     First mortgage loans ..................        $   429,749          $   460,492          $   474,957          $   439,691
     Consumer and other loans ..............             28,347                  952                1,783                2,731
     Federal funds sold ....................             69,800                 --                   --                   --
     Mortgage-backed securities ............          1,228,497            1,127,667              143,131              115,710
     Investment securities (1) .............            401,027               34,716                  419                1,105
                                                    -----------          -----------          -----------          -----------
          Total interest-earning assets ....          2,157,420            1,623,827              620,290              559,237
                                                    -----------          -----------          -----------          -----------

INTEREST-BEARING LIABILITIES:
    Savings accounts .......................             21,453               22,346              207,621              249,145
    Interest-bearing demand accounts .......              2,511                2,511               25,109               30,131
    Money market accounts ..................            126,300              126,300              126,300              126,301
    Time deposits ..........................          3,345,325            1,419,844              254,084               22,331
                                                    -----------          -----------          -----------          -----------
          Total interest-bearing liabilities          3,495,589            1,571,001              613,114              427,908
                                                    -----------          -----------          -----------          -----------

Interest sensitivity gap ...................        $(1,338,169)         $    52,826          $     7,176          $   131,329
                                                    ===========          ===========          ===========          ===========

Cumulative interest sensitivity gap ........        $(1,338,169)         $(1,285,343)         $(1,278,167)         $(1,146,838)
                                                    ===========          ===========          ===========          ===========

Cumulative interest sensitivity gap
    as a percentage of total assets ........             (17.26)%             (16.58)%             (16.49)%             (14.79)%

Cumulative interest-earning
    assets as a percentage of
    interest-bearing liabilities ...........               61.72%               74.63%               77.50%               81.22%

                                                                           AT DECEMBER 31, 1998
                                                           ----------------------------------------------------
                                                             MORE THAN
                                                            THREE YEARS          MORE THAN
                                                           TO FIVE YEARS        FIVE YEARS            TOTAL
                                                           -------------        -----------         -----------
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
     First mortgage loans ..................               $   456,614          $ 1,298,101         $ 3,559,604
     Consumer and other loans ..............                    13,883               38,891              86,587
     Federal funds sold ....................                      --                   --                69,800
     Mortgage-backed securities ............                    92,862              363,064           3,070,931
     Investment securities (1) .............                   194,127              155,030             786,424
                                                           -----------          -----------         -----------
          Total interest-earning assets ....                   757,486            1,855,086           7,573,346
                                                           -----------          -----------         -----------

INTEREST-BEARING LIABILITIES:
    Savings accounts .......................                   166,097              166,097             832,759
    Interest-bearing demand accounts .......                    20,087               20,087             100,436
    Money market accounts ..................                      --                   --               505,201
    Time deposits ..........................                    14,298                 --             5,055,882
                                                           -----------          -----------         -----------
          Total interest-bearing liabilities                   200,482              186,184           6,494,278
                                                           -----------          -----------         -----------

Interest sensitivity gap ...................               $   557,004          $ 1,668,902         $ 1,079,068
                                                           ===========          ===========         ===========

Cumulative interest sensitivity gap ........               $  (589,834)         $ 1,079,068
                                                           ===========          ===========

Cumulative interest sensitivity gap
    as a percentage of total assets ........                     (7.61)%             13.92%

Cumulative interest-earning
    assets as a percentage of
    interest-bearing liabilities  ..........                     90.65%             116.62%


     (1) If we classified our investment securities available for sale at December 31, 1998 within the one-year maturing or repricing category, net interest-bearing liabilities maturing or repricing within one year would have exceeded interest-earning assets maturing or repricing within the same time period by $936.1 million, representing a cumulative one-year gap of negative 12.07% of total assets.

     The methods used in the previous table has some shortcomings. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features which limit changes in interest rates on a short-term basis and over the life of the loan. If interest rates change, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to make payments on their adjustable-rate loans may decrease if interest rates increase.

     Present Value of Equity. In addition to the gap analysis table, we also use a simulation model to monitor interest rate risk. This model reports the present value of equity in different interest rate environments, assuming an instantaneous and permanent interest rate shock to all interest rate-sensitive assets and liabilities. The present value of equity is the difference between the present value of expected cash flows of interest rate-sensitive assets and liabilities. The changes in market value of assets and liabilities due to changes in interest rates reflect the interest sensitivity of those assets and liabilities as their values are derived from the characteristics of the asset or liability (i.e., fixed rate, adjustable-rate, caps, floors) relative to the current interest rate environment. For example, in a rising interest rate environment the fair market value of a fixed rate asset will decline, whereas the fair market value of an adjustable-rate asset, depending on its repricing characteristics, may not decline. Increases in the market value of assets will increase the present value of equity whereas decreases in market value of assets will decrease the present value of equity. Conversely, increases in the market value of liabilities will decrease the present value of equity whereas decreases in the market value of liabilities will increase the present value of equity.

     The following table presents the estimated present value of equity over a range of interest rate change scenarios at December 31, 1998. The present value ratio shown in the table is the present value of equity as a percent of the present value of total assets in each of the different rate environments. For purposes of this table, we have made assumptions such as prepayment rates and decay rates similar to those used for the gap analysis table.

                                                                 PRESENT VALUE OF EQUITY AS PERCENT OF
                          PRESENT VALUE OF EQUITY                        PRESENT VALUE OF ASSETS
  CHANGE IN      --------------------------------------------    --------------------------------------
INTEREST RATES      DOLLAR            DOLLAR          PERCENT        PRESENT VALUE        PERCENT
(BASIS POINTS)      AMOUNT            CHANGE          CHANGE             RATIO             CHANGE
--------------   ----------        ----------         --------       -------------        ---------
                                   (DOLLARS IN THOUSANDS)
     200         $  892,561        $ (239,291)        (21.14)%           11.92%            (17.45)%
     150            961,328          (170,524)        (15.07)            12.68             (12.19)
     100          1,029,126          (102,726)        (9.08)             13.40             (7.20)
      50          1,085,211           (46,641)        (4.12)             13.98             (3.19)
       0          1,131,852              --            --                14.44              --
     (50)         1,132,983             1,131          0.10              14.40             (0.28)
    (100)         1,119,106           (12,746)        (1.13)             14.20             (1.66)
    (150)         1,108,808           (23,044)        (2.04)             14.03             (2.84)
    (200)         1,092,321           (39,531)        (3.49)             13.80             (4.43)


     As in the case of the gap analysis table, the methods we used in the previous table have some shortcomings. This type of modeling requires that we make assumptions which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For example, we assume the composition of the interest rate-sensitive assets and liabilities will remain constant over the period being measured and that all interest rate shocks will be uniformly reflected across the yield curve, regardless of the duration to maturity or repricing. The table assumes that we will take no action in response to the changes in interest rates. In addition, prepayment estimates and other assumptions within the model are subjective in nature, involve uncertainties, and, therefore, cannot be determined with precision. Accordingly, although the present value of equity model may provide an estimate of our interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in interest rates on our present value of equity.


ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, mortgage-backed securities and investment securities, and the expense we pay on interest-bearing liabilities, such as time deposits. Net interest income depends on our volume of interest-earning assets and interest-bearing liabilities and the interest rates we earned or paid on them.

Average Balance Sheet

     The following table presents certain information regarding Hudson City Savings' financial condition and net interest income for 1998, 1997 and 1996. The table presents the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. We derived the yields and costs by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. We derived average balances from daily balances over the periods indicated. Interest income includes fees which we considered adjustments to yields.



                                                                     YEARS ENDED DECEMBER 31,

                                                                 1998                              1997
                                                    --------------------------------   --------------------------------
                                                                             AVERAGE                            AVERAGE
                                                     AVERAGE                  YIELD/    AVERAGE                  YIELD/
                                                     BALANCE      INTEREST     COST     BALANCE      INTEREST     COST
                                                    ----------   ----------  -------   ----------   ----------  -------
ASSETS:                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 First mortgage loans, net (1) .................    $3,426,309   $  259,320    7.57%   $3,193,099   $  245,432    7.69%
 Consumer and other loans ......................        84,782        7,272    8.58        86,476        7,685    8.89
 Federal funds sold ............................        55,264        2,839    5.14        52,760        2,801    5.31
 Mortgage-backed securities ....................     3,053,628      201,592    6.60     2,949,557      201,323    6.83
 Investment securities .........................       743,151       49,768    6.70       629,050       43,201    6.87
                                                    ----------   ----------            ----------   ----------
   Total interest-earning assets ...............     7,363,134      520,791    7.07     6,910,942      500,442    7.24
                                                                 ----------                         ----------
 Non-interest-earning assets ...................       172,142                            164,203
                                                    ----------                         ----------
  Total assets .................................    $7,535,276                         $7,075,145
                                                    ==========                         ==========

LIABILITIES AND EQUITY:
 INTEREST-BEARING LIABILITIES:
 Savings accounts ..............................    $  834,057   $   22,777    2.73%   $  845,600   $   23,837    2.82%
 Interest-bearing demand accounts ..............        92,276        1,959    2.12        88,924        1,868    2.10
 Money market accounts .........................       498,337       14,329    2.88       508,218       14,859    2.92
 Time deposits .................................     4,913,089      272,019    5.54     4,556,812      256,920    5.64
                                                    ----------   ----------            ----------   ----------
  Total interest-bearing liabilities ...........     6,337,759      311,084    4.91     5,999,554      297,484    4.96
                                                    ----------   ----------            ----------   ----------

NON-INTEREST-BEARING LIABILITIES:
 Non-interest-bearing deposits .................       286,322                            262,072
 Other non-interest-bearing liabilities ........        55,667                             50,117
                                                    ----------                         ----------
Total non-interest-bearing liabilities .........       341,989                            312,189
                                                    ----------                         ----------
  Total liabilities ............................     6,679,748                          6,311,743
 Equity ........................................       855,528                            763,402
                                                    ----------                         ----------
  Total liabilities and equity .................    $7,535,276                         $7,075,145
                                                    ==========                         ==========

Net interest income/net interest rate spread (2)                 $  209,707    2.16%                $  202,958    2.28%
                                                                 ==========                         ==========
Net interest-earning assets/net
 interest margin (3) ...........................    $1,025,375                 2.85%   $  911,388                 2.94%
                                                    ==========                         ==========
Ratio of interest-earning assets to
 interest-bearing liabilities ..................                               1.16X                              1.15X



                                                                                   1996
                                                            ------------------------------------------------
                                                                                                    AVERAGE
                                                             AVERAGE                                 YIELD/
                                                             BALANCE             INTEREST             COST
                                                            ----------          ----------          -------
ASSETS:                                                                   (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 First mortgage loans, net (1) .................            $2,858,926          $  221,930           7.76%
 Consumer and other loans ......................                90,045               8,135           9.03
 Federal funds sold ............................                86.551               4,464           5.16
 Mortgage-backed securities ....................             2,336,817             157,050           6.72
 Investment securities .........................               566,784              37,699           6.65
                                                            ----------          ----------
   Total interest-earning assets ...............             5,939,123             429,278           7.23
                                                                                ----------
 Non-interest-earning assets ...................               156,815
                                                            ----------
  Total assets .................................            $6,095,938
                                                            ==========

LIABILITIES AND EQUITY:
 INTEREST-BEARING LIABILITIES:
 Savings accounts ..............................            $  881,291          $   25,209           2.86%
 Interest-bearing demand accounts ..............                85,031               1,820           2.14
 Money market accounts .........................               534,558              15,825           2.96
 Time deposits .................................             3,631,959             199,813           5.50
                                                            ----------          ----------
  Total interest-bearing liabilities ...........             5,132,839             242,667           4.73
                                                            ----------          ----------

NON-INTEREST-BEARING LIABILITIES:
 Non-interest-bearing deposits .................               242,615
 Other non-interest-bearing liabilities ........                43,191
                                                            ----------
Total non-interest-bearing liabilities .........               285,806
                                                            ----------
  Total liabilities ............................             5,418,645
 Equity ........................................               677,293
                                                            ----------
  Total liabilities and equity .................            $6,095,938
                                                            ==========

Net interest income/net interest rate spread (2)                                $  186,611           2.50%
                                                                                ==========
Net interest-earning assets/net
 interest margin (3) ...........................            $  806,284                               3.14%
                                                            ==========
Ratio of interest-earning assets to
 interest-bearing liabilities ..................                                                     1.16X



--------------------------------
     (1) Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

     (2) We determined net interest spread by subtracting the weighted average cost of average interest-bearing liabilities from the weighted average yield on average interest-earning assets.

     (3) We determined net interest margin by dividing net interest income by average interest-earning assets.

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

     (1) changes attributable to changes in volume (changes in volume multiplied by prior rate);

     (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and

     (3)  the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.



                                              1998 COMPARED TO 1997                        1997 COMPARED TO 1996
                                       ------------------------------------           ------------------------------------
                                               INCREASE (DECREASE)                          INCREASE (DECREASE)
                                           IN NET INTEREST INCOME DUE TO                IN NET INTEREST INCOME DUE TO
                                       ------------------------------------           ------------------------------------

                                        VOLUME         RATE           NET              VOLUME        RATE           NET
                                       --------      --------      --------           --------     --------       --------
                                                                        (IN THOUSANDS)
INTEREST-EARNING ASSETS:
 First mortgage loans, net .......     $ 17,698      $ (3,810)     $ 13,888           $ 25,705     $ (2,203)      $ 23,502
 Consumer and other loans ........         (149)         (264)         (413)              (319)        (131)          (450)
 Federal funds sold ..............          130           (92)           38             (1,790)         127         (1,663)
 Mortgage-backed securities ......        6,983        (6,714)          269             41,787        2,486         44,273
 Investment securities ...........        7,665        (1,098)        6,567              4,245        1,257          5,502
                                       --------      --------      --------           --------     --------       --------
        Total ....................       32,327       (11,978)       20,349             69,628        1,536         71,164
                                       --------      --------      --------           --------     --------       --------
INTEREST-BEARING LIABILITIES:
 Savings accounts ................         (322)         (738)       (1,060)            (1,010)        (362)        (1,372)
 Interest-bearing demand accounts            71            20            91                 82          (34)            48
 Money market accounts ...........         (286)         (244)         (530)              (772)        (194)          (966)
 Time deposits ...................       19,793        (4,694)       15,099             52,032        5,075         57,107
                                       --------      --------      --------           --------     --------       --------
         Total ...................       19,256        (5,656)       13,600             50,332        4,485         54,817
                                       --------      --------      --------           --------     --------       --------
 Net change in net interest income     $ 13,071      $ (6,322)     $  6,749           $ 19,296     $ (2,949)      $ 16,347
                                       ========      ========      ========           ========     ========       ========


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

     Hudson City Savings' total assets increased $438.3 million, or 6.0%, to $7.75 billion at December 31, 1998 from $7.31 billion at December 31, 1997.

     At December 31, 1998, loans increased $195.6 million, or 5.7%, to $3.66 billion, while investment securities available for sale increased $130.3 million, or 19.9%, to $785.0 million. Mortgage-backed securities held to maturity, which amounted to 39.6% of total assets at December 31, 1998, increased $48.7 million, or 1.6%, to $3.07 billion at December 31, 1998 from $3.02 billion at December 31, 1997. These increases reflect our strategy of emphasizing the origination of one- to four-family residential mortgage loans, supplemented by the purchase of investment securities and mortgage-backed securities. Additionally, federal funds sold which are overnight investments, increased $45.2 million, or 183.7%, to $69.8 million at December 31, 1998 from $24.6 million at December 31, 1997. Levels of federal funds sold may vary significantly as they represent our daily investment of excess liquidity.

     The growth in total assets was funded primarily by an increase of $341.4 million, or 5.3%, in total deposits to $6.81 billion at December 31, 1998, compared with $6.47 billion at December 31, 1997. Interest-bearing deposits accounted for $300.6 million, or 88.0%, of the growth in total deposits and were $6.49 billion at December 31, 1998, an increase of 4.9% from $6.19 billion at December 31, 1997. Of our interest-bearing deposits, time deposits increased $288.2 million, or 6.0%, to $5.06 billion at December 31, 1998 from $4.77 billion at December 31, 1997. The increase in time deposits primarily reflects an increase in time deposits with original maturities of less than twenty-four months. The growth in interest-bearing deposits primarily reflects our strategy of offering competitive interest rates on time deposits and the relative stability of the remainder of the deposit base.

     Total equity increased $92.9 million, or 11.5%, to $900.6 million at December 31, 1998, from $807.7 million at December 31, 1997, primarily due to $93.3 million of net income for 1998.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

GENERAL

     Net income was $93.3 million for 1998, an increase of $3.3 million, or 3.7%, compared with net income of $90.0 million for 1997. The increase was primarily attributable to a $6.7 million increase in net interest income offset by a $1.4 million decrease in total non-interest income and a $2.0 million increase in income tax expense.


INTEREST INCOME

     Total interest income increased $20.4 million, or 4.1%, to $520.8 million for 1998 compared with $500.4 million for 1997. Interest and fees on first mortgage loans accounted for $13.9 million, or 68.1%, of the increase in total interest income as it increased to $259.3 million for 1998. This represents a 5.7% increase over interest and fees on first mortgage loans of $245.4 million for 1997. Interest and dividends on investment securities available for sale - taxable increased $6.6 million, or 15.3%, to $49.7 million for 1998 compared with $43.1 million for 1997.

     The increase in total interest income was due to a $452.2 million, or 6.5%, increase in the average balance of total interest-earning assets to $7.36 billion for 1998 compared with $6.91 billion for 1997. The average balance of first mortgage loans, net, increased $233.2 million, or 7.3%, to $3.43 billion for 1998 compared with $3.19 billion for 1997. This increase primarily reflects our continued emphasis on one- to four-family mortgage loan originations, which increased $268.1 million, or 39.6%, to $944.9 million during 1998 from $676.8 million in 1997. The average balance of mortgage-backed securities increased $104.1 million, or 3.5%, to $3.05 billion for 1998 compared with $2.95 billion for 1997. The average balance of investment securities increased $114.1 million, or 18.1%, to $743.2 million for 1998 compared with $629.1 million for 1997. These increases reflect our continued strategy of controlled internal growth and the use of our investments to increase interest income while managing interest rate risk.

     The increase in total interest-earning assets was partially offset by a 17 basis point decrease in the average yield on interest-earning assets to 7.07% for 1998 from 7.24% for 1997.

The average yield on first mortgage loans, net, decreased 12 basis points to 7.57% for 1998 compared with 7.69% for the prior year. The average yield on mortgage-backed securities decreased 23 basis points to 6.60% for 1998 compared with 6.83% for 1997. The average yield on investment securities decreased 17 basis points to 6.70% for 1998 compared with 6.87% for 1997. The lower interest rate environment along with the relatively flat yield curve that prevailed during 1998 and the end of 1997 resulted in the downward repricing of our interest rate-sensitive assets. In addition, the average yield on our assets was affected by the refinancing of many of our existing loans to loans with lower interest rates.


INTEREST EXPENSE

     Interest expense on deposits increased $13.6 million, or 4.6%, to $311.1 million for 1998 compared with $297.5 million for 1997. Interest expense on time deposits, which accounted for 87.4% of interest expense on deposits, increased $15.1 million, or 5.9%, to $272.0 million for 1998 from $256.9 million for 1997. The increase of $15.1 million in interest expense on time deposits was partially offset by a $1.0 million, or 4.2%, decrease in interest expense on savings accounts to $22.8 million for 1998 from $23.8 million for 1997.

     The overall increase in interest expense was attributable to an increase of $338.2 million, or 5.6%, in the average balance of total interest-bearing liabilities to $6.34 billion for 1998 compared with $6.00 billion for 1997. The major component of the increase in the average balance of interest-bearing liabilities was a $356.3 million, or 7.8%, increase to $4.91 billion in the average balance of time deposits during 1998 compared with an average balance of time deposits of $4.56 billion during 1997. This increase reflects our strategy of funding asset growth through competitive pricing of our time deposit products. The impact of the increase in the average balance of total interest-bearing liabilities was slightly offset by a 5 basis point decrease in the average cost of total interest-bearing liabilities to 4.91% for 1998 compared with 4.96% for 1997. This decrease reflects the overall lower interest rate environment that prevailed during 1998 and the end of 1997.


NET INTEREST INCOME

     Net interest income for 1998 increased $6.7 million, or 3.3%, to $209.7 million compared with $203.0 million for 1997. Net interest rate spread, the difference between the average yield on average total interest-earning assets and the average cost of average total interest-bearing liabilities, decreased 12 basis points to 2.16% for 1998 from 2.28% for the prior year. Net interest margin, represented by net interest income divided by average total interest-earning assets, decreased 9 basis points to 2.85% for 1998 compared with 2.94 % for 1997. These decreases were primarily due to slight declines in interest rates we paid on our interest-bearing deposits, while interest-earning assets continued to reprice downward more significantly in 1998.


PROVISION FOR LOAN LOSSES

     During 1998 we provided $2.4 million for loan losses, compared to $2.9 million for 1997. Net loan charge-offs were approximately $0.3 million for both 1998 and 1997. This resulted in the allowance for loan losses, which is established through a provision for loan losses charged against income, increasing by $2.1 million, or 13.5%, to $17.7 million at December 31, 1998, from $15.6 million at December 31, 1997.

     The decline in the provision for loan losses reflects an overall decline in non-performing loans. The increase in the allowance for loan losses reflects the continued growth in the loan portfolio. At December 31, 1998, the allowance for loan losses as a percentage of loans was 0.48% compared with 0.45% at December 31, 1997. As a percentage of non-performing loans at December 31, 1998, the allowance for loan losses was 115.5%, compared with 96.9% for 1997. Non-performing loans which we defined as non-accruing loans and accruing loans delinquent 90 days or more decreased $0.8 million, or 5.0%, to $15.3 million at December 31, 1998 from $16.1 million at December 31, 1997.

     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for estimated losses.


NON-INTEREST INCOME

     Non-interest income includes service fees on deposit accounts, other service charges and net gains on sales of securities. Total non-interest income decreased $1.3 million, or 20.6%, to $5.0 million for 1998 compared with $6.3 million for 1997. The decrease is primarily due to a $1.6 million decrease in the gain on net securities transactions from the prior year. In 1997, substantially all of our gain on net securities transactions was from the sale of common stock of a federal government agency.


NON-INTEREST EXPENSE

     Total non-interest expense increased $0.6 million, or 1.0%, to $63.5 million during 1998 compared with $62.9 million for the prior year. Salaries and employee benefits and net occupancy expense comprised 80.4% of total non-interest expense for 1998. Salaries and employee benefits increased $0.5 million, or 1.3%, to $39.3 million for 1998 compared with $38.8 million for 1997, reflecting routine salary increases partially offset by a decrease in benefits expense. Non-interest expense also includes amortization of goodwill of $1.6 million for 1998. We expect to fully amortize the remaining goodwill during 1999.

     Our efficiency ratio (determined by dividing non-interest expense by the sum of net interest income and non-interest income, excluding gains on securities transactions) was 29.6% for 1998 compared with 30.3% for 1997. The efficiency ratio reflects our efforts to control operating expenses by increasing operating efficiencies. The ratio of non-interest expense to average assets was 0.84% for 1998 and 0.89% for 1997.


INCOME TAXES

     Income tax expense increased $2.0 million, or 3.7%, to $55.5 million for 1998 compared with $53.5 million for 1997, resulting in a stable effective tax rate of 37.3% for both 1998 and 1997.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND 1996

     Hudson City Savings' total assets increased $641.6 million, or 9.6%, to $7.31 billion at December 31, 1997 from $6.67 billion at December 31, 1996.

     At December 31, 1997, loans increased $292.3 million, or 9.2%, to $3.46 billion, while investment securities available for sale increased $58.8 million, or 9.9%, to $654.7 million. Mortgage-backed securities held to maturity, which comprise 41.3% of total assets at December 31, 1997, increased $312.1 million, or 11.5%, to $3.02 billion at December 31, 1997. Federal funds sold decreased $27.6 million, or 52.9%, to $24.6 million at December 31, 1997 from $52.2 million at December 31, 1996.

     The growth in total assets was funded primarily by an increase of $547.0 million, or 9.2%, in total deposits to $6.47 billion at December 31, 1997 compared with $5.92 billion at December 31, 1996. Interest-bearing deposits accounted for $524.5 million, or 95.9%, of the growth in total deposits and were $6.19 billion at December 31, 1997, an increase of 9.3% from $5.67 billion at December 31, 1996. Of our interest-bearing deposits, time deposits increased $565.0 million, or 13.5%, to $4.77 billion at December 31, 1997 from $4.20 billion at December 31, 1996. Slightly offsetting the increase in time deposits at December 31, 1997 was a decrease in savings deposits of $22.6 million, or 2.6%, to $835.1 million compared with $857.7 million at December 31, 1996. Money market deposits at December 31, 1997 were $500.0 million, reflecting a decrease of $20.1 million, or 3.9%, from $520.1 million at December 31, 1996. Demand deposits increased to $272.3 million at December 31, 1997, an increase of $22.5 million, or 9.0%, compared with $249.8 million at December 31, 1996.

     Our total equity increased $88.6 million, or 12.3%, to $807.7 million at December 31, 1997, from $719.1 million at December 31, 1996, primarily due to $90.0 million of net income for 1997, partially offset by $1.4 million of accumulated other comprehensive income related to unrealized losses on investment securities available for sale.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

GENERAL

     Net income was $90.0 million for 1997, an increase of $9.2 million, or 11.4%, compared with net income of $80.8 million for 1996. The increase was primarily attributable to a $16.4 million increase in net interest income and an increase of $2.3 million in total non-interest income offset by an increase in total non-interest expense and income tax expense of $2.0 million and $6.9 million, respectively.


INTEREST INCOME

     Total interest income increased $71.1 million, or 16.6%, to $500.4 million for 1997 compared with $429.3 million for 1996. Interest on mortgage-backed securities accounted for $44.2 million, or 62.2%, of the 1997 increase in total interest income. The increase of $44.2 million in interest on mortgage-backed securities represented a 28.1% increase to $201.3 million for 1997 compared with $157.1 million for 1996. Interest and fees on first mortgage loans increased $23.5 million, or 10.6%, to $245.4 million for 1997, compared with $221.9 million for the prior year. Additionally, interest and dividends on investment securities available for sale-taxable increased $5.5 million, or 14.6%, to $43.1 million for 1997 from $37.6 million for 1996, while interest on federal funds sold decreased $1.7 million, or 37.8% to $2.8 million for 1997.

     The increase in total interest income was primarily due to a $971.8 million, or 16.4 %, increase in the average balance of total interest-earning assets to $6.91 billion for 1997 compared with $5.94 billion for 1996. During 1996 and 1997 it was our strategy to significantly increase our size through internal growth. The focus of this growth was increasing our deposit base and deploying the funds generated by increasing loan originations and investments in mortgage-backed securities. The significant increase in the average balance of total interest-earning assets in 1997 was the result of our deployment of the funds we generated by deposit growth during 1996 and 1997. The average balance of first mortgage loans, net, increased $334.2 million, or 11.7%, to $3.19 billion for 1997 compared with $2.86 billion for 1996, while the average balance of mortgage-backed securities increased $612.7 million, or 26.2%, to $2.95 billion for 1997 compared with $2.34 billion for 1996. In addition, the average balance of investment securities increased by $62.3 million, or 11.0%, to $629.1 million in 1997 compared with $566.8 million in 1996, reflecting the deployment of excess funding from the increase in deposits.

     The average yield on interest-earning assets remained constant at 7.24% for 1997 compared with 7.23% for 1996. The average yield on first mortgage loans, net, decreased 7 basis points, to 7.69% for 1997 from 7.76% for the prior year. The average yield on mortgage-backed securities increased 11 basis points to 6.83% for 1997 from 6.72% for 1996. The average yield on investment securities increased 22 basis points to 6.87% for 1997 from 6.65% for 1996. A slight upward trend in overall market interest rates during 1996 allowed us to invest deposits in higher-yielding mortgage-backed securities and investment securities. This resulted in higher yields on mortgage-backed securities and investment securities for 1997.


INTEREST EXPENSE

     Interest expense on deposits increased $54.8 million, or 22.6%, to $297.5 million for 1997 compared with $242.7 million for 1996. Interest expense on time deposits, which accounted for 86.4% of interest expense on deposits, increased $57.1 million, or 28.6%, to $256.9 million for 1997 from $199.8 million for 1996. The $57.1 million increase in interest expense on time deposits was partially offset by a $1.4 million, or 5.6 %, decrease in interest expense on savings accounts to $23.8 million for 1997 from $25.2 million for 1996.

     The overall increase in interest expense on deposits was attributable to an increase of $866.7 million, or 16.9%, in the average balance of total interest-bearing liabilities to $6.00 billion for 1997 compared with $5.13 billion for 1996. The increase reflects our intent in 1996 and 1997 to significantly increase our deposit base by aggressively pricing our time deposits. Accordingly, the major component of the net increase in the average balance of interest-bearing liabilities was a $924.9 million, or 25.5%, increase to $4.56 billion in the average balance of time deposits during 1997 compared with $3.63 billion during 1996. The average balance of interest-bearing demand accounts increased $3.9 million, or 4.6%, to $88.9 million for 1997 from $85.0 million for 1996. The increases in the average balance of time deposits and interest-bearing demand accounts during 1997 were partially offset by a $35.7 million, or 4.1%, decrease in the average balance of lower-costing savings accounts to $845.6 million during 1997 from $881.3 million during 1996. Additionally, the average balance of lower-costing money market accounts decreased $26.4 million, or 4.9%, to $508.2 million during 1997 compared with $534.6 million for 1996.

     The average cost of total interest-bearing deposits increased to 4.96% for 1997 compared with 4.73% for 1996, primarily due to our aggressive pricing strategy and the resulting shift in the deposit mix to higher-costing time deposits.


NET INTEREST INCOME

     Net interest income for 1997 increased $16.4 million, or 8.8%, to $203.0 million compared with $186.6 million for 1996. Net interest rate spread decreased 22 basis points to 2.28% for 1997 from 2.50% for the prior year. Net interest margin decreased 20 basis points to 2.94% for 1997 compared with 3.14% for 1996. While we grew significantly during 1996, the cost of that growth, in terms of a flat average yield on interest-earning assets and an overall increase in the cost of interest-bearing deposits, resulted in a lower net interest spread and net interest margin.


PROVISION FOR LOAN LOSSES

     During 1997 and 1996, we provided $2.9 million and $2.3 million, respectively, for loan losses. Net loan charge-offs were $0.3 million for 1997 and $1.1 million for 1996. This resulted in the allowance for loan losses increasing $2.6 million, or 20.0%, to $15.6 million at December 31, 1997, from $13.0 million at December 31, 1996. The increase in the provision reflects the continued increase in the loan portfolio during 1997. At December 31, 1997, the allowance for loan losses as a percentage of loans was 0.45% compared with 0.41% at December 31, 1996. As a percentage of non-performing loans at December 31, 1997, the allowance for loan losses was 96.9% compared with 76.9% at December 31, 1996. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, decreased $0.9 million, or 5.3%, to $16.1 million at December 31, 1997 from $17.0 million at December 31, 1996.

     Historically, the majority of the loans we originated have been one- to four-family mortgage loans. At December 31, 1997, 97.5% of our total loan portfolio was comprised of first mortgage loans, substantially all of which were secured by properties located in the state of New Jersey.


NON-INTEREST INCOME

     Total non-interest income for 1997 was $6.3 million, an increase of $2.3 million, or 57.5%, from $4.0 million for 1996. The increase was primarily due to a $1.4 million increase in gain on net securities transactions from the sale of common stock of a federal government agency. Additionally, service fees and other income were $4.7 million, an increase of $0.8 million, or 20.5%, from $3.9 million for 1996. The increase was primarily due to service fees generated from increased levels of deposits.

NON-INTEREST EXPENSE

     Total non-interest expense increased $1.9 million, or 3.1%, to $62.9 million during 1997 compared with $61.0 million for the prior year. Salaries and employee benefits and net occupancy expense comprised 80.5% of total non-interest expense for 1997. Salaries and employee benefits increased $1.8 million, or 4.9%, to $38.8 million for 1997 compared with $37.0 million for 1996, primarily due to routine salary increases. Net occupancy expense remained stable at $11.9 million for both 1997 and 1996.

     The ratio of non-interest expense to average assets was 0.89% for 1997 and 1.00% for 1996. Our efficiency ratio was 30.3% for 1997 compared with 32.0% for 1996.


INCOME TAXES

     Income tax expense increased $6.9 million, or 14.8%, to $53.5 million for 1997 compared with $46.6 million for 1996, resulting in effective tax rates of 37.3% and 36.6% for 1997 and 1996, respectively.


LIQUIDITY AND CAPITAL RESOURCES

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. We also have a written agreement that allows us to borrow up to $25.0 million in federal funds from a correspondent bank. In addition, we may enter into reverse repurchase agreements with approved broker-dealers. Reverse repurchase agreements are agreements which allow us to borrow money using our securities as collateral. At December 31, 1998, we had no outstanding borrowings.

     Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Our primary investing activities are the origination and purchase of one- to four-family real estate loans, the purchase of mortgage-backed securities, and to a lesser extent, the purchase of investment securities. During 1998 we originated and purchased loans of approximately $1.02 billion and during 1997 we originated and purchased loans of approximately $722.1 million. Purchases of mortgage-backed securities were $1.22 billion for 1998 and $883.5 million for 1997, while purchases of investment securities were $790.0 million for 1998 and $522.1 million for 1997.

     These investing activities were funded by deposit growth, principal payments on mortgage loans and mortgage-backed securities, calls and maturities on investment securities, and funds provided by our operating activities. Principal repayments on loans and mortgage-backed securities totaled $1.99 billion during 1998, compared to $995.0 million during 1997.

Maturities and calls of investment securities totaled $659.7 million during 1998 and $418.5 million during 1997. Sales of loans and investment securities provided cash flows of $4.1 million during 1998 and $43.8 million during 1997.

     At December 31, 1998, Hudson City Savings had loan commitments to borrowers of approximately $161.5 million, and available home equity and overdraft lines of credit of approximately $53.4 million. Commitments to purchase mortgage-backed securities were approximately $256.7 million at December 31, 1998. Total deposits increased $341.4 million during 1998 and $547.0 million during 1997. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $4.77 billion at December 31, 1998. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with Hudson City Savings. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

     At December 31, 1998, we exceeded each of the applicable regulatory capital requirements. Our leverage (tier 1) capital was $898.5 million, or 11.93%, at December 31, 1998. In order to be classified as "well-capitalized" by the FDIC we were required to have leverage (tier 1) capital of $376.6 million, or 5.00%. To be classified as a well-capitalized bank by the FDIC, we must also have a risk-based total capital ratio of 10.00%. At December 31, 1998, we had a risk-based total capital ratio of 39.23%. See "Regulation of Hudson City Savings Bank and Hudson City Bancorp" for a discussion of the regulatory capital requirements applicable to Hudson City Savings and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.

     We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

     SFAS No. 133 is effective for all quarters of those years beginning after June 15, 1999. This statement should not be applied retroactively to financial statements of prior periods. We do not expect that our adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

     In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement is an amendment of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" and requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests on the basis of its ability and intent to sell or hold those investments. This statement is effective for the first quarter beginning after December 15, 1998. Our adoption of SFAS No. 134 will not have a material impact on our financial position or results of operations.


ISSUES FOR THE YEAR 2000

     Background. A significant challenge that is confronting the business community, including Hudson City Savings and its competitors, centers on the inability of many computer systems and software applications to recognize the Year 2000 (referred to as the "Y2K issue"). Many existing computer systems and software applications originally were programmed to provide only two digits to identify the calendar year. With the Year 2000 (Y2K) approaching, these systems and applications may recognize "00" as 1900 rather than the Year 2000. If the Y2K issue is not resolved, our operations could be adversely affected due to the date-sensitive nature of much of our financial information.

     Financial institution regulators have focused on Y2K compliance in recent years and have issued guidance concerning the responsibilities of our management and our board of managers. The Federal Financial Institutions Examination Council (FFIEC), a group comprised of representatives from the various financial institution regulators, has issued several interagency statements on Y2K issues. These statements have required financial institutions to evaluate their Y2K exposure, measure their risk to Y2K issues and prepare a plan to remedy the Y2K issue. Financial institutions also are required to examine the Y2K implications of their reliance on third-party vendors and the potential impact of Y2K issues on customers, borrowers and suppliers.

     Federal banking regulators have also issued safety and soundness guidelines to be used in conjunction with routine regulatory examinations. Failure by federally-regulated institutions to adequately address the Y2K issue may result in supervisory action, including the reduction of the institution's supervisory rating, the denial of applications for approval of mergers or acquisitions, the denial of applications for approval of new branch openings, or the imposition of civil money penalties.

     Risk. Similar to other financial institutions and companies that utilize computer technology, our operations may be significantly affected by the Y2K issue because of our reliance on electronic data processing technology and date-sensitive information. The Y2K issue also impacts other aspects of our non-technical business processes. If the Y2K issue is not adequately addressed, and systems are not modified to properly identify the Year 2000, computer systems and software applications may fail or create erroneous information.

     If we are affected by the Y2K issue, information that relies on dates, such as interest calculations, loan payment schedules and other operating functions, could be significantly incorrect. We may not be able to process withdrawals or deposits, prepare account statements, or engage in any of the many transactions that constitute our normal operations. Our inability to adequately address the Y2K issue could also have a significant adverse affect on our suppliers and service providers. Should we experience a Y2K failure that can not readily be fixed, it may result in a significant adverse impact on our financial condition and results of operations.

     State of Readiness. We believe that technology plays a critical role in our overall business strategy. We have consistently attempted to stay current with technological advances in the industry. In this regard, the board of managers and senior management have consistently supported investment in established and proven technologies. Because of this philosophy, the board of managers and senior management have been actively engaged in managing our Year 2000 project. Management has consistently allocated both human and financial resources to this project to achieve the objectives and time frames mandated by the FFIEC.

     The core of our computer processing system is an in-house, vendor maintained and supported main frame computer and a vendor-maintained and supported integrated financial systems software package. We completed our conversion to the current system in 1993. We believe that many of our applications critical to daily operations have been Y2K compliant for some time. Calculations involving dates for maturities beyond 1999 on both savings and mortgage instruments have been in place and functioning since the systems' conversion in 1993.

     Our Action Plan for the Year 2000, in accordance with regulatory guidance, outlines our plans to achieve a successful transition to the Year 2000. The following summarizes the various phases of our Y2K plan:

          Awareness Phase - This initial phase of the Y2K project involved the appointment of the Y2K Review Team in August 1996 and the subsequent development of a formal Action Plan in June 1997. The Review Team, through the development of the Action Plan, identified the issues to be resolved, defined objectives to be achieved and outlined an approach to resolve our Y2K issues.

          Assessment Phase - During this phase, the Review Team, with significant input from department leaders, developed an inventory listing of all internal computer systems and software applications, as well as third-party vendors and suppliers upon whom we rely for goods and services. The Compliance Control Sheet identifies and monitors Y2K readiness for all systems and applications identified during this phase. Initially, we prioritized the items based on their perceived business impact on our operations. We decided to fix, upgrade, replace or abandon any systems that we identified as having Y2K issues. Although we update the Compliance Control Sheet as we acquire new technology, and the status of individual items changes as systems go through subsequent phases, this assessment phase of the project is substantially complete.

          We also have reviewed our customer base to determine whether they pose any significant Y2K risks. Our customer base consists primarily of individual depositors and residential mortgage loan borrowers. Individually these customers are not likely to pose significant Y2K risks to our operations. However, it is not possible at this time to evaluate the indirect risks which could be faced if the employers of our individual customers encounter unresolved Y2K issues.

          Renovation Phase - As previously discussed, our most mission critical system is the integrated financial systems software package that includes our loans, deposits, general ledger and other miscellaneous applications. This integrated main frame software system was developed by, and is currently maintained and supported by, a recognized provider. The mainframe computer system was also manufactured by, and is currently maintained by, a well-known national computer hardware company.

          Our information services department is actively involved with both of these providers as large customers of each. We were a test-site for the Y2K compliant upgrade that was received in May 1998 for the integrated financial systems software package. By July 1998, the Y2K upgrade for this package was put into current production without Y2K-related problems. Other significant systems have generally been upgraded to Y2K compliant versions of vendor-supported software. In certain situations, we replaced existing non-compliant systems with new Y2K compliant hardware and software. We have relatively few data transmission interfaces with third-party servicers and substantially all of these systems have been renovated for Year 2000 compliance. We have no mission-critical systems that we developed on our own.

          The Review Team continues to monitor the Y2K progress of those third-parties who provide us with services or products to ensure that they are taking adequate measures in addressing the Y2K issue. We are seeking written assurances from these third-parties as to their current Year 2000 compliance or that they are in the process of addressing the Y2K issue. However, we can not assure you that these third-parties will be prepared for the Y2K issue. The failure of these third-parties to achieve Y2K compliance may have an adverse impact on our operations.

          Validation/Implementation Phases - The validation phase is considered to be the most critical stage of the Y2K readiness process. It is designed to test the ability of the renovated systems to accurately process date sensitive data. In July 1998, after the Y2K compliant version of our integrated financial systems software package was put into current production, we commenced Y2K testing by creating a separate test environment dedicated to this task. After initial testing by our information services department, we undertook a bank-wide testing initiative. Individual department personnel, the Training Department and the Internal Audit Department, all became involved in the testing of this operationally critical software. The validation phase of this mission critical system was completed by December 31, 1998 and it will continue to be tested throughout 1999 as new, more routine, upgrades are received. During the testing process to date, we have not identified any significant Y2K problems relating to any upgraded system. All Y2K compliant upgraded systems have been installed and put into production.

     Use of Resources. Managing the Year 2000 project has resulted in additional direct and indirect costs. Direct costs include charges by third-party software vendors for product replacements, upgrades and enhancements, costs involved in testing for Y2K compliance, costs for customer awareness programs, etc. Indirect costs consist primarily of time devoted to the project by existing employees for project development and implementation, the testing of systems, monitoring third-party vendor and service provider progress, and the development of contingency plans. The costs of the Y2K project have not been significant to date, and we believe that the total cost of the project will not be material to our results of operations or financial condition in any one year. Although we currently estimate that the total cost of the Y2K project, excluding the reallocation of internal resources, will be approximately $1.0 million, of which we have already incurred $0.8 million, we can not guarantee that such costs would not become material in the future.

     Contingency Planning. Regulatory guidance requires that we consider two types of contingency planning:

     (1) remediation contingency planning, which addresses the failure of an institution to successfully fix, test or implement its Y2K readiness plan; and

     (2) business resumption contingency planning, which addresses the risks associated with the failure of systems at critical dates, such as January 1, 2000.

     The regulatory guidance provides that if a mission critical application or system has been remediated, tested and implemented, a remediation contingency plan is not required. Based on the overall progress of our Y2K project, specifically the testing and implementation results relative to the integrated financial systems software package, our Review Team has concluded that a remediation contingency plan is not required for mission critical applications.

     While we expect to complete our Y2K project in a timely manner, we can not guarantee that the systems of companies with whom we conduct business, will also be completed in a timely manner. The failure of these entities to adequately address the Y2K issue could adversely affect our ability to conduct business.

     To address the risks associated with the failure of mission critical systems at critical dates, we are currently developing a business resumption contingency plan. We are developing contingency or alternate plans for our mission critical systems on a department-by-department basis in anticipation of potential unplanned system difficulties or third-party failures at January 1, 2000 or dates beyond. However, the Review Team understands that certain events beyond our control, such as extended power outages and loss of telecommunications, may diminish our ability to provide minimum levels of service. Failure of these services will affect companies, individuals and the government, and can not be remedied by anyone other than the responsible party. For some systems, contingency plans will consist of using or reverting to manual systems until the problems can be corrected. Consistent with regulatory guidance, we expect to complete our business resumption contingency plan by June 30, 1999. We do not anticipate any adverse material impact on our operations as a result of the Y2K issue.


IMPACT OF INFLATION AND CHANGING PRICES

     The Financial Statements and accompanying Notes of Hudson City Savings have been prepared in accordance with generally accepted accounting principles
(GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than due the effects of inflation.

                      BUSINESS OF HUDSON CITY SAVINGS BANK

GENERAL

     Hudson City Savings is a community and customer oriented retail savings bank offering traditional deposit products, residential real estate mortgage loans and, to a lesser extent, consumer loans. In addition, Hudson City Savings purchases mortgage-backed securities, securities issued by the U.S. Government and agencies and other investments permitted by applicable laws and regulations. Except for community-related investments, we have not recently originated or invested in commercial real estate loans or loans secured by multi-family residences or commercial/industrial business loans, although we have the legal authority to make such loans. We retain substantially all of the loans we originate.

     Our revenues are derived principally from interest on our mortgage loans and mortgage-backed securities and interest and dividends on our investment securities. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations. We have not borrowed funds in recent years, although we expect to do so in the future. See "Business of Hudson City Savings Bank" and " -- Source of Funds."


MARKET AREA

     We conduct our operations out of our executive office in Paramus, Bergen County, New Jersey, and 75 branches located in 13 counties throughout the state of New Jersey. As of June 30, 1998, we had a 5.0% share of all New Jersey deposits and we ranked fifth in the size of deposits overall. We operate in three primary markets: northern New Jersey, the New Jersey shore, and southwestern New Jersey in the suburbs outside of Philadelphia. Overall, the counties in which we operate reflect 82% of the entire population of New Jersey, providing us with access to a large base of potential customers.

     Our market areas provide distinct differences in demographics and economic characteristics. The northern New Jersey market (including Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Union and Warren Counties) represents the greatest concentration of population, deposits and income in the State. The combination of these counties represents 54% of the entire New Jersey population and 55% of New Jersey households. The northern New Jersey market also represents the greatest concentration of Hudson City Savings retail operations -- both lending and deposit gathering -- and based on its high level of economic activity, we believe that the northern New Jersey markets provide the most significant opportunities for future growth. The New Jersey shore market (including Monmouth and Ocean counties) represents a strong concentration of population and income, and is an increasingly popular resort and retirement economy -- providing healthy opportunities for deposit growth and residential lending. The southwestern New Jersey market (including Burlington, Camden and Glouchester counties) consists of communities adjacent to the Philadelphia metropolitan area and represents the smallest concentration of deposits for Hudson City Savings.

     Our future growth opportunities will be influenced by growth, stability of the statewide and regional economies, other demographic population trends and the competitive environment. We believe that we have developed lending products and marketing strategies to address the diverse credit-related needs of the residents in our market area.

COMPETITION

     We face intense competition both in making loans and attracting deposits. New Jersey has a high concentration of financial institutions, many of which are branches of large money center and regional banks which have resulted from the consolidation of the banking industry in New Jersey and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, we do not provide insurance products, trust or investment services, telephonic banking, banking services through home computers or other technologically advanced services. Customers who seek "one stop shopping" may be drawn to these institutions.

     Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Our most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies.

LENDING ACTIVITIES

     Loan Portfolio Composition. Our loan portfolio primarily consists of one- to four-family residential first mortgage loans. To a lesser degree, the loan portfolio includes consumer and other loans, including home equity credit lines and fixed-rate second mortgage loans. We have not originated commercial real estate loans or loans secured by multi-family residences since the early 1980's and we do not originate construction loans. We stopped originating commercial/ industrial business loans in 1993, although we have the legal authority to make such loans. In 1998, we purchased participation interests in multi-family and commercial first mortgage loans through community-based organizations amounting to $0.8 million.

     At December 31, 1998, we had total loans of $3.66 billion, of which $3.57 billion, or 97.6%, were first mortgage loans. Of residential mortgage loans outstanding at that date, 51.9% were adjustable-rate mortgage or ARM loans and 48.1% were fixed-rate loans. The remainder of our loans at December 31, 1998, amounting $86.6 million, or 2.4% of total loans, consisted of consumer and other loans, primarily home equity credit lines and fixed-rate second mortgage loans. Commercial real estate and multi-family mortgage loans outstanding at December 31, 1998 totaled $2.9 million, or 0.1% of total loans. We also originate guaranteed student loans.

     Our loans are subject to federal and state law and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.


                                                              AT DECEMBER 31,
                                     ---------------------------------------------------------------
                                              1998                  1997                 1996

                                                 PERCENT               PERCENT               PERCENT
                                                   OF                    OF                    OF
                                       AMOUNT     TOTAL      AMOUNT     TOTAL      AMOUNT     TOTAL
                                     ----------  -------   ----------  -------   ----------  -------
                                                           (DOLLARS IN THOUSANDS)
FIRST MORTGAGE LOANS:
 One- to four-family .............   $3,516,947   96.10%   $3,327,371   96.07%   $3,039,412   95.84%
 FHA/VA ..........................       52,958    1.45        45,868    1.32        37,541    1.18
 Multi-family and commercial .....        2,911    0.08         3,553    0.10         6,517    0.21
                                     ----------  ------    ----------  ------    ----------  ------
    Total first mortgage loans ...    3,572,816   97.63     3,376,792   97.49     3,083,470   97.23
                                     ----------  ------    ----------  ------    ----------  ------

CONSUMER AND OTHER LOANS:
Fixed-rate second mortgages ......       56,118    1.53        50,198    1.45        45,808    1.44
Home equity credit lines .........       28,045    0.77        30,211    0.87        33,511    1.06
Guaranteed student ...............          216    0.01         4,315    0.12         6,085    0.19
Other ............................        2,212    0.06         2,287    0.07         2,584    0.08
                                     ----------  ------    ----------  ------    ----------  ------
    Total consumer and other loans       86,591    2.37        87,011    2.51        87,988    2.77
                                     ----------  ------    ----------  ------    ----------  ------
         Total loans .............    3,659,407  100.00%    3,463,803  100.00%    3,171,458  100.00%
                                                 ======                ======                ======

LESS:
Deferred loan fees ...............       11,146                12,076                11,622
Allowance for loan losses.........       17,712                15,625                13,045
                                     ----------            ----------            ----------

    Net loans ....................   $3,630,549            $3,436,102            $3,146,791
                                     ==========            ==========            ==========

                                                                  AT DECEMBER 31,
                                                     -----------------------------------------
                                                             1995                  1994

                                                                 PERCENT               PERCENT
                                                                   OF                    OF
                                                       AMOUNT     TOTAL      AMOUNT     TOTAL
                                                     ----------  -------   ----------  -------
                                                              (DOLLARS IN THOUSANDS)
FIRST MORTGAGE LOANS:
 One- to four-family .............                   $2,642,117   94.64%   $2,433,987   93.40%
 FHA/VA ..........................                       46,365    1.66        57,142    2.19
 Multi-family and commercial .....                       11,163    0.40        16,396    0.63
                                                     ----------  ------    ----------  ------
    Total first mortgage loans ...                    2,699,645   96.70     2,507,525   96.22
                                                     ----------  ------    ----------  ------

CONSUMER AND OTHER LOANS:
Fixed-rate second mortgages ......                       42,508    1.52        41,394    1.59
Home equity credit lines .........                       37,960    1.36        42,856    1.64
Guaranteed student ...............                        7,990    0.29         9,691    0.37
Other ............................                        3,699    0.13         4,593    0.18
                                                     ----------  ------    ----------  ------
    Total consumer and other loans                       92,157    3.30        98,534    3.78
                                                     ----------  ------    ----------  ------
         Total loans .............                    2,791,802  100.00%    2,606,059  100.00%
                                                                 ======                ======

LESS:
Deferred loan fees ...............                       11,170                11,269
Allowance for loan losses.........                       11,906                11,566
                                                     ----------            ----------

    Net loans ....................                   $2,768,726            $2,583,224
                                                     ==========            ==========

     Loan Maturity. The following table presents the contractual maturity of our loans at December 31, 1998. The table does not include the effect of prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on first mortgage loans totaled $784.3 million for 1998, $396.9 million for 1997 and $376.6 million for 1996.



                                                       AT DECEMBER 31, 1998
                                        ---------------------------------------------------
                                        FIRST MORTGAGE        CONSUMER
                                            LOANS         AND OTHER LOANS          TOTAL
                                        --------------    ---------------        ----------
                                                          (IN THOUSANDS)
AMOUNTS DUE:
Within one year ...............          $      441          $    1,773          $    2,214
                                         ----------          ----------          ----------
After one year:
      One to three years ......               7,701               3,611              11,312
    Three to five years .......              28,048              14,511              42,559
    Five to ten years .........             443,963              22,965             466,928
    Ten to twenty years .......             863,049              43,731             906,780
    Over twenty years .........           2,229,614                --             2,229,614
                                         ----------          ----------          ----------
       Total due after one year           3,572,375              84,818           3,657,193
                                         ----------          ----------          ----------
       Total loans ............          $3,572,816          $   86,591           3,659,407
                                         ==========          ==========
  LESS:
Deferred loan fees ............                                                      11,146
   Allowance for loan losses ..                                                      17,712
                                                                                 ----------
       Net loans ..............                                                  $3,630,549
                                                                                 ==========

     The following table presents, as of December 31, 1998, the dollar amount of all loans, due after December 31, 1999, and whether these loans have fixed interest rates or adjustable interest rates.


                                                      DUE AFTER DECEMBER 31, 1999
                                           --------------------------------------------------
                                             FIXED             ADJUSTABLE            TOTAL
                                           ----------          ----------          ----------
                                                             (IN THOUSANDS)
First mortgage loans ............          $1,719,680          $1,852,695          $3,572,375
Consumer and other loans ........              56,773              28,045              84,818
                                           ----------          ----------          ----------
   Total loans due after one-year          $1,776,453          $1,880,740          $3,657,193
                                           ==========          ==========          ==========

     The following table presents our loan originations, purchases, sales and principal payments for the periods indicated.



                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------
                                                       1998           1997           1996
                                                    ----------     ----------     ----------
                                                                 (IN THOUSANDS)
Total loans:
     Balance outstanding at beginning of period     $3,463,803     $3,171,458     $2,791,802
                                                    ----------     ----------     ----------

Originations:
      First mortgage loans ....................        944,911        676,831        756,141
     Consumer and other loans .................         41,375         29,037         28,224
                                                    ----------     ----------     ----------
          Total originations ..................        986,286        705,868        784,365
                                                    ----------     ----------     ----------

Purchases:
     One- to four-family first mortgage loans .         22,900           --            8,558
     FHA/VA first mortgage loans ..............         14,952         15,948           --
     Other first mortgage loans ...............            787            250           --
                                                    ----------     ----------     ----------
          Total purchases .....................         38,639         16,198          8,558
                                                    ----------     ----------     ----------

Less:
Principal repayments:
     First mortgage loans .....................        784,289        396,906        376,633
     Consumer and other loans .................         37,546         28,913         31,249
                                                    ----------     ----------     ----------
          Total principal payments ............        821,835        425,819        407,882
                                                    ----------     ----------     ----------

Transfers to foreclosed real estate ...........          3,353          2,801          4,241
                                                    ----------     ----------     ----------

Loan sales - guaranteed student loans .........          4,133          1,101          1,144
                                                    ----------     ----------     ----------

      Balance outstanding at end of period ....     $3,659,407     $3,463,803     $3,171,458
                                                    ==========     ==========     ==========


     Residential Mortgage Lending. Our primary lending emphasis is the origination of first mortgage loans secured by one- to four-family properties that serve as the primary or secondary residence of the owner. We do not allow any borrower to have more than two outstanding first mortgage loans to us at any one time. We do not offer loans secured by cooperative apartment units or interests therein. In addition to our loan originations, we have purchased one- to four-family first mortgage loans in recent years including purchases of $37.9 million in 1998. Since the early 1980's, we have originated substantially all of our one- to four-family first mortgage loans for retention in our portfolio.

     Most of our loan originations are from existing or past customers, members of our local communities or referrals from local real estate agents, attorneys and builders. We believe that our extensive branch network is a significant source of new loan generation. We also employ a small staff of representatives who call on real estate professionals to disseminate information regarding our loan programs and take applications directly from their clients. These representatives are paid for each origination. In addition, we use the services of licensed mortgage bankers and brokers for mortgage loan originations.

     We currently offer loans that conform to underwriting standards that are based on standards specified by FannieMae ("conforming loans") and also originate non-conforming loans, as described below. These loans may be fixed-rate one- to four-family mortgage loans or adjustable-rate one- to four-family mortgage loans with maturities of between 5 and 30 years. The non-conforming loans generally follow FannieMae guidelines except for the loan amounts and the loans processed as limited documentation loans, as discussed below. FannieMae guidelines limit loans to $240,000; our non-conforming loans may exceed such limits. The average size of our one- to four-family mortgage loans originated in 1998 was approximately $207,000. The overall average size of our one- to four-family first mortgage loans was approximately $139,000 at December 31, 1998. We are an approved seller/servicer for FannieMae and an approved servicer for FreddieMac. From time to time we have sold loans in the secondary market although we have not done so recently.

     Our originations of first mortgage loans amounted to $944.9 million in 1998, $676.8 million in 1997 and $756.1 million in 1996. A significant number of our first mortgage loan originations have been the result of refinancing of our existing loans due to the relatively low interest rate levels over the past three years. Total refinancings of our existing first mortgage loans were as follows:



                                             PERCENTAGE OF FIRST
                                                MORTGAGE LOAN
                        AMOUNT                  ORIGINATIONS
                    -------------            -------------------
                    (IN MILLIONS)
1998                    $204.0                      21.6%
1997                      50.0                       7.4
1996                      77.8                      10.3

     We offer a variety of ARMs and fixed-rate one- to four-family mortgage loans with maximum loan to value ratios that depend on the type of property and the size of loan involved. The loan to value ratio is the loan amount divided by the appraised value of the property. The loan to value ratio is a measure commonly used by financial institutions to determine exposure to risk. Except for loans to low to moderate income home mortgage applicants, described below, loans on owner-occupied one- to four-family homes of up to $500,000 are subject to a maximum loan to value ratio of 80%. However, we make loans in amounts up to $400,000 with a 90% loan to value ratio if the borrower obtains private mortgage insurance. Loans secured by single family investment properties are subject to a maximum loan to value ratio of 75%. Loan to value ratios of 75% or less are also required for one- to four-family loans in excess of $500,000 and less than $750,000. Loans in excess of $750,000 and up to $1,000,000 are subject to a maximum 70% loan to value ratio.

     We currently offer fixed-rate mortgage loans in amounts up to $1.0 million with a maximum term of 30 years secured by one- to four-family residences. We price our interest rates on fixed rate loans to be competitive in light of market conditions.

     We currently offer a variety of ARM loans secured by one- to four-family residential properties that initially adjust after one year, five years or ten years. After the initial adjustment period, ARM loans adjust on an annual basis. The ARM loans that we currently originate have a maximum 30 year amortization period and are subject to the same loan to value ratios applicable to fixed-rate mortgage loans described above. The interest rates on ARM loans fluctuate based upon a fixed spread above the average yield on United States treasury securities, adjusted to a constant maturity of one year ("constant treasury maturity index") and generally are subject to a maximum increase of 2% per adjustment period and a limitation on the aggregate adjustment of either 5% or 6% over the life of the loan, depending upon the type of loan. We offer ARM loans with initial interest rates below the interest rate that we determine by a fixed spread above the constant treasury maturity index ("fully indexed rate"). As of December 31, 1998, the initial discounted rate on these loans was 75 to 288 basis points below the current fully indexed rate. We originated $294.0 million of one- to four-family ARM loans in 1998. At December 31, 1998, 52.7% of our one- to four-family mortgage loans consisted of ARM loans.

     The volume and types of ARM loans we originate have been affected by the level of market interest rates, competition, consumer preferences and the availability of funds. During 1998, we experienced a decreased demand for ARM loans due to the continued low interest rate environment. Although we will continue to offer ARM loans, we cannot guarantee that we will be able to originate a sufficient volume of ARM loans to increase or maintain the proportion that these loans bear to our total loans.

     The retention of ARM loans in our loan portfolio helps reduce our exposure to increases in interest rates. However, ARM loans can pose credit risks different from the risks inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower may rise. This increases the potential for default. The marketability of the underlying property also may be adversely affected. In order to minimize risks, we evaluate borrowers of one-year ARM loans based on their ability to repay the loans at the fully indexed rate. In an effort to further reduce interest rate risk, we have not in the past, nor do we currently, originate ARM loans which provide for negative amortization of principal.

     In addition to our full documentation loan program, we process some loans as limited documentation loans. We have originated these loans for 10 years. Loans eligible for limited documentation processing are ARM loans and 15 and 30 year fixed-rate loans to owner-occupied primary and second home applicants. These loans are available in amounts up to 75% of the lower of the appraised value or purchase price of the property. The maximum loan amount for limited documentation loans is $500,000. We do not charge borrowers additional fees for limited documentation loans. We require applicants for limited documentation loans to complete a Freddie Mac/Fannie Mae loan application and request income, assets and credit history information from the borrower. Additionally, we obtain credit reports from outside vendors on all borrowers. We also look at other information to ascertain the credit history of the borrower. Applicants with delinquent credit histories usually do not qualify for the limited documentation processing, although relatively minor delinquencies which are adequately explained will not prohibit processing as a limited documentation loan. We reserve the right to verify income and asset information and verify such information where we believe circumstances require verification.

     Limited documentation loans involve higher risks compared to loans with full documentation as there is a greater opportunity for borrowers to falsify their income and ability to service their debt. We believe that the limited documentation program has not had a material adverse effect on our asset quality. See "-- Asset Quality." Unseasoned limited documentation loans are not readily salable in the secondary market as whole loans. In addition, these loans may not readily be pooled or securitized. We do not believe that an inability to sell such loans will have a material adverse impact on our liquidity needs, because internally generated sources of liquidity are expected to be sufficient to meet our liquidity needs. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "-- Source of Funds."

     In addition to our standard mortgage and consumer credit products, since 1992, we have developed mortgage programs designed to address the credit needs of low- to moderate-income home mortgage applicants, first-time home buyers and low- to moderate-income home improvement loan applicants. We define low-to moderate-income applicants as borrowers residing in low-to-moderate income census tracts or households with income not greater than 80% of the median income in the county where the subject property is located. Our low- to moderate-income home improvement loans are discussed under "-- Consumer Loans." Among the features of the low- to moderate-income home mortgage and first-time home buyer's programs are reduced rates, lower down payments, reduced fees and closing costs, and generally less restrictive requirements for qualification compared with our traditional one- to four-family mortgage loans. For instance, certain of these programs currently provide for loans with up to 95% loan to value ratios and rates which are 25 to 75 basis points lower than our traditional mortgage loans. In 1998, we provided $69.8 million in mortgage loans to home buyers under these programs.

     Consumer Loans. At December 31, 1998, $86.6 million, or 2.4%, of our total loans consisted of consumer and other loans, primarily home equity credit lines and fixed-rate second mortgage loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. Consumer loans also carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, we believe that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

     Our home equity credit line loans, which totaled $28.1 million, or 0.8% of total loans at December 31, 1998, are adjustable-rate loans secured by a second mortgage on owner-occupied one- to four-family residences located in the State of New Jersey. Current interest rates on home equity credit lines are based on the "prime rate" as published in the "Money Rates" section of The Wall Street Journal (the "index"). Interest rates on home equity credit lines are adjusted monthly based upon changes in the index. Minimum monthly principal payments on currently offered home equity lines of credit are based on 1/240th of the outstanding principal balance or $100, whichever is greater. The maximum credit line available is $200,000. The underwriting standards applicable to these loans generally are the same as one- to four-family first mortgage loans, except that the combined loan to value ratio, including the balance of the first mortgage, cannot exceed 80% of the appraised value of the property.

     We also offer fixed-rate second mortgage loans in amounts up to $200,000 secured by owner-occupied one- to four-family residences for terms of up to 15 years. At December 31, 1998 these loans totaled $56.1 million, or 1.5% of total loans. Interest rates on fixed-rate second mortgage loans are periodically set by our Consumer Loan Department based on market conditions. The underwriting terms and procedures applicable to these loans are substantially the same as for our home equity credit line loans.

     We also offer fixed-rate second mortgage loans to low-to-moderate income borrowers in amounts up to $20,000. The borrower must use a portion of the loan proceeds for home improvements or the satisfaction of an existing obligation. The underwriting standards under this program are similar to those for standard second mortgage loans, except that the combined maximum loan to value ratio is 90%.

     At December 31, 1998, guaranteed student loans amounted to $0.2 million, as a result of the sale of $4.1 million of our total student loan portfolio during the year to the Student Loan Marketing Association (Sallie Mae). We currently participate in a program sponsored by Sallie Mae through which we expect to sell all future student loans to Sallie Mae. We will sell these loans after we completely disburse loan proceeds. We originated total student loans of $0.4 million during 1998.

     In the past, we offered commercial/industrial loans primarily for business investment, business expansion and working capital requirements, generally to businesses located within our market areas. We no longer make such loans, and at December 31, 1998, we had three remaining commercial/industrial loans totaling $0.7 million. Other consumer loans totaled $1.5 million at December 31, 1998, and consisted of collateralized passbook loans, overdraft protection loans, automobile loans and unsecured personal loans.

     Multi-family and Commercial Real Estate Loans. In the past, we originated loans secured by multi-family properties, primarily apartment buildings, and commercial real estate properties, primarily warehouses, shopping centers and commercial business properties. We have not originated a multi-family mortgage loan or commercial real estate loan since the early 1980's except for our purchase of participations in multi-family and commercial first mortgage loans through community-based organizations, amounting to $0.8 million in 1998.

     Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired.

     Loan Approval Procedures and Authority. Our lending policies provide that our Mortgage Officer and Assistant Mortgage Officer have authority to approve one- to four-family mortgage loans in amounts up to $500,000. Loans in excess of $500,000 require the approval of either of the foregoing officers as well as our Chief Executive Officer or Chief Operating Officer. Home equity credit lines and fixed-rate second mortgage loans in principal amounts of $25,000 or less are approved by one of our designated loan underwriters. Home equity loans in excess of $25,000 up to the $200,000 maximum are approved by an underwriter and either our Consumer Loan Officer, Chief Executive Officer or Chief Operating Officer. A weekly listing of loan approvals is entered into the minutes of the Executive Committee of the board of managers.

     The following describes our current lending procedures. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and, except for loans originated as limited documentation loans, we verify certain other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all mortgage loans, except for some loans made to refinance existing mortgage loans. Appraisals are performed by our in-house appraisal department or by licensed or certified third-party appraisal firms. Currently, most appraisals are performed by third-party appraisers and are reviewed by our appraisal department. We require title insurance on all mortgage loans, except for home equity credit lines and fixed-rate second mortgage loans. For these loans, we require evidence of previous title insurance. We require borrowers to obtain hazard insurance and we may require borrowers to obtain flood insurance prior to closing. We require borrowers to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which we make disbursements for items such as real estate taxes, flood insurance and private mortgage insurance premiums, if required.


ASSET QUALITY

     One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of owned properties, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our concentration on one- to four-family mortgage lending, our maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have helped strengthen our financial condition.

     Delinquent Loans and Foreclosed Assets. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of mortgage loans, our mortgage servicing department is responsible for collection procedures from the 15th day up to the 90th day of delinquency. Specific procedures include a late charge notice being sent at the time a payment is over 15 days past due with a second notice being sent at the time the payment becomes 30 days past due. We also establish telephone contact at that time with the borrower. We send additional letters if no contact is established by approximately the 45th day of delinquency. On the 60th day of delinquency, we send another letter followed by continued telephone contact. Between the 30th and the 60th day of delinquency, if telephone contact has not been established, an independent contractor makes a physical inspection of the property. When contact is made with the borrower at any time prior to foreclosure, we attempt to obtain full payment or work out a repayment schedule with the borrower in order to avoid foreclosure. It has been our experience that most loan delinquencies are cured within 90 days and no legal action is taken.

     We send foreclosure notices when a loan is 90 days delinquent and we transfer the loan to the foreclosure/bankruptcy section for referral to legal counsel. We commence foreclosure proceedings if the loan is not brought current between the 90th and 120th day of delinquency unless specific limited circumstances warrant an exception. We hold property foreclosed upon as foreclosed real estate. We carry foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full or refinanced before the foreclosure sale, we either sell the real property securing the loan by a foreclosure sale or sell the property as soon thereafter as practicable. The collection procedures for Federal Housing Association (FHA) and Veterans' Association (VA) one- to four-family mortgage loans follow the collection guidelines outlined by those agencies.

     The collection procedures for consumer and other loans, excluding student loans, include our sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan becomes 30 days past due. Supervisory personnel in our Consumer Loan Collection Department review loans 60 days or more delinquent on a regular basis. If collection activity is unsuccessful after 90 days, we may charge-off a loan or refer the matter to our legal counsel for further collection effort. Loans we deem to be uncollectible are proposed for charge-off by our Collection Department. Charge-offs of consumer loans require the approval of our Consumer Loan Officer and our Chief Executive Officer or Chief Operating Officer. The collection procedures for guaranteed student loans follow those specified by federal and state guidelines.

     Our policies require that management continuously monitor the status of the loan portfolio and report to the board of managers on a monthly basis. These reports include information on delinquent loans and foreclosed real estate.


     At December 31, 1998, 1997 and 1996, loans delinquent 60 days to 89 days and 90 days or more were as follows:



                                               1998                                        1997
                            -------------------------------------------  -----------------------------------------
                                 60-89 DAYS          90 DAYS OR MORE         60-89 DAYS           90 DAYS OR MORE
                            --------------------   --------------------  -------------------   -------------------
                                      PRINCIPAL              PRINCIPAL            PRINCIPAL             PRINCIPAL
                            NO. OF    BALANCE OF   NO. OF    BALANCE OF  NO. OF   BALANCE OF   NO. OF   BALANCE OF
                             LOANS      LOANS       LOANS      LOANS     LOANS      LOANS       LOANS     LOANS
                            -------   ----------   -------   ----------  ------   ----------   ------   ----------
                                                            (DOLLARS IN THOUSANDS)
One- to four-family
  first mortgages .              58    $ 5,660         116     $13,554       78     $ 9,095       126     $15,214
FHA/VA first
  mortgages .......              23        769          36       1,781       33         346        45         595
Consumer and other
  loans ...........               3         47           8           4       14         215        51         325
                            -------    -------     -------     -------   ------     -------    ------     -------
Total delinquent
  loans ...........              84    $ 6,476         160     $15,339      125     $ 9,656       222     $16,134
                            =======    =======     =======     =======   ======     =======    ======     =======

Delinquent loans to
  total loans .....                       0.18%                   0.42%                0.28%                 0.47%

                                                      1996
                                 ----------------------------------------------
                                     60-89 DAYS              90 DAYS OR MORE
                                 --------------------      --------------------
                                           PRINCIPAL                 PRINCIPAL
                                  NO. OF   BALANCE OF      NO. OF    BALANCE OF
                                  LOANS      LOANS         LOANS       LOANS
                                 -------   ----------      -------   ----------
                                              (DOLLARS IN THOUSANDS)
One- to four-family
  first mortgages .                   83   $ 9,406             117   $15,715
FHA/VA first
  mortgages .......                   38       497              51       758
Consumer and other
  loans ...........                   40       186              70       493
                                 -------   -------         -------   -------
Total delinquent
  loans ...........                  161   $10,089             238   $16,966
                                 =======   =======         =======   =======

Delinquent loans to
  total loans .....                           0.32%                     0.53%


     Non-performing assets totaled $16.4 million at December 31, 1998 compared with $17.5 million at December 31, 1997. Our $15.3 million in loans delinquent 90 days or more at December 31, 1998 were comprised primarily of 152 one- to four-family first mortgage loans (including FHA/VA first mortgage loans) with an average principal balance of approximately $101,000. At December 31, 1998, our largest loan delinquent 90 days or more had a balance of $497,000.

     The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated. If all non-accrual loans had been performing in accordance with their original terms and had been outstanding from the earlier of the beginning of the period or origination, we would have recorded interest income on these loans of approximately $0.8 million for 1998, as compared to $0.2 million, which was included in interest income.

                                                                 AT DECEMBER 31,
                                             -------------------------------------------------------
                                              1998        1997        1996        1995        1994
                                             -------     -------     -------     -------     -------
                                                                         (DOLLARS IN THOUSANDS)
Non-accrual first mortgage loans ........    $13,212     $15,103     $15,546     $19,226     $19,070
Non-accrual consumer and other loans ....          4         325         493         666       1,245
Accruing loans delinquent 90 days or more      2,123         706         927       1,028       1,551
                                             -------     -------     -------     -------     -------
 Total non-performing loans .............     15,339      16,134      16,966      20,920      21,866

Foreclosed real estate, net .............      1,026       1,410       2,385       3,440       1,942
                                             -------     -------     -------     -------     -------
 Total non-performing assets ............    $16,365     $17,544     $19,351     $24,360     $23,808
                                             =======     =======     =======     =======     =======

Non-performing loans to total loans .....       0.42%       0.47%       0.53%       0.75%       0.84%
Non-performing assets to total assets ...       0.21        0.24        0.29        0.45        0.49

     With the exception of first mortgage loans insured or guaranteed by the FHA or VA or for which the borrower has obtained private mortgage insurance, we stop accruing income on loans when interest or principal payments are 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist.

     We define the population of impaired loans to be all non-accrual commercial real estate and multi-family loans. Impaired loans are individually assessed to determine whether a loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. We had no loans classified as impaired at December 31, 1998 and 1997.

     Foreclosed real estate consists of property we acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs, net of a valuation allowance account established through provisions charged to income, which result from the ongoing periodic valuations of foreclosed real estate properties.

     Allowance for Loan Losses. The following table presents the activity in our allowance for loan losses at or for the periods indicated.


                                                          AT OR FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------------------
                                              1998          1997          1996          1995          1994
                                            --------      --------      --------      --------      --------
                                                                 (DOLLARS IN THOUSANDS)
Balance at beginning of period .........    $ 15,625      $ 13,045      $ 11,906      $ 11,566      $ 11,261
                                            --------      --------      --------      --------      --------
Provision for loan losses ..............       2,400         2,850         2,275         1,000           789
                                            --------      --------      --------      --------      --------
Charge-offs:
     First mortgage loans ..............         283           288         1,002           652           466
     Consumer and other loans ..........          53            42           158            35            89
                                            --------      --------      --------      --------      --------
        Total charge-offs ..............         336           330         1,160           687           555
Recoveries .............................         (23)          (60)          (24)          (27)          (71)
                                            --------      --------      --------      --------      --------
     Net charge-offs ...................         313           270         1,136           660           484
                                            --------      --------      --------      --------      --------
Balance at end of period ...............    $ 17,712      $ 15,625      $ 13,045      $ 11,906      $ 11,566
                                            ========      ========      ========      ========      ========

Net charge-offs to average loans .......        0.01%         0.01%         0.04%         0.02%         0.02%
Allowance for loan losses to total loans        0.48          0.45          0.41          0.43          0.44
Allowance for loan losses to
  non-performing loans .................      115.47         96.85         76.89         56.91         52.89

     The allowance for loan losses is a valuation account that reflects our evaluation of the losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

     Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: our historical loan loss experience, known and inherent risks in the loan portfolio, the estimated value of the underlying collateral and current economic and market trends. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for estimated losses. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the FDIC, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

     During 1998, we increased our allowance for loan losses through a $2.4 million provision for loan losses based on our evaluation of the items discussed above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Years Ended December 31, 1998 and 1997 -- Provision for Loan Losses."

     The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at December 31, 1998, 1997, 1996, 1995 and 1994.



                                1998                  1997                  1996                 1995                  1994
                         -------------------   -------------------  --------------------  --------------------  --------------------
                                  PERCENTAGE            PERCENTAGE            PERCENTAGE            PERCENTAGE            PERCENTAGE
                                      OF                    OF                    OF                    OF                    OF
                                   LOANS IN              LOANS IN              LOANS IN              LOANS IN              LOANS IN
                                   CATEGORY              CATEGORY              CATEGORY              CATEGORY              CATEGORY
                                   TO TOTAL              TO TOTAL              TO TOTAL              TO TOTAL              TO TOTAL
LOAN CATEGORY             AMOUNT    LOANS       AMOUNT    LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS
-------------            -------  ----------   -------  ----------  -------   ----------  -------   ----------  -------   ----------
                                                                   (DOLLARS IN THOUSANDS)
First mortgage  loans:
   One-to four-
    family ...........   $11,168    96.10%     $ 9,409     96.07%    $ 8,770     95.84%    $ 9,076     94.64%    $ 8,692      93.40%
   Other .............        29     1.53           48      1.42          65      1.39         121      2.06         213       2.82
                         -------   ------      -------    ------     -------    ------     -------    ------     -------     ------
   Total first
   mortgage loans ....    11,197    97.63        9,457     97.49       8,835     97.23       9,197     96.70       8,905      96.22
Consumer and
 other loans .........       656     2.37          662      2.51         675      2.77         715      3.30         821       3.78
Unallocated ..........     5,859     --          5,506      --         3,535      --         1,994      --         1,840       --
                         -------   ------      -------    ------     -------    ------     -------    ------     -------     ------
Total allowance
    for loan losses ..   $17,712   100.00%     $15,625    100.00%    $13,045    100.00%    $11,906    100.00%    $11,566     100.00%
                         =======   ======      =======    ======     =======    ======     =======    ======     =======     ======


INVESTMENT ACTIVITIES

     Investment Securities. The board of managers reviews and approves our investment policy on an annual basis. The Chief Executive Officer, Chief Operating Officer and Investment Officer, as authorized by the board, implement this policy. Management reports securities transactions to the Executive Committee of the board of managers on a weekly basis. The board of managers reviews our investment activity on a monthly basis.

     Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity within established guidelines. In establishing our investment strategies, we consider our interest rate sensitivity or "gap" position, the types of securities to be held, liquidity and other factors. New Jersey chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain time deposits of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and equity securities, commercial paper and mutual funds.

     Our investment policy prohibits participation in hedging programs, options or futures transactions or interest rate swaps and also prohibits the purchase of non-investment grade bonds. In the future we may amend our policy to allow us to engage in hedging transactions. Our investment policy also provides that we will not engage in any practice that the FFIEC considers to be an unsuitable investment practice. In addition, the policy provides that we shall attempt to maintain primary liquidity consisting of investments in cash, cash in banks, money market investments and securities with remaining maturities of less than five years in an amount equal to 5% of total deposits. At December 31, 1998, our primary liquidity ratio was 7.1%. For information regarding the carrying values, yields and maturities of our investment securities and mortgage-backed securities, see "-- Carrying Values, Yields and Maturities."

     We classify securities as trading, held to maturity, or available for sale at the date of purchase. Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. We currently have no securities classified as trading. We classify obligations of the U.S. Government and federal agencies, corporate bonds, and common stock as "available for sale." We classify municipal bonds as held to maturity. We have both the ability and positive intent to hold these investments to maturity. We did not sell any investment securities during 1998.

     Mortgage-backed Securities. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by FreddieMac, GNMA or FannieMae. We classify our entire mortgage-backed securities portfolio as "held to maturity" and we have both the ability and positive intent to hold these securities to maturity.

     At December 31, 1998, mortgage-backed securities held to maturity totaled $3.07 billion, or 39.6% of total assets. At December 31, 1998, the mortgage-backed securities portfolio had a weighted average yield of 6.82% and a market value of approximately $3.11 billion. Of the mortgage-backed securities we held at December 31, 1998, $897.2 million, or 29.2%, had fixed rates and $2.17 billion, or 70.8%, had adjustable-rates. Mortgage-backed securities at December 31, 1998 included real estate mortgage investment conduits (REMICs), which are securities derived by reallocating cash flows from mortgage pass-through securities or from pools of mortgage loans held by a trust. REMICS are a form of, and are often referred to as, collateralized mortgage obligations
(CMOs). We classify all of these securities as held to maturity.

     Our REMICs have fixed coupon rates ranging from 5.00% to 7.50% and had a weighted average yield of 5.81% at December 31, 1998. At December 31, 1998, REMICs totaled $62.9 million, which constituted 2.1% of the mortgage-backed securities portfolio, or 0.8% of total assets. Our REMICs had an expected average life of one year at December 31, 1998. For a further discussion of our investment policies, including those for mortgage-backed securities, see "-- Investment Securities." Purchases of mortgage-backed securities may decline in the future to offset any significant increase in demand for one- to four-family mortgage loans. We did not sell any of our mortgage-backed securities during 1998.

     Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. However, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize our borrowings. In general, mortgage-backed securities issued or guaranteed by GNMA, FannieMae and FreddieMac are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk weighting assigned to most non-securitized residential mortgage loans.

     While mortgage-backed securities carry a reduced credit risk as compared to whole loans, they remain subject to the risk of a fluctuating interest rate environment. Along with other factors, such as the geographic distribution of the underlying mortgage loans, changes in interest rates may alter the prepayment rate of those mortgage loans and affect both the prepayment rates and value of mortgage-backed securities.

     The following table presents our investment securities and mortgage-backed securities activities for the periods indicated.



                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------
                                                       1998              1997               1996
                                                   -----------        -----------        -----------
                                                                    (IN THOUSANDS)
INVESTMENT SECURITIES:
Carrying value at beginning of period ......       $   656,192        $   596,945        $   565,967
                                                   -----------        -----------        -----------
Purchases:
    Held to maturity .......................               403                600               --
    Available for sale .....................           789,577            521,529            404,929
Calls:
    Held to maturity .......................              (476)              (209)            (1,211)
    Available for sale .....................          (607,651)          (337,547)           (80,072)
Maturities:
    Held to maturity .......................              --                 --                  (25)
    Available for sale .....................           (51,550)           (80,700)          (288,463)
Sales:
   Available for sale ......................              --              (41,163)               (55)
Premium and discount amortization, net .....               536             (1,074)            (2,999)
Decrease in unrealized gains ...............              (607)            (2,189)            (1,126)
                                                   -----------        -----------        -----------

Net increase in investment securities ......           130,232             59,247             30,978
                                                   -----------        -----------        -----------
Carrying value at end of period ............       $   786,424        $   656,192        $   596,945
                                                   ===========        ===========        ===========

MORTGAGE-BACKED SECURITIES HELD TO MATURITY:
Carrying value at beginning of period ......       $ 3,022,225        $ 2,710,078        $ 1,865,930
                                                   -----------        -----------        -----------

Purchases ..................................         1,222,352            883,502          1,227,291
Principal payments .........................        (1,168,674)          (569,189)          (382,631)
Premium and discount amortization, net .....            (4,972)            (2,166)              (512)
                                                   -----------        -----------        -----------
Net increase in mortgage-backed securities .            48,706            312,147            844,148
                                                   -----------        -----------        -----------
Carrying value at end of period ............       $ 3,070,931        $ 3,022,225        $ 2,710,078
                                                   ===========        ===========        ===========

     The following table presents the composition of our money market investments, investment securities and mortgage-backed securities portfolios in dollar amount and in percentage of each investment type at the dates indicated. It also presents the coupon type for the mortgage-backed securities portfolio.



                                                                               AT DECEMBER 31,
                                                   -----------------------------------------------------------------------
                                                                  1998                                1997
                                                   ----------------------------------  -----------------------------------
                                                    CARRYING   PERCENT OF    FAIR       CARRYING   PERCENT OF     FAIR
                                                      VALUE     TOTAL (1)    VALUE        VALUE     TOTAL (1)     VALUE
                                                   ----------  ----------  ----------  ----------  ----------   ----------
                                                                            (DOLLARS IN THOUSANDS)
MONEY MARKET INVESTMENTS:
 Federal funds sold ........................       $   69,800    100.00%   $   69,800  $   24,600    100.00%    $   24,600
                                                   ==========  ========    ==========  ==========  ========     ==========

INVESTMENT SECURITIES:
 HELD TO MATURITY:
  Municipal bonds ..........................       $    1,393      0.18%   $    1,420  $    1,466      0.22%    $    1,503
                                                   ----------  --------    ----------  ----------  --------     ----------

 AVAILABLE FOR SALE:
  United States government and agencies ....          782,436     99.49       782,436     650,014     99.06        650,014
  Corporate bonds (2) ......................            2,595      0.33         2,595       4,712      0.72          4,712
                                                   ----------  --------    ----------  ----------  --------     ----------
   Total available for sale ................          785,031     99.82       785,031     654,726     99.78        654,726
                                                   ----------  --------    ----------  ----------  --------     ----------
    Total investment securities ............       $  786,424    100.00%   $  786,451  $  656,192    100.00%    $  656,229
                                                   ==========  ========    ==========  ==========  ========     ==========

MORTGAGE-BACKED SECURITIES HELD TO MATURITY:
 BY ISSUER:
  GNMA pass-through certificates ...........       $2,093,591     68.17%   $2,111,219  $2,061,928     68.23%    $2,114,789
  FNMA pass-through certificates ...........          674,061     21.95       686,275     568,479     18.81        577,930
  FHLMC pass-through certificates ..........          240,414      7.83       245,995     293,802      9.72        301,632
 FHLMC, FNMA and GNMA - REMICs .............           62,865      2.05        62,880      98,016      3.24         97,385
                                                   ----------  --------    ----------  ----------  --------     ----------
   Total mortgage-backed securities ........       $3,070,931    100.00%   $3,106,369  $3,022,225    100.00%    $3,091,736
                                                   ==========  ========    ==========  ==========  ========     ==========

 BY COUPON TYPE:
  Adjustable-rate ..........................       $2,173,728     70.78%   $2,187,054  $2,174,034     71.93%    $2,223,690
  Fixed-rate ...............................          897,203     29.22       919,315     848,191     28.07        868,046
                                                   ----------  --------    ----------  ----------  --------     ----------
   Total mortgage-backed securities ........       $3,070,931    100.00%   $3,106,369  $3,022,225    100.00%    $3,091,736
                                                   ==========  ========    ==========  ==========  ========     ==========

TOTAL INVESTMENT PORTFOLIO .................       $3,927,155              $3,962,620  $3,703,017               $3,772,565
                                                   ==========              ==========  ==========               ==========

                                                             AT DECEMBER 31,
                                                    ----------------------------------
                                                                   1996
                                                    ----------------------------------
                                                     CARRYING   PERCENT OF    FAIR
                                                       VALUE     TOTAL (1)    VALUE
                                                    ----------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS)
MONEY MARKET INVESTMENTS:
 Federal funds sold ........................        $   52,200    100.00%   $   52,200
                                                    ==========  ========    ==========

INVESTMENT SECURITIES:
 HELD TO MATURITY:
  Municipal bonds ..........................        $    1,075      0.18%   $    1,110
                                                    ----------  --------    ----------

 AVAILABLE FOR SALE:
  United States government and agencies ....           556,442     93.21       556,442
  Corporate bonds (2) ......................            39,428      6.61        39,428
                                                    ----------  --------    ----------
   Total available for sale ................           595,870     99.82       595,870
                                                    ----------  --------    ----------
    Total investment securities ............        $  596,945    100.00%   $  596,980
                                                    ==========  ========    ==========

MORTGAGE-BACKED SECURITIES HELD TO MATURITY:
 BY ISSUER:
  GNMA pass-through certificates ...........        $1,704,383     62.89%   $1,744,977
  FNMA pass-through certificates ...........           540,087     19.93       539,006
  FHLMC pass-through certificates ..........           313,044     11.55       318,799
 FHLMC, FNMA and GNMA - REMICs .............           152,564      5.63       151,753
                                                    ----------  --------    ----------
   Total mortgage-backed securities ........        $2,710,078    100.00%   $2,754,535
                                                    ==========  ========    ==========

 BY COUPON TYPE:
  Adjustable-rate ..........................        $1,840,985     67.93%   $1,877,097
  Fixed-rate ...............................           869,093     32.07       877,438
                                                    ----------  --------    ----------
   Total mortgage-backed securities ........        $2,710,078    100.00%   $2,754,535
                                                    ==========  ========    ==========

TOTAL INVESTMENT PORTFOLIO .................        $3,359,223              $3,403,715
                                                    ==========              ==========

     (1)  Based on carrying value for each investment type.

     (2) In 1996, includes common stock with a carrying and fair value of $1,335.

     Carrying Values, Yields and Maturities. The table below presents information regarding the carrying values, weighted average yields and contractual maturities of our money market investments, investment securities and mortgage-backed securities at December 31, 1998. Mortgage-backed securities are presented by issuer and by coupon type.



                                                                               AT DECEMBER 31, 1998
                                                -----------------------------------------------------------------------------------
                                                                               MORE THAN ONE YEAR           MORE THAN FIVE YEARS TO
                                                    ONE YEAR OR LESS              TO FIVE YEARS                     TEN YEARS
                                                ------------------------     -------------------------      -----------------------
                                                                 WEIGHTED                     WEIGHTED                     WEIGHTED
                                                CARRYING         AVERAGE     CARRYING         AVERAGE       CARRYING       AVERAGE
                                                  VALUE           YIELD       VALUE            YIELD          VALUE         YIELD
                                                --------         -------     --------         --------      --------       --------
                                                                               (DOLLARS IN THOUSANDS)
MONEY MARKET INVESTMENTS:
Federal funds sold .........................    $ 69,800           4.75%     $   --              --%        $   --              --%
                                                ==========

INVESTMENT SECURITIES:
HELD TO MATURITY:
Municipal bonds ............................    $   --             --        $    100           6.28        $    390           6.22
                                                                             --------                       --------

AVAILABLE FOR SALE:
United States government and agencies ......      10,169           4.78       306,156           6.02         466,111           6.54
Corporate bonds ............................          25           9.00         2,291           6.62             279           5.22
                                                --------                     --------                       --------
Total available for sale ...................      10,194           4.79       308,447           6.02         466,390           6.54
                                                --------                     --------                       --------
Total investment securities ................    $ 10,194           4.79      $308,547           6.02        $466,780           6.54
                                                ========                     ========                       ========

MORTGAGE-BACKED SECURITIES HELD TO MATURITY:
BY ISSUER:
GNMA pass-through certificates .............    $   --             --        $    735           7.92        $ 18,722           9.83
FNMA pass-through certificates .............        --             --            --             --           132,047           6.73
FHLMC pass-through certificates ............        --             --           3,179           9.65          14,607           9.16
FHLMC, FNMA and GNMA - REMICs ..............       3,743           6.21          --             --            48,730           5.56
                                                --------                     --------                       --------
Total mortgage-backed securities ...........    $  3,743           6.21      $  3,914           9.33        $214,106           6.90
                                                ========                     ========                       ========

BY COUPON TYPE:
Adjustable-rate ............................    $   --             --        $   --             --          $    934           7.21
Fixed-rate .................................       3,743           6.21         3,914           9.33         213,172           6.90
                                                --------                     --------                       --------
Total mortgage-backed securities ...........    $  3,743           6.21      $  3,914           9.33        $214,106           6.90
                                                ========                     ========                       ========

TOTAL INVESTMENT PORTFOLIO .................    $ 83,737           4.82%     $312,461           6.07%       $680,886           6.65%
                                                ========                     ========                       ========

                                                                         AT DECEMBER 31, 1998
                                                      ----------------------------------------------------------

                                                         MORE THAN TEN YEARS                    TOTAL
                                                      --------------------------       -------------------------
                                                                        WEIGHTED                        WEIGHTED
                                                      CARRYING          AVERAGE        CARRYING         AVERAGE
                                                        VALUE            YIELD           VALUE           YIELD
                                                      ----------       ---------       ----------       --------
                                                                        (DOLLARS IN THOUSANDS)
MONEY MARKET INVESTMENTS:
Federal funds sold .........................          $     --              --%        $   69,800           4.75%
                                                                                       ==========

INVESTMENT SECURITIES:
HELD TO MATURITY:
Municipal bonds ............................          $      903           6.43        $    1,393           6.36
                                                      ----------                       ----------

AVAILABLE FOR SALE:
United States government and agencies ......                --             --             782,436           6.31
Corporate bonds ............................                --             --               2,595           6.49
                                                      ----------                       ----------
Total available for sale ...................                --             --             785,031           6.31
                                                      ----------                       ----------
Total investment securities ................          $      903           6.43        $  786,424           6.31
                                                      ==========                       ==========

MORTGAGE-BACKED SECURITIES HELD TO MATURITY:
BY ISSUER:
GNMA pass-through certificates .............          $2,074,134           6.73        $2,093,591           6.76
FNMA pass-through certificates .............             542,014           7.00           674,061           6.95
FHLMC pass-through certificates ............             222,628           7.16           240,414           7.31
FHLMC, FNMA and GNMA - REMICs ..............              10,392           6.82            62,865           5.81
                                                      ----------                       ----------
Total mortgage-backed securities ...........          $2,849,168           6.82        $3,070,931           6.82
                                                      ==========                       ==========

BY COUPON TYPE:
Adjustable-rate ............................          $2,172,794           6.73        $2,173,728           6.73
Fixed-rate .................................             676,374           7.09           897,203           7.05
                                                      ----------                       ----------
Total mortgage-backed securities ...........          $2,849,168           6.82        $3,070,931           6.82
                                                      ==========                       ==========

TOTAL INVESTMENT PORTFOLIO .................          $2,850,071           6.82%       $3,927,155           6.68%
                                                      ==========                       ==========

SOURCES OF FUNDS

     General. Deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investments securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We currently do not use borrowings or reverse repurchase agreements as sources of funds, although we have the ability to purchase up to $25.0 million in federal funds from a correspondent bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits. We also offer IRA and Keogh accounts.

     Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Our deposits are primarily obtained from areas surrounding our offices and we rely primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. We do not use brokers to obtain deposits.

     When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as regular savings deposits, money market accounts and demand accounts) represented 25.7% of total deposits on December 31, 1998. At December 31, 1998 time deposits with remaining terms to maturity of less than one year amounted to $4.77 billion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the years ended December 31, 1998, 1997 and 1996.

     The following table presents our deposit activity for the periods indicated.



                                                   FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
                                               1998              1997              1996
                                            ----------        ----------        ----------
                                                        (DOLLARS IN THOUSANDS)
Total deposits at beginning of period       $6,465,956        $5,918,971        $4,757,813
Net deposits ........................           30,301           249,525           918,358
Interest credited, net penalties ....          311,082           297,460           242,800
                                            ----------        ----------        ----------
Total deposits at end of period .....       $6,807,339        $6,465,956        $5,918,971
                                            ==========        ==========        ==========

Net increase ........................       $  341,383        $  546,985        $1,161,158
                                            ==========        ==========        ==========

Percentage increase .................             5.28%             9.24%            24.41%

     At December 31, 1998, we had $516.1 million in time deposits with balances of $100,000 and over maturing as follows:



 MATURITY PERIOD                            AMOUNT
------------------------------------     --------------
                                         (IN THOUSANDS)
Three months or less ...............       $241,133
Over three months through six months        133,512
Over six months through 12 months ..        120,840
Over 12 months .....................         20,599
                                           --------
 Total .............................       $516,084
                                           ========


     The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average nominal interest rate on each category of deposits.



                                                                               AT DECEMBER 31,
                                            -----------------------------------------------------------------------------------
                                                            1998                                         1997
                                            --------------------------------------       --------------------------------------
                                                                          WEIGHTED                                     WEIGHTED
                                                             PERCENT       AVERAGE                        PERCENT       AVERAGE
                                                            OF TOTAL       NOMINAL                       OF TOTAL       NOMINAL
                                               AMOUNT       DEPOSITS        RATE           AMOUNT        DEPOSITS        RATE
                                            ----------      --------      --------       ----------      --------      --------
                                                                            (DOLLARS IN THOUSANDS)
Savings .............................       $  832,759        12.23%         2.60%       $  835,062        12.91%         2.75%
Interest-bearing demand .............          100,436         1.48          2.00            90,869         1.41          2.00
Money market ........................          505,201         7.42          2.78           500,029         7.73          2.93
Demand ..............................          313,061         4.60          --             272,326         4.21          --
                                            ----------       ------                      ----------       ------

  Total .............................        1,751,457        25.73          2.15         1,698,286        26.26          2.32
                                            ----------       ------                      ----------       ------

Time Deposits:
 Time deposits $100,000 and over ....          516,084         7.58          5.26           460,982         7.13          5.60

 Time deposits less than $100,000
 with original maturities of:
  Three months or less ..............          436,186         6.41          4.88           473,105         7.32          5.27
  Over three months to twelve months         1,351,892        19.86          5.18         1,328,888        20.55          5.60
  Twelve months to twenty-four months        1,942,691        28.54          5.37         1,695,908        26.24          5.72
  Twenty-four months to thirty-six
  months ............................          238,792         3.51          5.54           232,782         3.60          5.68
  Thirty-six months to forty-eight
  months ............................           20,628         0.30          5.30            32,142         0.50          5.65
  Forty-eight months to sixty months             4,539         0.07          5.50             8,017         0.12          5.34
  Sixty months and over .............           39,140         0.57          5.51            58,362         0.90          5.36
  IRA and Keogh accounts ............          505,930         7.43          5.46           477,484         7.38          5.66
                                            ----------       ------                      ----------       ------
  Total time deposits ...............        5,055,882        74.27          5.29         4,767,670        73.74          5.62
                                            ----------       ------                      ----------       ------

  Total deposits ....................       $6,807,339       100.00%         4.48%       $6,465,956       100.00%         4.75%
                                            ==========       ======          ====        ==========       ======          ====

                                                             AT DECEMBER 31,
                                                  ---------------------------------------
                                                                  1996
                                                  ---------------------------------------
                                                                                 WEIGHTED
                                                                  PERCENT        AVERAGE
                                                                  OF TOTAL       NOMINAL
                                                   AMOUNT         DEPOSITS         RATE
                                                  ----------      --------       --------
                                                          (DOLLARS IN THOUSANDS)
Savings .............................             $  857,731        14.49%         2.80%
Interest-bearing demand .............                 88,557         1.50          2.00
Money market ........................                520,141         8.79          2.93
Demand ..............................                249,857         4.22          --
                                                  ----------       ------

  Total .............................              1,716,286        29.00          2.39
                                                  ----------       ------

Time Deposits:
 Time deposits $100,000 and over ....                375,399         6.34          5.62

 Time deposits less than $100,000
 with original maturities of:
  Three months or less ..............                474,269         8.01          5.54
  Over three months to twelve months               1,387,771        23.44          5.69
  Twelve months to twenty-four months              1,189,676        20.10          5.47
  Twenty-four months to thirty-six
  months ............................                215,375         3.64          5.76
  Thirty-six months to forty-eight
  months ............................                 50,444         0.85          5.40
  Forty-eight months to sixty months                  16,373         0.28          5.03
  Sixty months and over .............                 61,517         1.04          5.35
  IRA and Keogh accounts ............                431,861         7.30          5.53
                                                  ----------       ------
  Total time deposits ...............              4,202,685        71.00          5.58
                                                  ----------       ------

  Total deposits ....................             $5,918,971       100.00%         4.66%
                                                  ==========       ======          ====

     The following table presents, by rate category, the amount of our time deposit accounts outstanding at December 31, 1998, 1997 and 1996.



                                                      AT DECEMBER 31,
                                        --------------------------------------------
                                           1998             1997             1996
                                        ----------       ----------       ----------
 TIME DEPOSIT ACCOUNTS:                                (IN THOUSANDS)
4.00% or less..............             $    1,530       $    1,755       $    1,712
4.01%-4.50% ...............                  4,335                8            4,314
4.51%-5.00% ...............              1,501,902           39,212           62,513
5.01%-5.50% ...............              2,342,518          659,235          715,937
5.51%-6.00% ...............              1,196,373        4,040,522        3,321,591
over 6.01% ................                  9,224           26,938           96,618
                                        ----------       ----------       ----------
   Total ..................             $5,055,882       $4,767,670       $4,202,685
                                        ==========       ==========       ==========

     The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of December 31, 1998.



                                                              PERIOD TO MATURITY FROM DECEMBER 31, 1998
                                 ------------------------------------------------------------------------------------------------
                                    WITHIN        THREE TO      SIX MONTHS   ONE TO TWO   TWO TO THREE   OVER THREE
                                 THREE MONTHS    SIX MONTHS    TO ONE YEAR      YEARS        YEARS          YEARS         TOTAL
                                 ------------    ----------    -----------   ----------   -----------    ----------    ----------
TIME DEPOSIT ACCOUNTS:                                                    (IN THOUSANDS)
4.00% or less................    $      1,530    $     --      $      --     $     --     $      --      $     --      $    1,530
4.01%-4.50% .................             349           684          1,397        1,905          --            --           4,335
4.51%-5.00% .................         531,874       483,845        439,690       38,393         4,326         3,774     1,501,902
5.01%-5.50% .................         824,194       565,982        814,216      111,128        16,474        10,524     2,342,518
5.51%-6.00% .................         646,646       288,947        160,304       99,088         1,388          --       1,196,373
over 6.01% ..................             502           772          4,237        3,570           143          --           9,224
                                 ------------    ----------    -----------   ----------   -----------    ----------    ----------
     Total ..................    $  2,005,095    $1,340,230    $ 1,419,844   $  254,084   $    22,331    $   14,298    $5,055,882
                                 ============    ==========    ===========   ==========   ===========    ==========    ==========


     Borrowings. We do not currently borrow funds to finance our lending and investing activities. We intend, however, to borrow funds in the future. We may borrow funds pursuant to reverse repurchase agreements, whereby we sell an asset with an agreement to repurchase it at some future date. We are not a member of the Federal Home Loan Bank System, however, we may consider becoming a member in the future. Membership in the Federal Home Loan Bank System would provide us with additional sources for borrowings.

PROPERTIES

     We conduct our business through our executive office, operations center and 75 banking offices which had an aggregate net book value of $24.1 million as of December 31, 1998. We are changing the location of our office in Garfield, New Jersey. The lease at our current location in Garfield expires in 2000. We have signed a new lease to expire in 2009.



                                                                                      ORIGINAL DATE
                                                    LEASED OR                           LEASED OR            DATE OF LEASE
LOCATION                                              OWNED                              ACQUIRED             EXPIRATION
EXECUTIVE OFFICE:
 West 80 Century Road
 Paramus, NJ ..................................       Owned                                1978                   --
OPERATIONS CENTER:
 161 Harristown Road
 Glen Rock, NJ ................................       Leased                               1995                  2000
BERGEN COUNTY:
 680-684 Anderson Avenue
 Cliffside Park, NJ ...........................       Owned                                1973                   --
 80 Union Avenue
 Cresskill, NJ ................................       Owned                                1974                   --
 408 East Madison Avenue
 Dumont, NJ ...................................       Leased                               1995                  2005
 330 Kinderkamack Road
 Emerson, NJ ..................................       Owned                                1974                   --
 50 East Palisade Avenue
 Englewood, NJ ................................       Leased                               1987                  2001
 303 Main Street
 Fort Lee, NJ .................................       Owned                                1977                   --
 169 Lanza Avenue
 Garfield, NJ .................................       Leased                               1981                  2000
 897 Prospect Street
 Glen Rock, NJ ................................       Owned                                1972                   --
 304 Essex Street
 Lodi, NJ .....................................       Owned                                1973                   --
 115 Franklin Turnpike
 Mahwah, NJ ...................................       Leased                               1997                  2007
 715 River Road
 New Milford, NJ ..............................       Owned                                1978                   --
 379 Ramapo Valley Road
 Oakland, NJ ..................................       Owned                                1976                   --
 249 Kinderkamack Road
 Oradell, NJ ..................................       Owned                                1970                   --
 West 80 Century Road
 Paramus, NJ ..................................       Owned                                1978                   --
 57 West Main Street
 Ramsey, NJ ...................................       Leased                               1976                  2006
 89 Interstate Shopping Center
 Ramsey, NJ ...................................       Leased                               1995                  2010
 94 North Maple Avenue
 Ridgewood, NJ ................................       Leased                               1976                  2002

                                                                                      ORIGINAL DATE
                                                    LEASED OR                           LEASED OR            DATE OF LEASE
LOCATION                                              OWNED                              ACQUIRED             EXPIRATION
 1070 Main Street
 River Edge, NJ ...............................       Leased                               1976                  2010
 632 Westwood Avenue
 River Vale, NJ ...............................       Leased                               1979                  2009
 790 Queen Anne Road
 Teaneck, NJ ..................................       Owned                                1971                   --
 7 East Prospect Street
 Waldwick, NJ .................................       Owned                                1969                   --
 261 Godwin Avenue
 Wyckoff, NJ ..................................       Leased                               1971                  2003
BURLINGTON COUNTY:
 1406 Route 130
 Cinnaminson, NJ ..............................       Leased                               1979                  2004
CAMDEN COUNTY:
 90 Barclay Center
 Cherry Hill, NJ ..............................       Leased                               1974                  2004
 2335 Church Road
 Cherry Hill, NJ ..............................       Owned                                1976                   --
 116 Kings Highway East
 Haddonfield, NJ ..............................       Owned                                1975                   --
ESSEX COUNTY:
 232 South Livingston Avenue
 Livingston, NJ ...............................       Owned                                1975                   --
 277 Eisenhower Parkway
 Livingston, NJ ...............................       Leased                               1995                  2010
 62-64 Main Street
 Millburn, NJ .................................       Leased                               1974                  2000
 157 Seventh Avenue
 Newark, NJ ...................................       Leased                               1950                  2010
 72 Mount Vernon Place
 Newark, NJ ...................................       Leased                               1955                  2003
 60 Park Place
 Newark, NJ ...................................       Leased                               1988                  2002
 313 Henry Street
 Orange, NJ ...................................       Owned                                1963                   --
 288 Main Street
 Orange, NJ ...................................       Leased                               1954                  2001
 187 Eagle Rock Avenue
 Roseland, NJ .................................       Owned                                1958                   --
 767 Bloomfield Avenue
 West Caldwell, NJ ............................       Leased                               1975                  2009
GLOUCESTER COUNTY:
 1002 Mantua Pike
 Woodbury Heights, NJ .........................       Owned                                1977                   --
HUDSON COUNTY:
 1018 Washington Street
 Hoboken, NJ ..................................       Leased                               1996                  2006
 587 Summit Avenue
 Jersey City, NJ ..............................       Owned                                1920                   --

                                                                                      ORIGINAL DATE
                                                    LEASED OR                           LEASED OR            DATE OF LEASE
LOCATION                                              OWNED                              ACQUIRED             EXPIRATION
 600 Summit Avenue (Drive-In)
 Jersey City, NJ ..............................       Owned                                1977                   --
 2530 Kennedy Boulevard
 Jersey City, NJ ..............................       Owned                                1928                   --
 532 Ocean Avenue
 Jersey City, NJ ..............................       Owned                                1947                   --
 495 Manila Avenue
 Jersey City, NJ ..............................       Owned                                1970                   --
 216 Passaic Avenue
 Kearny, NJ ...................................       Leased                               1980                  2006
 7533 Bergenline Avenue
 North Bergen, NJ .............................       Owned                                1958                   --
MIDDLESEX COUNTY:
 355 Applegarth Road
 Cranbury, NJ .................................       Leased                               1981                  2010
MONMOUTH COUNTY:
 351 West Main Street
 Freehold, NJ .................................       Leased                               1977                  2003
 455 County Road
 Marlboro, NJ .................................       Leased                               1996                  2006
 75 Highway 35
 Middletown, NJ ...............................       Leased                               1983                  2002
 1 Paddock Plaza
 West Long Branch, NJ .........................       Leased                               1977                  2017
MORRIS COUNTY:
 641 Shunpike Road
 Chatham, NJ ..................................       Leased                               1970                  2005
 209 Route 206 South
 Chester, NJ ..................................       Leased                               1982                  2002
 10 West Main Street
 Denville, NJ .................................       Leased                               1981                  2010
 18 James Street
 Florham Park, NJ .............................       Leased                               1974                  2009
 977 Valley Road
 Gillette, NJ .................................       Leased                               1974                  2009
 340 Main Street
 Madison, NJ ..................................       Leased                               1974                  2000
 240 Baldwin Road
 Parsippany, NJ ...............................       Owned                                1992                   --
 150 Newark-Pompton Turnpike
 Pequannock, NJ ...............................       Leased                               1969                  2002
 148 Center Grove Road
 Randolph, NJ .................................       Leased                               1979                  1999
OCEAN COUNTY:
 335 Atlantic City Boulevard
 Bayville, NJ .................................       Leased                               1991                  2001
 731 Brick Boulevard
 Brick, NJ ....................................       Owned                                1974                   --
 55 Brick Boulevard
 Brick, NJ ....................................       Leased                               1974                  2004

                                                                                      ORIGINAL DATE
                                                    LEASED OR                           LEASED OR            DATE OF LEASE
LOCATION                                              OWNED                              ACQUIRED             EXPIRATION
 782 Lacey Road
 Forked River, NJ .............................       Leased                               1981                  2000
 2100 Route 70
 Lakehurst, NJ ................................       Owned                                1981                   --
 167-169 Kennedy Boulevard
 Lakewood, NJ .................................       Leased                               1976                  2002
 1328 River Avenue
 Lakewood, NJ .................................       Leased                               1989                  2004
 1000 Route 70
 Lakewood, NJ .................................       Leased                               1994                  2004
 577 Lakehurst Road
 Toms River, NJ ...............................       Owned                                1974                   --
PASSAIC COUNTY:
 887 Allwood Road
 Clifton, NJ ..................................     Land Lease                             1974                  2010
 217 Berdan Avenue
 Wayne, NJ ....................................       Leased                               1991                  2004
 35A Marshall Hill Road
 West Milford, NJ .............................       Leased                               1981                  2005
UNION COUNTY:
 341 Springfield Avenue
 Summit, NJ ...................................       Owned                                1979                   --
 365 Tucker Avenue
 Union, NJ ....................................       Owned                                1975                   --
 119 Central Avenue
 Westfield, NJ ................................       Leased                               1974                  2002
WARREN COUNTY:
 200 Grand Avenue
 Hackettstown, NJ .............................       Leased                               1970                  2002
 1965 Route 57
 Mansfield, NJ ................................       Leased                               1978                  2003


LEGAL PROCEEDINGS

     Except for the cases described below, we are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operations.

     On October 2, 1997, a purported class action entitled James W. Smith, et al. v. Hudson City Savings Bank (L-11184-97) was commenced in the Law Division of New Jersey Superior Court, Essex County against Hudson City Savings on behalf of persons who obtained loans from Hudson City Savings secured by residential real property in New Jersey, and who paid an attorney review fee to Hudson City in connection with their loans. Plaintiff alleges further that the potential class includes thousands of borrowers and involves millions of dollars in review fees. Plaintiff claims that the attorney fees paid to Hudson City violate a provision of New Jersey law which prescribes circumstances under which such fees can be charged by a lender and a provision of New Jersey law prohibition consumer fraud. Plaintiff seeks an injunction, an order requiring a form of warning or public notice, compensatory damages, treble damages, costs, attorneys' fees, an order requiring disgorgement, interest and punitive damages. Hudson City Savings filed an answer denying liability. This suit was voluntarily stayed by the parties on or about September 9, 1998 pending the outcome of an appeal (the "Appeal") in certain other New Jersey attorney review fee lawsuits involving different parties.

     The Appeal, heard on a consolidated basis in the cases of Kelly v. Chase Manhattan Mortgage Corp., Iverson v. Collective Bank and Turner v. First Union, was decided by the Appellate Division of the New Jersey Superior Court on or about July 9, 1998. The Appellate Division ruled, among other things, that lenders are permitted to charge attorney review fees for the review of loan documents submitted by a borrower or by the borrower's attorney and clarified the interpretation of part of the statute's language.

     Following the Appellate Division's decision in the Appeal, the Supreme Court of New Jersey granted a motion for leave to appeal on or about November 18, 1998 and a motion for leave to cross-appeal on or about January 27, 1999. The New Jersey Supreme Court will review the Appellate Division's ruling in the appeal. Meanwhile, the Smith action remains stayed.

     On or about April 30, 1998, a purported class action was commenced against Hudson City Savings, in the Law Division of New Jersey Superior Court, Bergen County entitled Elizabeth C. Bogdanowicz, et al. v. Hudson City Savings Bank (L-4110-98) on behalf of a putative class of persons who borrowed funds from Hudson City from and after January 29, 1993. Plaintiffs allege that the putative class consists of thousands of borrowers who were charged attorney review fees by Hudson City Savings. Plaintiffs claim that the attorney review fee violated the New Jersey fee statute. Plaintiffs also assert claims for unjust enrichment. Plaintiffs seek compensatory damages, costs, fees, injunctive relief and treble damages. This action has also been stayed voluntarily by the parties pending the outcome of the Appeal.

     We believe that these two lawsuits, are without merit and we intend to aggressively defend our interests.


PERSONNEL

     As of December 31, 1998, we had 864 full-time employees and 100 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.


                      BUSINESS OF HUDSON CITY BANCORP, INC.

     Hudson City Bancorp has not engaged in any business to date. Upon completion of the reorganization, Hudson City Bancorp will own Hudson City Savings. Hudson City Bancorp will retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

     In the future, Hudson City Bancorp may pursue other business activities, including the acquisition of other financial institutions or other entities, borrowing funds for investment in Hudson City Savings and diversification of Hudson City Bancorp's operations. Hudson City Bancorp has no current plans for such activities. Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Hudson City Bancorp receives from Hudson City Savings. Initially, Hudson City Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Hudson City Savings. At the present time, we intend to employ only persons who are officers of Hudson City Savings, to serve as officers of Hudson City Bancorp. However, we will use the support staff of Hudson City Savings from time to time. These persons will not be separately compensated by Hudson City Bancorp. Hudson City Bancorp will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Offering."


                   REGULATION OF HUDSON CITY SAVINGS BANK AND
                               HUDSON CITY BANCORP

GENERAL

     Hudson City Savings Bank is a New Jersey chartered savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation (FDIC) under the Bank Insurance Fund (BIF). Hudson City Savings is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance (the "Department") as its chartering agency, and by the FDIC as the deposit insurer. Hudson City Savings must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess Hudson City Savings Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     Hudson City, MHC and Hudson City Bancorp, as bank holding companies controlling Hudson City Savings, will be subject to the Bank Holding Company Act of 1956, as amended, (BHCA) and the rules and regulations of the Federal Reserve Board (FRB) under the BHCA and to the provisions of the New Jersey Banking Act of 1948 (the "New Jersey Banking Act") and the regulations of the Department under the Banking Act applicable to bank holding companies. Hudson City, MHC and Hudson City Bancorp will be required to file reports with, and otherwise comply with the rules and regulations of the FRB and the Department. Hudson City Bancorp will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in such laws and regulations, whether by the Department, the FDIC, the FRB or through legislation, could have a material adverse impact on Hudson City, MHC, Hudson City Bancorp and Hudson City Savings and their operations and stockholders.

     Certain of the laws and regulations applicable to Hudson City, MHC, Hudson City Bancorp and Hudson City Savings are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.


NEW JERSEY BANKING REGULATION

     Activity Powers. The Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including Hudson City Savings Bank, generally may, invest in:

     (1)  real estate mortgages;

     (2)  consumer and commercial loans;

     (3) specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

     (4)  certain types of corporate equity securities; and

     (5)  certain other assets.

A savings bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the Banking Act. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. A savings bank may also exercise trust powers upon approval of the Department. New Jersey savings banks may also exercise any power authorized for federally chartered savings banks unless the Department determines otherwise. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "-- Federal Banking Regulation -- Activity Restrictions on State-Chartered Banks" below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A savings bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. Hudson City Savings currently complies with applicable loans-to-one-borrower limitations.

     Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend if the surplus of the savings bank would, after the payment of the dividend, be reduced unless after such reduction the surplus was 50% or more of the bank's capital stock. Federal law may also limit the amount of dividends that may be paid by Hudson City Savings. See "-- Federal Banking Regulation -- Prompt Corrective Action" below. While this restriction does not currently apply to Hudson City Savings, it will apply after the reorganization.

     Minimum Capital Requirements. Regulations of the Department impose on New Jersey chartered depository institutions, including Hudson City Savings, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See "-- Federal Banking Regulation."

     Examination and Enforcement. The Commissioner may examine Hudson City Savings whenever it deems an examination advisable. The Commissioner examines Hudson City Savings at least every two years. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.


FEDERAL BANKING REGULATION

     Capital Requirements. FDIC regulations require BIF-insured banks, such as Hudson City Savings, to maintain minimum levels of capital. The FDIC regulations define two Tiers, or classes, of capital.

     Tier 1 capital is comprised of the sum of common stockholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

     The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan losses. Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital can not exceed 100% of Tier 1 capital.

     The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 3.0% plus an additional cushion of at least 100 to 200 basis points; as a result, the minimum leverage capital ratio for such banks consists of a ratio of Tier 1 capital to total assets of not less than 4 percent. The FDIC and the other federal banking regulators have proposed amendments to their minimum capital regulations to provide that the minimum leverage capital ratio for a depository institution that has not been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

     The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     The following table shows Hudson City Savings' leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at December 31, 1998:


                                                          As of December 31, 1998
                                -----------------------------------------------------------------------------
                                                               Minimum Capital          For Classification as
                                     Bank Actual                  Adequacy                 Well-Capitalized
                                ---------------------       --------------------        ---------------------
                                 Amount        Ratio         Amount        Ratio         Amount        Ratio
                                --------       ------       --------       -----        --------       ------
                                                      (DOLLARS IN THOUSANDS)
Leverage (Tier 1) capital       $898,494       11.93%       $301,314        4.00%       $376,642        5.00%

Risk-based capital:
 Tier 1 .................        898,494       38.48          93,409        4.00         140,114        6.00
 Total ..................        916,206       39.23         186,818        8.00         233,523       10.00

     As the table shows, Hudson City Savings exceeded the minimum capital adequacy requirements at the date indicated.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended (FDIA), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

     Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if

     (1) the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991;

     (2) the state in which the bank is chartered permitted such investments as of September 30, 1991; and

     (3) the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

Hudson City Savings received approval from the FDIC to retain and acquire such equity investments subject to a maximum permissible investment equal to the lesser of 100% of Hudson City Savings' Tier 1 capital or the maximum permissible amount specified by the Banking Act. Section 24 also provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries are limited to those permissible for a national bank, permissible under Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Hudson City Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     (1) insolvency (whereby the assets of the bank are less than its liabilities to depositors and others);

     (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     (3)  existence of an unsafe or unsound condition to transact business;

     (4) likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     (5) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Deposit Insurance. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or under capitalization using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Hudson City Savings.

     Under the Deposit Insurance Funds Act of 1996 ("Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as Hudson City Savings. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits will be one-fifth of the rate imposed on deposits insured by the Savings Association Insurance Fund (SAIF). The annual rate of assessments for the payments on the FICO bonds for the quarterly period beginning on October 1, 1998 was 0.01164% for BIF-assessable deposits and 0.0582% for SAIF-assessable deposits and was 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits for the quarterly period beginning on January 1, 1999.

     Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Hudson City Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of Hudson City Savings. Transactions between an insured bank, such as Hudson City Savings, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the FRB has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the Bank Holding Company Act of 1956, as amended (BHCA), as an affiliate for purposes of Sections 23A and 23B. Sections 23A and 23B (1) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

     Uniform Real Estate Lending Standards. Pursuant to FDICIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

     (1) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

     (2) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%;

     (3) for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

     (4) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

     (5) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property), the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require




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appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     Community Reinvestment Act. Under the Community Reinvestment Act (CRA), any insured depository institution, including Hudson City Savings, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

     Among other things, current CRA regulations replace the prior process-based assessment factors with a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the new evaluation system focuses on three tests:

     (1) a lending test, to evaluate the institution's record of making loans in its service areas;

     (2) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

     (3) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. Hudson City Savings has received "satisfactory" ratings in its CRA examinations. However, from September 23, 1996 to June 22, 1998, Hudson City Savings had a "needs to improve" CRA rating. Hudson City Savings' latest CRA rating, dated June 22, 1998, was "satisfactory."

     Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan




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
or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4%, and its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk-based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is rated a composite "1" under the Uniform Financial Institutions Rating System) would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, Tier 1 capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

     (1) an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and

     (2) the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.




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
     The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.


LOANS TO A BANK'S INSIDERS

     Federal Regulation. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated to any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Hudson City Savings' loans. See "New Jersey Banking Regulation -- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either
(1) $500,000 or (2) the greater of $25,000 or 5% of the bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

     An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

     In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     New Jersey Regulation. Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to




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
the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under Regulation O, as discussed above. The Banking Act also provides that a savings bank that is in compliance with Regulation O is deemed to be in compliance with such provisions of the Banking Act.


FEDERAL RESERVE SYSTEM

     Under FRB regulations, Hudson City Savings is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment by the FRB) and an initial reserve of $1.4 million plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. Hudson City Savings is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Hudson City Savings' interest-earning assets.


HOLDING COMPANY REGULATION

     Federal Regulation. After the reorganization, Hudson City, MHC and Hudson City Bancorp will be governed as bank holding companies. Bank holding companies are subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Hudson City Savings. As of December 31, 1998, Hudson City Bancorp's total capital and Tier 1 capital ratios for Hudson City, MHC and Hudson City Bancorp would, on a pro forma basis, exceed these minimum capital requirements. See "Regulatory Capital Compliance."

     As bank holding companies, Hudson City, MHC and Hudson City Bancorp will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for Hudson City, MHC or Hudson City Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     A bank holding company is required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its


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

most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

     In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

     (1)  making or servicing loans;

     (2)  performing certain data processing services;

     (3)  providing discount brokerage services;

     (4)  acting as fiduciary, investment or financial advisor;

     (5)  leasing personal or real property;

     (6) making investments in corporations or projects designed primarily to promote community welfare; and

     (7)  acquiring a savings and loan association.

     Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Hudson City, MHC or Hudson City Bancorp ever acquired as a separate subsidiary a depository institution in addition to Hudson City Savings.

     New Jersey Regulation. Under the Banking Act, a company owning or controlling a savings bank is regulated as a bank holding company. The Banking Act defines the terms "company" and "bank holding company" as such terms are defined under the BHCA. Each bank holding company controlling a New Jersey chartered bank or savings bank must file certain reports with the Commissioner and is subject to examination by the Commissioner.


ACQUISITION OF HUDSON CITY BANCORP

     Under federal law and under the Banking Act, no person may acquire control of Hudson City Bancorp or Hudson City Savings without first obtaining, as summarized below, approval of such acquisition of control by the FRB and the Commissioner.

     Federal Restrictions. Under the federal Change in Bank Control Act (CBCA), any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Hudson City Bancorp's common stock will be required to submit prior notice to the FRB, unless the FRB has found that the acquisition of such shares will not result in a change in control of Hudson City Bancorp. Under the CBCA, the FRB has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and




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
managerial resources of the acquiror, the convenience and needs of the communities served by Hudson City Bancorp and Hudson City Savings, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain "control" of Hudson City Bancorp within the meaning of the BHCA. Control generally is defined under the BHCA to mean the ownership or power to vote 25% more of any class of voting securities of Hudson City Bancorp or the ability to control in any manner the election of a majority of Hudson City Bancorp's directors.

     New Jersey Restrictions. The Banking Act requires prior approval of the Commissioner before any person may acquire a New Jersey bank holding company, such as Hudson City Bancorp. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a New Jersey bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a New Jersey bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.


DIVIDEND WAIVERS BY HUDSON CITY, MHC

     It has been the policy of many mutual holding companies to waive the receipt of dividends declared by its savings institution subsidiary. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by Hudson City, MHC of dividends paid on the common stock by Hudson City Bancorp. In particular, the Federal Reserve Board is expected to require that Hudson City, MHC obtain the prior approval of the Federal Reserve Board before Hudson City, MHC may waive any dividends from Hudson City Bancorp. As of the date hereof, we are not aware that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested such approval.

     We also expect that the terms of the Federal Reserve Board approval of the reorganization will require that the amount of any dividends waived by Hudson City, MHC will not be available for payment to its public stockholders of Hudson City Bancorp (i.e., stockholders except for Hudson City, MHC) and that such amount will be excluded from Hudson City Bancorp's capital for purposes of calculating dividends payable to the public stockholders. Moreover, Hudson City Savings is required to maintain the cumulative amount of dividends waived by Hudson City, MHC in a restricted capital account that would be added to the liquidation account established in the reorganization. This amount would not be available for distribution to public stockholders. See "The Reorganization and The Offering -- Effects of the Reorganization -- Depositors' Rights If We Liquidate; Liquidation Account." The restricted capital account and liquidation account amounts would not be reflected in Hudson City Savings' financial statements, but would be considered as a notational or memorandum account of Hudson City Savings. These accounts would be maintained in accordance with the laws, rules, regulations and policies of the Commissioner of Banking and Insurance of New Jersey and the plan of reorganization. The plan of reorganization also provides that if Hudson City, MHC converts to stock form in the future, (commonly referred to as a second step conversion), any waived dividends would reduce the percentage of the converted company's shares of common stock issued to public stockholders in




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
connection with any such transaction. For additional information regarding the possible second step conversion of Hudson City, MHC, see "The Reorganization and The Offering -- Possible Conversion of Hudson City, MHC to Stock Form."

     Hudson City, MHC does not expect to initially waive dividends declared by Hudson City Bancorp. If Hudson City, MHC decides that it is in its best interest to waive a particular dividend to be paid by Hudson City Bancorp and the Federal Reserve Board approves such waiver, then Hudson City Bancorp would pay such dividend only to its public stockholders. The amount of the dividend waived by Hudson City, MHC would be treated in the manner described above. Hudson City, MHC's decision as to whether or not to waive a particular dividend will depend on a number of factors, including Hudson City, MHC's capital needs, the investment alternatives available to Hudson City, MHC as compared to those available to Hudson City Bancorp, and the possibility of regulatory approvals. We can not guarantee:

     - that after the reorganization, Hudson City, MHC will waive dividends paid by Hudson City Bancorp;

     - that if the application is made to waive a dividend, that the Federal Reserve Board will approve such dividend waiver request; or

     - what conditions may be imposed by the Federal Reserve Board on any dividend waiver.


                                    TAXATION

FEDERAL

     General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Hudson City Savings, Hudson City, MHC or Hudson City Bancorp. For federal income tax purposes, Hudson City Savings reports its income on the basis of a taxable year ending December 31, using the accrual method of accounting, and is generally subject to federal income taxation in the same manner as other corporations. Following the reorganization, Hudson City Savings and Hudson City Bancorp will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because MHC will own less than 80% of the common stock, it will not be a member of such affiliated group and will report its income on a separate return. Hudson City Savings is not currently under audit by the Internal Revenue Service and has not been audited by the IRS during the past five years.

     Bad Debt Reserves. Pursuant to the Small Business Job Protection Act of 1996, Hudson City Savings is no longer permitted to use the reserve method of accounting for bad debts, and is now recapturing (taking into income) over a multi-year period a portion of the balance of its tax bad debt reserve as of December 31, 1995. Since Hudson City Savings has already provided a deferred tax liability equal to the amount of such recapture, the recapture will not adversely impact Hudson City Savings' financial condition or results of operations.

     Distributions. To the extent that Hudson City Savings makes "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from Hudson City Savings' unrecaptured tax bad debt reserve "base year reserve," i.e., its reserve as of




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
December 31, 1987, to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in Hudson City Savings' taxable income. Non-dividend distributions include distributions in excess of Hudson City Savings' current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Hudson City Savings' current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in Hudson City Savings' income.

     The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of Hudson City Savings' base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Hudson City Savings does not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which Hudson City Savings currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, Hudson City Savings' AMTI is increased by an amount equal to 75% of the amount by which Hudson City Savings' adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). Although the corporate environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million has expired, under current Administration proposals, such tax will be retroactively reinstated for taxable years beginning after December 31, 1997 and before January 1, 2009.

     Elimination of Dividends; Dividends Received Deduction. Hudson City Bancorp may exclude from its income 100% of dividends received from Hudson City Savings as a member of the same affiliated group of corporations. Because, following the reorganization, Hudson City, MHC will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Hudson City Bancorp so long as it owns more than 20% of the common stock.


STATE

     New Jersey State Taxation. Hudson City Savings files New Jersey Savings Institution income tax returns. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to New Jersey tax. Hudson City Savings is not currently under audit with respect to its New Jersey income tax returns and Hudson City Savings' state tax returns have not been audited for the past five years.

     Hudson City Bancorp will be required to file a New Jersey income tax return and will generally be subject to a state income tax rate that is currently higher than income tax rates for savings institutions in New Jersey. However, if Hudson City Bancorp meets certain requirements, it may be eligible to elect to be taxed as a New Jersey Investment Company, which would allow Hudson City Bancorp to be taxed at a rate that is currently lower than income tax rates for savings institutions in New Jersey.

     Delaware State Taxation. As a Delaware holding company not earning income in Delaware, Hudson City Bancorp is exempted from Delaware Corporate income tax but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.



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
                                   MANAGEMENT


SHARED MANAGEMENT STRUCTURE

     Hudson City Bancorp's directors and executive officers are the same as Hudson City Savings'. We expect that Hudson City Bancorp and Hudson City Savings will continue to have common directors and common executive officers until there is a business reason to establish separate management structures.

     To date, Hudson City Savings has compensated its directors and executive officers for their services. Hudson City Bancorp does not pay any additional compensation. We expect to continue this practice after the reorganization until we have a business reason to establish separate compensation programs. Until then, we expect Hudson City Bancorp to reimburse Hudson City Savings for a part of the compensation paid to each director and executive officer that is proportionate to the amount of time which he or she devotes to performing services for Hudson City Bancorp.


DIRECTORS

     Composition of Our Boards. We have 11 directors. Each belongs to one of three classes with staggered 3-year terms of office. Four directors are in Class One and have terms expiring in 2000. Three are in Class Two and have terms expiring in 2001. Four are in Class Three and have terms expiring in 2002. At each of Hudson City Bancorp's annual stockholder meetings, the stockholders elect directors to fill the seats of the directors whose terms are expiring in that year and any vacant seats. Hudson City Bancorp, as Hudson City Savings' sole stockholder, elects Hudson City Savings' directors.

     Who Our Directors Are. The following table states our directors' names, their ages as of their birthdays in 1998, their positions, the years when they began serving as directors (including time spent on the Board of Managers of Hudson City Savings in mutual form before the reorganization) and the years when their current terms of office as directors will expire:

                                                                                                   BANK        BANCORP
                                                                                                   DIRECTOR    DIRECTOR      TERM
 NAME                            AGE           POSITIONS                                           SINCE       SINCE        EXPIRES
Verne S. Atwater                  78       Director of the Bank and Bancorp                         1983        1999         2002
John D. Birchby                   52       Director of the Bank and Bancorp                         1980        1999         2000
Kenneth L. Birchby                83       Chairman Emeritus and Director of the Bank and           1966        1999         2001
                                           Bancorp
Victoria H. Bruni                 56       Director of the Bank and Bancorp                         1996        1999         2000
William J. Cosgrove               65       Director of the Bank and Bancorp                         1995        1999         2001
Andrew J. Egner, Jr.              74       Director of the Bank and Bancorp                         1984        1999         2000
Leonard S. Gudelski               64       Chairman, Chief Executive Officer and Director           1971        1999         2000
                                           of the Bank and Bancorp
Ronald E. Hermance, Jr.           51       President, Chief Operating Officer and Director          1988        1999         2002
                                           of the Bank and Bancorp
John W. Klie                      73       Director of the Bank and Bancorp                         1970        1999         2002
Donald O. Quest                   59       Director of the Bank and Bancorp                         1983        1999         2001
Arthur V. Wynne, Jr.              65       Director of the Bank and Bancorp                         1984        1999         2002

     Our Directors' Backgrounds. The business experience of each of our directors is as follows:

     LEONARD S. GUDELSKI is Chairman of the Board and Chief Executive Officer. He joined the Bank as Vice President in 1969 after having been employed for 13 years at a savings bank in Connecticut. In 1971 he was elected Executive Vice President and a member of the board of managers. Subsequent promotions were to President and Chief Operating Officer in 1981, President and Chief Executive Officer in 1989 and Chairman, President and Chief Executive Officer in 1996. He became Chairman and Chief Executive Officer in 1997. He is a graduate of the University of Connecticut with a degree in economics and has completed various industry-related graduate level courses.

     RONALD E. HERMANCE, JR. has served as President and Chief Operating Officer of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President, Chief Operating Officer and has been a member of the board of managers of Hudson City Savings since 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank on Long Island, New York. In addition to his most recent service, Mr. Hermance served in various lending capacities in both a commercial bank and a thrift institution.

     VERNE S. ATWATER, PH. D. has served as an Instructor of the Executive M.B.A. Program and a Professor of Finance, Emeritus in Residence at the Lubin Business School of Pace University since 1982. He has also been a member of the board of directors of Marcel Decker, Inc. since 1997.

     JOHN D. BIRCHBY, ESQ. has been a partner in the law firm of Dieffenbach, Witt & Birchby since 1975. He was a member of the Supreme Court District Ethics Committee for Bergen County of the State of New Jersey from 1990 to 1994. He is the son of Kenneth L. Birchby.

     KENNETH L. BIRCHBY has been the Chairman Emeritus of Hudson City Savings since 1996. Mr. Birchby joined Hudson City Savings in 1966 as Executive Vice President, became President and Chief Executive Officer in 1968 and retired from this position in 1989. He became Chairman of Hudson City Savings in 1981 and served in this capacity until 1996. He is the father of John D. Birchby, Esq.

     VICTORIA H. BRUNI has been Vice President for Administration and Finance at Ramapo College of New Jersey since 1993. From 1964 to 1993 she served in various positions at New Jersey Bell Telephone Co., including attorney, Treasurer, and Assistant Secretary.

     WILLIAM J. COSGROVE has been employed as an Executive Vice President of Marketing at Citadel Group Representatives, Inc., a reinsurance intermediary, since 1993 and has served as Trustee of the John Hancock Funds since 1991.

     ANDREW J. EGNER, JR. is retired, having been employed in various capacities by Hudson City Savings from 1984 to his retirement in 1989.

     JOHN W. KLIE is retired, having served as Vice President of Henry Klie, Inc., an insurance agency, from 1950 to 1989 and as consultant to the Otterstedt Agency, an insurance agency, from 1989 to 1996. Mr. Klie is a past President of the New Jersey Association of Independent Insurance Agents.

     DONALD O. QUEST, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989 and an attending physician at Valley Hospital and Columbia-Presbyterian Medical Center since 1978.

     ARTHUR V. WYNNE, JR. has been in a partner in Burrelle's Information Services, a media research service company, since 1960, a partner in 3W Partners, a real estate firm, since 1980, a Vice President of Video Monitoring Service of America, a television transcripts company, since 1987 and a Vice President of New England Newsclip Agency since 1972.


MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Our boards of directors meet on a monthly basis except for August and may hold additional special meetings. During 1998, Hudson City Savings' Board of Managers held 11 regular meetings and 1 special meeting.

     The Board of Directors of Hudson City Savings and the Board of Directors of Hudson City Bancorp maintain Executive, Audit, Human Resources and Nominating Committees with identical compositions. Hudson City Savings' Board of Directors also maintains an Asset Management Committee. No committee of Hudson City Bancorp's Board of Directors held any meetings in 1998.

     The Executive Committee consists of Messrs. Atwater, K. Birchby, J. Birchby, Gudelski, Hermance and Klie. Mr. Gudelski serves as Chairman. The Executive Committee exercises the powers of the Board of Directors in between its meetings. It met 52 times during 1998.

     The Audit Committee consists of Messrs. Atwater, Klie and Wynne, with Mr. Atwater serving as Chairman. This committee reviews the annual audit prepared by the independent accountants, recommends the appointment of accountants and receives reports from the internal audit department of Hudson City Savings. It met 11 times during 1998.

     The Human Resources Committee consists of Messrs. Gudelski, Hermance, Cosgrove, Quest and Ms. Bruni with Mr. Quest serving as Chairman. This committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. It met five times during 1998.

     The Nominating Committee consists of Mr. Atwater who is Chairman and Messrs. Cosgrove and Quest. This Committee nominates individuals for election to the Board of Directors and senior management. It met one time during 1998.

     Hudson City Savings' Asset Management Committee consists of Messrs. Gudelski, Hermance, K. Birchby, J. Birchby, Cosgrove and Egner with Mr. Egner serving as the Chairman. This committee has general oversight of Hudson City Savings' investments and the management of its interest rate risk. It met four times during 1998.


DIRECTOR COMPENSATION

     Meeting Fees. Hudson City Savings pays a fee to each of its non-management directors for attendance at each board meeting and each meeting of a committee of which they are members. The following table sets forth the meeting fees in effect for 1998 and 1999:


                                    Position             1998                  1999
Board                                                   $ 2,700              $ 3,000
Executive Committee                  Member                 490                  540
Audit Committee                      Member                 440                  490
                                     Chair                  500                  550
Human Resources Committee            Member                 725                  800
                                     Chair                  780                  860
Asset Management Committee           Member                 725                  800
                                     Chair                  780                  860
Nominating Committee                 Member                 725                  800
                                     Chair                  780                  860

Hudson City Savings paid fees totaling $458,000 to its non-employee directors for the year ended December 31, 1998.

     Outside Directors Consultation Plan. This plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible if he or she retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director multiplied by the number of full years of service an outside director, to a maximum of 20 years. A director's consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control occurs, this plan will terminate and all of its obligations will be settled by lump sum payment. In computing these lump sums, each non-employee director will be presumed to have attained age 65 and completed 20 years of service.

     Agreements for the Deferral of Directors Fees. This plan allows the deferral of fees for service on the board of directors and its committees. Deferred amounts bear interest, credited quarterly, at the highest interest rate which Hudson City Savings paid to its customers on savings and time deposits during the quarter. Hudson City Savings pays the deferred amounts plus accrued interest following the director's termination of service. These benefits are general, unsecured obligations of Hudson City Savings and are not separately funded.


EXECUTIVE OFFICERS

     Executive Officers Who are Not Directors. In addition to Messrs. Gudelski and Hermance, Hudson City Bancorp and Hudson City Savings have the following executive officers:

     JOHN M. TASSILLO has worked for Hudson City Savings since 1969 and has served as Executive Vice President and Treasurer since 1989. Mr. Tassillo is responsible for the accounting, data processing, purchasing, checking, ATM control, and compliance areas of Hudson City Savings. Mr. Tassillo, is a Certified Public Accountant. He is a graduate of St. Peter's College in New Jersey and the Graduate School of Savings Banking at Brown University.


     V. BARRY CORRIDON has been First Vice President of Mortgage Servicing of Hudson City Savings since 1995 and a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post-closing, payoffs, mortgage accounting, collections and foreclosures.

     JAMES C. KRANZ has been First Vice President and Investment Officer of Hudson City Savings since 1989. He is responsible for investments, cash flow management and management of interest rate risk. Mr. Kranz joined Hudson City Savings in 1983.

     THOMAS E. LAIRD has been First Vice President and Mortgage Officer of Hudson City Savings since 1991. He is responsible for new loan procurement and administration of Hudson City Savings' Mortgage Origination Department. Mr. Laird has worked for Hudson City Savings since 1974.

     MICHAEL B. LEE has served as First Vice President of Bank Operations of Hudson City Savings since 1989. He is responsible for branch administration, training and customer retirement products. He joined Hudson City Savings in 1971.


EXECUTIVE OFFICER COMPENSATION

     Summary Compensation Table. The following table provides information about the compensation paid for 1998 to our Chief Executive Officer and to the four other most highly compensated executive officers whose total annual salary and bonus for 1998 was at least $100,000.

                                                                                                    LONG TERM
                                                   ANNUAL COMPENSATION                           COMPENSATION (4)
                                          ----------------------------------------------------  --------------------
 NAME AND                                                                   OTHER ANNUAL                                 ALL OTHER
 PRINCIPAL POSITION              YEAR     SALARY ($)      BONUS ($) (1)   COMPENSATION ($) (2)  LTIP PAYOUTS ($) (3)   COMPENSATION
---------------------------     ------    ----------      -------------   --------------------  --------------------   ------------
Leonard S. Gudelski
    Chairman and Chief
    Executive Officer            1998     $754,770         $ 286,435               --               $ 1,248,912          $ 68,165
Ronald E. Hermance, Jr.
   President and Chief           1998     $305,308         $ 104,555               --               $   425,796          $ 23,438
   Operating Officer
John M. Tassillo
   Executive Vice                1998     $203,231         $  61,462               --               $   237,048          $ 13,444
   President and Treasurer
James Kranz
   First Vice President -        1998     $155,293         $   7,775               --               $   111,258          $  8,439
   Investment Officer
Michael B. Lee                   1998     $109,908         $   5,420               --               $    78,078          $  6,123
   First Vice President
   and Secretary

-----------------------------

     (1) Includes the following employer contributions to Hudson City Savings Bank Profit Incentive Bonus Plan, a tax-qualified profit-sharing plan, which the executive officer could have elected to receive in cash: Mr. Gudelski, $8,000; Mr. Hermance, $8,000; Mr. Tassillo, $8,000; Mr. Kranz, $7,775; and Mr. Lee, $5,420. Also includes the following bonuses under Hudson City Savings Bank Annual Incentive Plan, a non-qualified performance-based compensation plan, earned for 1998 and paid in 1999: Mr. Gudelski, $278,435; Mr. Hermance, $96,555; and Mr. Tassillo, $53,462.

     (2) The Bank provides its executive officers with certain non-cash benefits and perquisites, such as the use of Bank-owned or leased automobiles. Management of the Bank believes that the aggregate value of these benefits for 1998 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

     (3) Represents amounts payable in 1999 under Hudson City Savings Bank Long-Term Incentive Plan, a non-qualified performance-based compensation plan, based on achievement of performance goals established for the three-year period ended December 31, 1998. This plan has been administered so that payments have been made once every three years. Includes amounts which may have been deferred by the executive officer pursuant to an individual non-qualified deferred compensation arrangement.

     (4) Includes the following components: (1) employer contributions to Hudson City Savings Bank Profit Incentive Bonus Plan which the executive officer could not elect to receive in cash - Mr. Gudelski, $8,000; Mr. Hermance, $8,000; Mr. Tassillo, $8,000; Mr. Kranz, $7,775;
          and Mr. Lee, $5,420; (2) amounts accrued under Hudson City Savings Bank Supplemental Savings Plan, a non-qualified deferred compensation plan - Mr. Gudelski, $58,400; Mr. Hermance, $14,100; and Mr. Tassillo, $4,000; and (3) the premium cost for life insurance coverage under Hudson City Savings Bank Supplemental Death Benefit Plan for Senior Officers - Mr. Gudelski, $1,765; Mr. Hermance, $1,338; Mr. Tassillo, $1,444; Mr. Kranz, $664; and Mr. Lee, $703.


EMPLOYMENT AGREEMENTS

     Hudson City Bancorp and Hudson City Savings have jointly entered into employment agreements with Messrs. Gudelski, Hermance and Tassillo to secure their services as Chairman and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Treasurer. The employment agreements will take effect on the effective date of the reorganization. They have rolling three-year terms which a decision of the executive or joint decision of Hudson City Bancorp and Hudson City Savings may convert to a fixed three-year term. These agreements provide for minimum annual salaries of $784,000, $317,000 and $212,000, respectively, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     Hudson City Bancorp and Hudson City Savings may terminate each executive's employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Hudson City Savings' principal office in Paramus, New Jersey and over 25 miles from the executive's principal residence; or other material breach of contract by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days. For 60 days after a change of control, each executive may resign for any reason and collect severance benefits as if he had been discharged without cause. The employment agreements also provide certain uninsured death and disability benefits.

     If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment. The employment agreements require Hudson City Bancorp to indemnify each executive against the financial effects of such an excise tax.


CHANGE OF CONTROL AGREEMENTS

     Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change of control agreements with Messrs. Corridon, Kranz, Laird and Lee. The term of these agreements is perpetual until Hudson City Savings gives notice of non-extension, at which time the term is fixed for two years.

     Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Hudson City Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Hudson City Savings' principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide certain uninsured disability benefits.

     If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

     Similar change of control agreements providing severance benefits equal to one year's compensation and benefits are in effect for the 31 Vice Presidents of Hudson City Savings.


BENEFIT PLANS

     Severance Pay Plan. This plan provides severance benefits to salaried employees with one year of service who are not parties to individual employment or change of control agreements and are discharged without cause due to a change of control. Severance benefits include two weeks' base salary for each year of service for officers and one week's base salary for non-officer employees. The minimum severance benefit is two weeks' base salary and the maximum is 26 weeks' base salary. Employees entitled to severance also receive continued employer-paid life and health insurance coverage for up to one year after termination of employment as well as professional outplacement and job assistance services. These same benefits are available to an employee who resigns after a change of control following a material adverse change in title, position or responsibilities, involuntary relocation to a worksite requiring that the officer move his place of residence to avoid an unreasonable commute, a reduction in base salary of more than 20%, or assignment to duties, offices or working space involving unreasonable personal embarrassment.

     Annual Incentive Plan. This plan provides an opportunity for officers with titles of Senior Vice President and above to earn cash bonuses each year. Currently only Messrs. Gudelski, Hermance and Tassillo are eligible for this plan. The bonuses are a percentage of each officer's annual rate of base salary. The percentage varies based on the officer's position and Hudson City Savings' net operating income (before taxes and extraordinary items, but after interest expense) relative to a target which the Board of Directors establishes during the first quarter of the year. Hudson City Savings typically pays these bonuses shortly after the end of the year, but payment may be deferred to a later date at the election of the participant. Deferred amounts bear interest at prescribed rates. Deferred amounts plus accrued interest are general, unsecured obligations of Hudson City Savings and are not separately funded.

     Long-Term Incentive Plan. This plan permits employees selected by the Human Resources Committee to earn additional cash bonuses based on achievement of performance goals set for periods longer than one year. Under this plan, the Human Resources Committee grants participation units to selected employees. Each unit represents a dollar amount that will be paid at the end of a three-year performance period if specified performance targets are met. The Human Resources Committee may also establish lower unit values for performance that exceeds a minimum threshold but is below the target and higher unit values for performance that exceeds the target. In 1999, Hudson City Savings made payments for units granted for the three-year period beginning January 1, 1996 and ending December 31, 1998. Hudson City Savings' performance relative to target levels of asset growth and return on assets for this period determined the value of these units. This plan has been administered so that payments have been made only once every three years.

     Generally, participants must remain employed through the end of the relevant performance period to receive payment for units. There are exceptions for death, disability or retirement during the performance period. In addition, in the event of a change of control, the terms of the plan abbreviate the performance period for any outstanding units and provide for pro-rated payments based on performance to the date of the change of control.

     Pension Plans. The Hudson City Savings Bank Employees' Retirement Plan is a tax-qualified plan that covers substantially all salaried employees who are age 21 and have at least one year of service. The Supplemental Executive Retirement Plan covers selected executive officers and currently covers Messrs. Gudelski, Hermance and Tassillo. The following table shows the estimated aggregate benefits payable under the Employees' Retirement Plan and the Supplemental Executive Retirement Plan upon retirement at age 65 in 1998 with various years of service and average final compensation combinations.


                                                      Years of Service
 Average Final          ---------------------------------------------------------------------------------
 Compensation (1)          15               20                25               30                 35 (2)
------------------      ---------        ---------         ---------        ---------          ----------
 $ 100,000              $  30,000        $  40,000         $  50,000        $  60,000          $  60,000
 $ 125,000              $  37,500        $  50,000         $  62,500        $  75,000          $  75,000
 $ 150,000              $  45,000        $  60,000         $  75,000        $  90,000          $  90,000
 $ 160,000              $  48,000        $  64,000         $  80,000        $  96,000          $  96,000
 $ 175,000              $  52,500        $  70,000         $  87,500        $ 105,000          $ 105,000
 $ 200,000              $  60,000        $  80,000         $ 100,000        $ 120,000          $ 120,000
 $ 300,000              $  90,000        $ 120,000         $ 150,000        $ 180,000          $ 180,000
 $ 400,000              $ 120,000        $ 160,000         $ 200,000        $ 240,000          $ 240,000
 $ 500,000              $ 150,000        $ 200,000         $ 250,000        $ 300,000          $ 300,000
 $ 750,000              $ 225,000        $ 300,000         $ 375,000        $ 450,000          $ 450,000
 $ 1,000,000            $ 300,000        $ 400,000         $ 500,000        $ 600,000          $ 600,000

-------------------------

     (1) Average final compensation is average base salary, as reported in the "Salary" column of the Summary Compensation Table, for the highest three consecutive years during the final 10 years of employment. Tax laws impose a limit ($160,000 for individuals retiring in 1998) on the average final compensation that may be counted in computing benefits under the Employees' Retirement Plan. The Employees' Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Gudelski, Hermance and Tassillo, benefits based on average final compensation in excess of this limit are payable by the Supplemental Executive Retirement Plan.

     (2) The Employees' Retirement Plan and the Supplemental Executive Retirement Plan do not count service in excess of 30 years in the benefit formula.

     Tax laws impose a limit ($130,000 for individuals retiring in 1998) on the annual benefit that the Employees' Retirement Plan may pay. The Employees' Retirement Plan may also pay additional benefits accrued as of January 1, 1983 based on tax laws then in effect. For Messrs. Gudelski, Hermance and Tassillo, benefits based on average final compensation in excess of this limit are payable by the Supplemental Executive Retirement Plan.

     The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. At December 31, 1998, the average final compensation and estimated years of service of the executive officers named in the Summary Compensation Table were: Mr. Gudelski: $708,923, 29 years of service; Mr. Hermance: $282,321, 10 years of service; Mr. Tassillo, $188,417, 29 years of service; Mr. Kranz:
$147,317, 15 years of service; and Mr. Lee: $103,424, 27 years of service.

     Savings Plans. The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Each year, Hudson City Savings makes a contribution to this plan equal to 10% of each eligible employee's base salary. Participants may choose to receive up to 50% of this contribution currently in cash. The plan holds the balance on a tax deferred basis. Because it will begin contributing to an employee stock ownership plan after the reorganization, Hudson City Savings has reduced its contributions to this plan to 5% of base salary paid after March 31, 1999. It will permit a cash election for the full amount of the reduced contribution.

     This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is Hudson City Bancorp common stock. The plan itself is not an eligible account holder. However, participants who are eligible account holders may use their subscription rights to purchase stock for their plan accounts. This plan will purchase common stock for other participants from Hudson City Bancorp in the initial offering, to the extent that shares are available to investors who are not eligible account holders, and in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

     The Supplementary Savings Plan of Hudson City Savings Bank is a non-qualified plan that provides additional benefits to certain participants whose benefits under the Profit Incentive Bonus Plan are limited by tax law limitations applicable to tax-qualified plans.

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21 and will take effect at the completion of the reorganization.

     Hudson City Bancorp intends to lend this plan enough money to purchase 8% of the shares issued to investors other than Hudson City, MHC (3.76% of the total number of shares issued in the reorganization). The plan will purchase these shares from Hudson City Bancorp to the extent that shares are available after filling the subscriptions of eligible account holders. Otherwise, the plan will purchase these shares in private transactions or on the open market after completion of the reorganization to the extent that shares are available for purchase on reasonable terms. If this plan cannot purchase the shares that it wants directly from Hudson City Bancorp in the offering, there is no assurance that it will purchase shares after the reorganization, or that such purchases will occur during any particular time period or at any particular price.

     Although contributions to this plan will be discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Hudson City Bancorp. It is expected that this loan will be for a term of 30 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

     The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming we complete the reorganization before September 30, 1999, if the plan repays its loan as scheduled over a 30-year term we expect that 1/60th of the shares will be released in 1999, 1/30th of the shares will be released annually in 2000 through 2028, and the remaining 1/60th of the shares will be released in 2029. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant's base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     ESOP Restoration Plan. The ESOP Restoration Plan of Hudson City Savings Bank is a non-qualified plan that provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the Employee Stock Ownership Plan's benefit formula. The supplemental payments consist of payments representing shares that cannot be allocated to participants under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the Employee Stock Ownership Plan's loan, payments representing the shares that would have been allocated if employment had continued through the full term of the loan.

     Post-Retirement Death Benefit for Senior Officers. Hudson City Savings has entered into approximately 78 post-retirement death benefit agreements with officers at the assistant vice president level and higher. These agreements provide a death benefit to each officer's beneficiary if the officer's employment continues until retirement and he or she dies after retirement. The amount of the death benefit ranges from $25,000 for assistant vice presidents to $50,000 for the President or the Chairman. To finance this benefit, Hudson City Savings has purchased whole life insurance policies on the lives of these officers. This death benefit is in addition to the benefits provided under the group life insurance plan generally applicable to all employees.

     Effect of the Reorganization on Existing Compensation Plans; Effect of a Second Step Conversion Transaction on Existing and Future Benefit Plans and Compensation Agreements. Our employment agreements, change of control agreements, Employee Stock Ownership Plan, ESOP Restoration Plan, Supplementary Savings Plan, Supplemental Executive Retirement Plan and Outside Directors Consultation Plan provide additional and accelerated benefits if we experience a change of control. The reorganization will not trigger additional benefits or accelerate benefits under any of the plans or agreements. However, a second step conversion will accelerate benefits under the Supplemental Executive Retirement Plan.

FUTURE STOCK BENEFIT PLANS

     Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Hudson City Bancorp that are not owned by Hudson City, MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

     We expect to adopt a stock option plan that will authorize the Human Resources Committee to grant options to purchase up to 10% of the shares issued to investors other than Hudson City, MHC (4.7% of the shares issued in the reorganization) over a period of 10 years. The Human Resources Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

     - We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

     - We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.


     - We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     - We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce Hudson City, MHC's ownership position to less than a majority of Hudson City Bancorp's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases.

     We expect the stock option plan will permit the Human Resources Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

     Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

     Hudson City Bancorp and Hudson City Savings will recognize compensation expense for accounting purposes when stock options are exercised. The measurement of this expense will depend on whether treasury shares or newly issued shares are used to complete the option exercise. When a non-qualified stock option is exercised, Hudson City Bancorp and Hudson City Savings may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. This amount may be the same as the related compensation expense or it may be different. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

     Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Hudson City Bancorp that are not held by Hudson City, MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

     We expect to adopt a management recognition plan that will authorize the Human Resources Committee to make restricted stock awards of up to 4% of the shares issued to investors other than Hudson City, MHC (1.88% of the shares issued in the reorganization). The Human Resources Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

     - We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

     - We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

     - We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     - We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce Hudson City, MHC's ownership position to less than a majority of Hudson City Bancorp's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases.

     Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Hudson City Bancorp and Hudson City Savings may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Hudson City Bancorp and Hudson City Savings may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.


LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

     As a private entity, Hudson City Savings has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Following the reorganization, federal tax laws may limit this deduction to $1 million each tax year for each executive officer named in the summary compensation table in Hudson City Bancorp's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the reorganization. Hudson City Bancorp and Hudson City Savings expect that the Human Resources Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Hudson City Bancorp and Hudson City Savings will be reduced.


CERTAIN TRANSACTIONS WITH MANAGERS AND EXECUTIVE OFFICERS

     We do not make loans to our officers or managers. However, we do make residential mortgage loans to our other employees. These loans bear interest at the same rate as loans offered to non-employee borrowers minus one-quarter percent interest. The mortgage loans otherwise have the same underwriting terms that apply to non-employee borrowers.

     We retain the law firm of Dieffenbach Witt & Birchby. John D. Birchby, a director of Hudson City Bancorp, Hudson City Savings and Hudson City, MHC, has been a partner of Dieffenbach, Witt & Birchy since 1975. For 1998, we paid $326,939 to the law firm under our retainer agreement. The firm also received $905,000 from borrowers of Hudson City Savings to review loan documentation. We also rent 2,450 square feet of office space to Dieffenbach Witt & Birchby at an annual rate of $10.00 per square foot. The space is rented on a month-to-month basis. We believe that the rent we receive from the law firm is less than the rent we could receive from an unrelated third party in the current real estate market.

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

     The following table presents, for each of our managers and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the managers and executive officers. None of our managers or executive officers expect to purchase more than 0.2% of our common stock. Collectively our managers and executive officers expect to purchase a total of 651,000 shares, or 0.9% of shares we sell in the offering (assuming the sale of 75,670,000 shares of common stock).



                                                                      NUMBER
 NAME                                                 AMOUNT         OF SHARES
------------------------------------------------    ----------       ---------
Directors:

Verne S. Atwater                                    $   50,000          5,000
John D. Birchby                                      1,000,000        100,000
Kenneth L. Birchby                                   1,000,000        100,000
Victoria H. Bruni                                       50,000          5,000
William J. Cosgrove                                    100,000         10,000
Andrew J. Egner, Jr.                                   400,000         40,000
Leonard S. Gudelski                                  1,000,000        100,000
Ronald E. Hermance, Jr.                                800,000         80,000
John W. Klie                                            75,000          7,500
Donald O. Quest                                        200,000         20,000
Arthur V. Wynne, Jr.                                   510,000         51,000

Executive Officers who are not Directors:

V. Barry Corridon                                      200,000         20,000
James C. Kranz                                         250,000         25,000
Thomas E. Laird                                        275,000         27,500
Michael B. Lee                                         100,000         10,000
John M. Tassillo                                       500,000         50,000

                       THE REORGANIZATION AND THE OFFERING


The Board of Managers of Hudson City Savings has adopted and the Commissioner of the Department of Banking and Insurance of New Jersey has approved the plan of Reorganization, subject to approval by Hudson City Savings' depositors entitled to vote on the plan and the satisfaction of certain other conditions.

Approval by the Commissioner does not constitute a recommendation or endorsement of the reorganization by the Commissioner.

GENERAL

     On February 11, 1999, Hudson City Savings' Board of Managers unanimously adopted the plan of reorganization pursuant to which Hudson City Savings will convert and reorganize into a mutual savings bank holding company structure. This reorganization includes the formation of an intermediate stock holding company, Hudson City Bancorp, and the offering by Hudson City Bancorp of a minority of its shares to depositors of Hudson City Savings and certain other persons. Under the terms of the plan of reorganization, Hudson City Bancorp will own Hudson City Savings and Hudson City, MHC will own more than half of Hudson City Bancorp. The reorganization will be effected as described under "--Tax Aspects" or in any other manner that is permitted by the Commissioner and the FDIC and is consistent with the intent of the plan of reorganization. See "Description of Our Structure after the Reorganization" in the Summary section of this prospectus for a chart which reflects our structure after the reorganization.

     Hudson City Bancorp and Hudson City, MHC have requested approval from the Federal Reserve Bank of New York to become bank holding companies and to acquire Hudson City Savings. The plan of reorganization was approved by the Commissioner, and Hudson City Savings has received a notice of intent not to object to the plan of reorganization from the FDIC, subject to, among other things, approval of the plan of reorganization by Hudson City Savings depositors.

     Hudson City Savings has called a special meeting of depositors for this purpose and will be held on [ ], 1999. Depositors with deposit accounts totalling at least $100 at Hudson City Savings on [ ], 1999 will be entitled to vote at the special meeting. The plan of reorganization must be approved by a majority of the amount of votes entitled to be cast at the special meeting. We will complete the reorganization only upon completion of the sale of the shares of common stock offered in this prospectus and approval of the plan of reorganization by the voting depositors.

     The aggregate price of the shares of common stock to be issued in the reorganization will be within the offering range. The offering range has been established by the Board of Managers to be between $559,300,000 and $756,700,000 and is based upon an independent appraisal of the estimated pro forma market value of the common stock of Hudson City Bancorp. The appraisal was prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be issued and sold in the reorganization will be sold at the same price ($10.00) per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "-- How We Determined the Offering Range and the $10.00 Price Per Share" for additional information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of pertinent aspects of the reorganization. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization. A copy of the plan is available from Hudson City Savings upon request and is available for inspection at the offices of Hudson City Savings and at the office of the Commissioner. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."

REASONS FOR THE REORGANIZATION

     Formation of Hudson City Savings as a capital stock savings bank subsidiary of Hudson City Bancorp will permit Hudson City Bancorp to issue common stock, which is a source of capital not available to mutual savings banks.

     Hudson City Savings' mutual form of ownership will be preserved in Hudson City, MHC. Hudson City, MHC, as a mutual savings bank holding company, will own at least a majority of the common stock of Hudson City Bancorp as long as Hudson City, MHC remains in existence. The reorganization will allow Hudson City Savings to achieve certain benefits of a stock company without a loss of control that is possible in a full savings institution conversion from mutual to stock form. In a standard conversion, a newly converted savings institution or its newly formed holding company sells 100% of its common stock in a single stock offering. The mutual holding company structure also will give Hudson City Bancorp flexibility to issue its common stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering. This makes the deployment of the capital that we raise more manageable.

     The proceeds from the sale of common stock of Hudson City Bancorp will provide Hudson City Savings with new capital, which will support future deposit growth and expanded operations. The ability of Hudson City Bancorp to sell additional common stock also will enable Hudson City Bancorp and Hudson City Savings to increase their capital in response to any future regulatory capital requirement levels. While Hudson City Savings currently exceeds all regulatory capital requirements, the sale of common stock in connection with the reorganization, will assist Hudson City Savings with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

     After completion of the reorganization, the unissued common and preferred stock authorized by Hudson City Bancorp's Certificate of Incorporation will permit Hudson City Bancorp to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approval of an offering. Hudson City Bancorp currently has no plans with respect to additional offerings of securities. Following the reorganization, Hudson City Bancorp intends to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management."

     The mutual holding company form of organization will provide additional flexibility to diversify Hudson City Savings' business activities through newly-formed subsidiaries, or through acquisitions of or mergers with both mutual and stock savings institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, Hudson City Bancorp will be in a position after the reorganization to take advantage of any such favorable opportunities that may arise. See "How We Intend to Use the Proceeds from the Offering" for a description of our intended use of proceeds.

     While there are benefits associated with the mutual holding company form of organization, this form of organization involves additional costs associated with its maintenance and regulation, including additional administrative expenses, taxes and regulatory filings or examination fees.

     After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties, the Board of Managers of Hudson City Savings unanimously approved the reorganization as being in the best interests of Hudson City Savings, its depositors and the communities it serves.


EFFECTS OF THE REORGANIZATION

     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the savings institution based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. SUCH CAPITAL STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller may hold in the institution.

     Continuity. While the reorganization is being accomplished, and after completion of the reorganization, the routine business of Hudson City Savings of accepting deposits and making loans will continue without interruption. Hudson City Savings will continue to be subject to regulation by the Commissioner and the FDIC. After the reorganization, Hudson City Savings will continue to provide services for depositors and borrowers under current policies by its management and staff.

     The Board of Managers serving Hudson City Savings immediately before the reorganization will serve as directors of Hudson City Savings after the reorganization. The directors of Hudson City Bancorp and Hudson City, MHC will consist of all of the individuals currently serving on the Board of Managers of Hudson City Savings. We anticipate that all officers of Hudson City Savings serving immediately before the reorganization will retain their positions after the reorganization. See "Management."

     Deposit Accounts and Loans. Under the plan of reorganization, each depositor in Hudson City Savings at the time of the reorganization will automatically continue as a depositor after the reorganization. Each deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase common stock in the offering. See "-- Procedure for Purchasing Shares in Subscription and Community Offerings." Each deposit account will be insured by the FDIC to the same extent as before the reorganization (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

     Furthermore, no loan outstanding from Hudson City Savings will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

     Voting Rights of Depositors. Voting rights and control of Hudson City Savings, as a mutual savings bank, are vested in the Board of Managers. After the reorganization, direction of Hudson City Savings will be under the control of the Board of Directors of Hudson City Savings. Hudson City Bancorp, as the holder of all of the outstanding common stock of Hudson City Savings, will have exclusive voting rights with respect to any matters concerning Hudson City Savings requiring stockholder approval, including the election of directors of Hudson City Savings.

     After the reorganization, the holders of the common stock of Hudson City Bancorp will have exclusive voting rights with respect to any matters concerning Hudson City Bancorp. These voting rights will be exclusive except to the extent Hudson City Bancorp in the future issues preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Hudson City Bancorp's stockholders, including the election of directors of Hudson City Bancorp, subject to the restrictions and limitations set forth in Hudson City Bancorp's Certificate of Incorporation discussed below.

     By virtue of its ownership of a majority of the outstanding shares of common stock, Hudson City, MHC will be able to elect all members of the Board of Directors of Hudson City Bancorp and generally will be able to control the outcome of most matters presented to the stockholders of Hudson City Bancorp for resolution by vote. However, current regulations and regulatory policies require that adoption of a stock option plan, restricted stock plan or second step conversion of Hudson City, MHC be approved by a majority vote of the shares held by the public stockholders (i.e., all stockholders except Hudson City, MHC).

     Hudson City, MHC will be controlled by its Board of Directors, which will initially consist of the current managers of Hudson City Savings. Under the mutual form of ownership, existing directors elect new directors, which can perpetuate existing management and control of Hudson City, MHC, and thereby Hudson City Bancorp and Hudson City Savings.

     Depositors' Rights if We Liquidate; Liquidation Account. In the unlikely event of a complete liquidation of Hudson City Savings in its current mutual form, each depositor would receive a pro rata share of any assets of Hudson City Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawable value of their accounts).

Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in Hudson City Savings at the time of liquidation.

     Upon a complete liquidation of Hudson City Savings after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Hudson City Savings. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Hudson City Savings above that amount. Instead, the holder of Hudson City Savings' common stock (i.e., Hudson City Bancorp) would be entitled to any assets remaining upon a liquidation of Hudson City Savings.

     The plan of reorganization provides for the establishment, upon the completion of the reorganization, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of Hudson City Savings as of the date of its latest balance sheet contained in this prospectus. Upon a complete liquidation of Hudson City Savings after the reorganization, each eligible account holder and supplemental eligible account holder, who continues to maintain such account holder's deposit account at Hudson City Savings, would be entitled to an interest in the liquidation account prior to any payment to the holders of Hudson City Savings' capital stock. Each eligible account holder and supplemental eligible account holders will have a pro rata interest in the total liquidation account for the account holder's deposit accounts based on the proportion that the aggregate balance of such person's qualifying deposit accounts on December 31, 1997 (the eligibility record date) and March 31, 1999 (the supplemental eligibility record date), as applicable, bore to the aggregate balance of all qualifying deposit account of all eligible account holders and supplemental eligible account holders. For this purpose, qualifying deposit accounts include all savings, time, demand, negotiable orders of withdraw (NOW), money market and passbook accounts maintained at Hudson City Savings (excluding any escrow accounts).

     If, however, on any annual closing date (i.e., the anniversary of the eligibility record date or supplemental eligibility record date, as applicable) of Hudson City Savings, commencing on or after the effective date of the reorganization, the amount in any deposit account is less than the amount in such deposit account on December 31, 1997 (with respect to an eligible account holder), or March 31, 1999 (with respect to a supplemental eligible account holder) or any other annual closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, time deposit accounts will be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

     Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Hudson City Bancorp as the sole stockholder of Hudson City Savings.

     Upon a complete liquidation of Hudson City Bancorp, each holder of shares of the common stock of Hudson City Bancorp, including Hudson City, MHC, would be entitled to receive a pro rata share of Hudson City Bancorp's assets, following payment of all debts, liabilities and claims of greater priority of or against Hudson City Bancorp including the rights of depositors in the liquidation account of Hudson City Savings, if any.

     If liquidation of Hudson City, MHC occurs following completion of the reorganization, all depositors of Hudson City Savings at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Hudson City, MHC remaining after payment of all debts and claims of creditors.

     Tax Aspects. The reorganization may be effected in any manner approved by the Commissioner that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies. However, Hudson City Savings intends to consummate the reorganization using a series of transactions as described below. This structure enables Hudson City Savings to retain all of its historical tax attributes and produces significant savings to Hudson City Savings because it simplifies regulatory approvals and conditions associated with the completion of the reorganization.

     The merger structure will be accomplished as follows:

     (1) Hudson City Savings will organize Hudson City, MHC initially as an interim New Jersey stock savings bank as its wholly owned subsidiary;

     (2) Hudson City, MHC will organize a capital stock corporation under Delaware law (i.e., Hudson City Bancorp) as Hudson City Savings' wholly owned subsidiary that will subsequently hold 100% of Hudson City Savings' common stock;

     (3) Hudson City, MHC will also organize an interim New Jersey stock savings bank as its wholly owned subsidiary ("Interim"). The following transactions will then occur simultaneously;

     (4) Hudson City Savings will exchange its charter for a New Jersey stock savings bank charter (the "Conversion");

     (5) Hudson City, MHC (while in its stock form) will cancel its outstanding stock and exchange its charter for a New Jersey mutual savings bank holding company charter;

     (6) Interim will merge with and into Hudson City Savings with Hudson City Savings being the surviving institution; and

     (7) the initially issued stock of Hudson City Savings (which will be constructively received by former Hudson City Savings depositors when Hudson City Savings becomes a stock savings bank pursuant to step (4)) will be issued to Hudson City, MHC in exchange for liquidation interests in Hudson City, MHC which will be held by Hudson City Savings' depositors.

Hudson City, MHC will then contribute 100% of the stock of Hudson City Savings to Hudson City Bancorp, which is a wholly owned subsidiary of Hudson City, MHC. Hudson City Bancorp will subsequently offer for sale 47% of its common stock pursuant to the plan of reorganization. As a result of these transactions, (a) Hudson City Savings will be a wholly owned subsidiary of Hudson City Bancorp;
(b) Hudson City Bancorp will be a majority owned subsidiary of Hudson

City, MHC; and (c) the depositors of Hudson City Savings will hold liquidation interests in Hudson City, MHC.

     Under this structure: (i) the conversion is intended to be a tax-free reorganization under Code section 368(a)(1)(F); and (ii) the exchange of the shares of Hudson City Savings' initial common stock deemed constructively received by depositors for liquidation interests in Hudson City, MHC (the "Exchange") is intended to be a tax-free exchange under Code section 351.

     Under the plan of reorganization, consummation of the reorganization is conditioned upon, among other things, the prior receipt by Hudson City Savings of either a private letter ruling from the IRS and from the New Jersey taxing authorities or an opinion of Hudson City Savings' counsel as to the federal income tax consequences and from KPMG LLP as to the New Jersey income tax consequences of the reorganization to Hudson City Savings' (in both its mutual and stock form), Hudson City Bancorp and the eligible account holders and supplemental account holders. In Revenue Procedure 96-3, 1996-1 I.R.B. 82, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code section 368(a)(1)(F) or as a tax-free exchange of stock for stock in the formation of a holding company under Code section 351, but that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of these Code sections.

     Hudson City Savings has requested a private letter ruling from the IRS regarding certain significant sub-issues associated with the reorganization. Based in part upon this private letter ruling and certain representations of Hudson City Savings or its officers. Thacher Proffitt & Wood will issue its opinion regarding certain federal income tax consequences of the reorganization. We can not assure you that we will obtain a private letter ruling.

     In the following discussion, "Mutual Bank" refers to Hudson City Savings before the reorganization and "Stock Bank" refers to Hudson City Savings after the reorganization.

     With regard to the reorganization, Thacher Proffitt & Wood intends to issue an opinion that:

     (1) the conversion will constitute a "reorganization" under Code section 368(a)(1)(F), and Hudson City Savings (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the conversion;

     (2) the basis of each asset of Mutual Bank received by Stock Bank in the conversion will be the same as Mutual Bank's basis for such asset immediately prior to the conversion;

     (3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the conversion;

     (4) For purposes of Code section 381(b), Stock Bank will be treated as if there had been no conversion and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Stock Bank will be treated as if there had been no conversion and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's tax bad debt reserves and




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          earnings and profits, will be taken into account by Stock Bank as if the Stock Bank will be treated as if there had been no conversion had not occurred.

     (5) Mutual Bank's qualifying depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interest (i.e., liquidation rights) in Mutual Bank;

     (6) no gain or loss will be recognized by the depositors of Hudson City Savings (formerly Mutual Bank) upon the transfer to Hudson City, MHC of shares of Stock Bank common stock they constructively received in the conversion in exchange for interests (i.e., liquidation rights) in Hudson City, MHC; and

     (7) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank.

     Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

     KPMG LLP intends to opine, subject to the limitations and qualifications in its opinion, that, for purposes of the New Jersey corporate income tax, the reorganization will not become a taxable transaction to Hudson City Savings (in either its status as Mutual Bank or Stock Bank), Hudson City, MHC, Hudson City Bancorp, the stockholders of Hudson City Bancorp or the depositors of Hudson City Savings.

     Accounting Consequences. The reorganization will be accounted for in a manner similar to a pooling-of-interests under generally accepted accounting principles. Accordingly, the carrying value of our assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in the Hudson City Bancorp's and Hudson City Savings' consolidated financial statements based on their historical amounts.


HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PRICE PER SHARE

     The plan of reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Hudson City Savings and Hudson City Bancorp have retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $125,000. Hudson City Savings and Hudson City Bancorp will indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:




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     -    the present and projected operating results and financial condition of
          Hudson City Bancorp and Hudson City Savings, and the economic and demographic conditions in Hudson City Savings' existing market area;

     - historical, financial and other information relating to Hudson City Savings;

     - a comparative evaluation of the operating and financial statistics of Hudson City Savings with those of other similarly situated publicly traded mutual holding companies savings associations and savings institutions located in Hudson City Savings;

     -    the aggregate size of the offering of the common stock;

     - the impact of the reorganization on Hudson City Savings' equity and earnings potential;

     - the proposed dividend policy of Hudson City Bancorp and Hudson City Savings; and

     - the trading market for securities of comparable institutions and general conditions in the market for such securities.

     Two of the factors that RP Financial considered in determining our market value were the price-to-book ratio and the price-to-earnings ratio or P/E ratio. The price-to-book ratio represents the price per share of stock divided by its book value per share. After completion of the reorganization, each share of Hudson City Bancorp common stock, including the shares we issue to Hudson City, MHC, will have a book value of $9.65, assuming we sell 75,670,000 shares. This means that the price you pay for each share in this offering will be 103.63% of the book value.

     The P/E ratio represents the price per share of stock divided by earnings or net income per share. In our case, for 1998, our P/E ratio as adjusted to reflect the issuance of our stock in the offering, would be 14.29x, assuming we sell 75,670,000 shares of stock.

     On the basis of the foregoing, RP Financial has advised Hudson City Bancorp and Hudson City Savings that, in its opinion, dated March [ ], 1999, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $1.19 billion to a maximum of $1.61 billion with a midpoint of $1.40 billion (the "estimated valuation range").

     The board of managers of Hudson City Savings held a meeting to review and discuss the original appraisal report prepared by RP Financial. Representatives of RP Financial participated in the meeting to explain the contents of the appraisal report. The board of managers reviewed the methods that RP Financial used to determine the pro forma market value of the common stock and the appropriateness of the assumptions that RP Financial used in determining this value. The board of managers determined that 47% of the shares to be issued by Hudson City Bancorp will be offered to public stockholders. In addition the board of managers determined that the common stock will be sold at $10.00 per share, which is the price most commonly used in stock offerings involving converting savings institutions.

     The board of managers established an offering range of $559.3 million to $756.7 million, with a midpoint of $658.0 million. Hudson City Bancorp expects to issue between 55,930,000 and 75,670,000 shares of common stock. The offering range takes into account that Hudson City




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Savings must be a majority-owned subsidiary of Hudson City Bancorp or Hudson
City, MHC as long as Hudson City, MHC is in existence. The estimated valuation range and the offering range may be amended with the approval of the Commissioner and FDIC (if required), due to subsequent developments in the financial condition of Hudson City Bancorp or Hudson City Savings or market conditions generally.


The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by Hudson City Savings, nor did RP Financial value independently the assets or liabilities of Hudson City Savings. The valuation considers Hudson City Savings as a going concern and should not be considered as an indication of the liquidation value of Hudson City Savings. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the reorganization will thereafter be able to sell such shares at prices at or above the purchase price.


     The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the reorganization may be increased to 87,020,500 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range to fill unfilled orders in the subscription and community offerings.

     We may not sell any shares of common stock unless RP Financial confirms to Hudson City Savings, Hudson City Bancorp, the Commissioner and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the aggregate value of the common stock is incompatible with its estimate of the pro forma market value of the common stock at the conclusion of the offering.

     If RP Financial confirms at the conclusion of the offering that, the pro forma market value of the common stock, is not more than the maximum and not less than the minimum of the estimated valuation range then, with the approval of the Commissioner and the FDIC, the number of shares of common stock to be issued in the offering will be not more than 75,670,000 shares and not less than 55,930,000 shares. If RP Financial concludes that the pro forma market value of the common stock is greater than the maximum of the estimated valuation range but not more than 15% above the maximum of the estimated valuation range, then the number of shares of common stock to be issued may be increased to not more than 87,020,500 shares. In addition, all shares purchased in the offering will be purchased for the purchase price of $10.00 per share. If the number of shares issued in the reorganization is increased due to an increase of up to 15% in the estimated valuation range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for any additional shares. See "-- Limitations on Common Stock Purchases."




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     If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Hudson City Savings and Hudson City Bancorp, after consulting with the Commissioner and the FDIC, may:

     (1) terminate the Plan and return all funds promptly with interest at Hudson City Savings' passbook rate of interest on payments made by check, bank check or money order;

     (2)  establish a new estimated valuation range and either;

          (a) hold new subscription and community offerings; or

          (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation"); or

     (3) take such other actions as permitted by the Commissioner and the FDIC in order to complete the reorganization.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber as described above.

     An increase in the number of shares to be issued in the reorganization as a result of an increase in the estimated pro forma market value of common stock would decrease both a subscriber's ownership interest and Hudson City Bancorp's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the reorganization would increase both a subscriber's ownership interest and Hudson City Bancorp's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes see "Pro Forma Data."

     If all shares of common stock are not sold through the subscription and community offerings, then Hudson City Savings and Hudson City Bancorp expect to offer the remaining shares in a syndicated community offering, which would commence during or just after the subscription offering. See "-- Syndicated Community Offering."

     Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Hudson City Savings and the other locations specified under "Where You Can Find Additional Information."


SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted under the plan of reorganization to the following persons in the following order of priority:

     (1) depositors with deposits in Hudson City Savings with balances aggregating $100 or more ("qualifying deposits") as of December 31, 1997 ("eligible account




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          holders"); for this purpose, deposit accounts include all savings, time, demand, negotiable orders of withdrawal (NOW), money market and passbook accounts maintained at Hudson City Savings (excluding any escrow accounts);

     (2) tax-qualified employee benefit plans of Hudson City Bancorp, Hudson City Savings or Hudson City, MHC, including the employee stock ownership plan;

     (3) depositors with qualifying deposits in Hudson City Savings on March 31, 1999, other than (i) those depositors who would otherwise qualify as eligible account holders or (ii) managers or executive officers of Hudson City Savings or their associates ("supplemental eligible account holders").

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "-- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment therefor, non-transferable rights to subscribe for shares of common stock in the subscription offering. Subscriptions by eligible account holders are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective aggregate qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 1997. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also managers or executive officers of Hudson City Savings or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding December 31, 1997.

     Priority 2: The Tax-Qualified Employee Benefit Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by eligible account holders, the tax-qualified employee benefit plans, including the employee stock ownership plan, will receive, as a second priority and without payment therefor, non-transferable subscription rights to purchase up to 10% of the common stock to be issued in the offering. As a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 8% of the shares to be issued in the offering, or 4,474,400 shares, based on the issuance of 55,930,000 shares at the minimum of the offering range or 6,053,600 shares based on the issuance of 75,670,000 at the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other




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participants in the subscription and community offerings, including subscriptions of any of Hudson City Savings' managers, officers, employees or associates thereof. To the extent shares are not available in the offering to fill all or part of the purchase order of the employee stock ownership plan, this plan intends to purchase shares in private transactions or on the open market after completion of the offering.

     Priority 3: Supplemental Eligible Account Holders. Each supplemental eligible account holder will receive, as a third priority and without payment therefor, non-transferable rights to subscribe for shares of common stock in the subscription offering. Subscriptions by supplemental eligible account holders are subject to maximum and minimum purchase limitations. See "--Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions of all supplemental eligible account holders, after purchases by eligible account holders and the tax-qualified employee benefit plans, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective aggregate qualifying deposits bear to the total amount of qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at March 31, 1999. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

     Expiration Date for the Subscription Offering. The subscription offering will expire at 10:00 a.m., eastern time, on [ ], 1999, unless we extend this period for an initial period of up to 45 days. We may further extend this period for additional 60 day periods with the approval of the Commissioner and, if necessary, the FDIC. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void.

     If all shares have not been subscribed for or sold by the expiration date, as extended, all funds delivered to Hudson City Savings will be returned with interest promptly to the subscribers and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted, Hudson City Savings will notify subscribers of the extension of time and of any rights of subscribers to change or cancel their orders. Each extension may not exceed 60 days, and all extensions, in the aggregate, may not last beyond [ ].

     Persons in Non-qualified States or Foreign Countries. Hudson City Bancorp and Hudson City Savings will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan or reorganization reside. However, Hudson City Savings and Hudson City Bancorp are not required to offer stock in the subscription offering to any person who resides in a foreign country.




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COMMUNITY OFFERING

     To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Hudson City Savings may offer shares pursuant to the plan of reorganization in the community offering to the following persons in the following order of priority:

     (1) depositors in Hudson City Savings (other than an eligible account holders or supplemental eligible account holders) who own deposits on [________], 1999 (we refer to this group as "other depositors");

     (2) "residents" of New Jersey, which definition includes persons who occupy a dwelling within New Jersey and establish an ongoing physical presence within the State, together with an indication that such presence is not merely transitory in nature (the determination of resident status will be made by Hudson City Savings, in its sold discretion);

     (3)  other persons to whom we deliver a prospectus.

     Orders received in the community offering are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases." The community offering, if any, shall commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Hudson City Savings and Hudson City Bancorp, with the approval of the Commissioner and the FDIC, if necessary.


The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Hudson City Savings and Hudson City Bancorp, in their discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If Hudson City Bancorp rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription.

     In offering the unsubscribed for shares to the public in the community offering, Hudson City Bancorp and Hudson City Savings may initially reserve shares of common stock for sale to institutional investors, who need not be other depositors or residents of New Jersey, up to the lesser of (1) 25% of the shares we sell in the offering or (2) the number of shares not subscribed for in the subscription offering or by "other depositors" in the community offering. These institutional investors may purchase the reserved shares only after all orders of other depositors have been filled.

     If there is an oversubscription for shares in the community offering, shares will be allocated on a priority basis in the following order: other depositors of Hudson City Savings, institutional investors, residents of New Jersey and other members of the general public. If an oversubscription occurs in the other depositors category, shares will be allocated first to each subscriber whose order is accepted by Hudson City Savings in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, we will allocate the unallocated shares among such subscribers whose order remains unsatisfied on a pro rata basis, based on order size, until the remaining shares have been allocated. If an




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oversubscription occurs among residents of New Jersey, allocation of shares will be made in the same manner as for other depositors.


MARKETING AND UNDERWRITING ARRANGEMENTS

     Ryan, Beck & Co., Inc. Hudson City Savings, Hudson City Bancorp and Hudson City, MHC have engaged Ryan, Beck & Co. as a financial and marketing advisor in connection with the offering of the common stock. Ryan, Beck has agreed to use its best efforts to assist Hudson City Bancorp with the solicitation of subscriptions and orders for shares of common stock in the offering. Ryan, Beck has also agreed to assist with the solicitation of votes for the special meeting of depositors.

     Ryan, Beck will receive, as compensation, an advisory and management fee of $150,000. Ryan, Beck will also receive fees for services provided in connection with the offering equal to 1.20% of the aggregate purchase price of common stock sold in the offering. No fees will be paid to Ryan, Beck with respect to any shares of common stock purchased by any manager, manager emeritus, director, executive officer or employee of Hudson City Savings or Hudson City Bancorp or members of their immediate families or the ESOP. If there is a syndicated community offering, we will pay Ryan, Beck a fee equal to 1.20% of the aggregate purchase price of common stock sold in the syndicated community offering. However, the aggregate fees payable to Ryan, Beck and any selected dealers in connection with any syndicated community offering will not exceed 6.00% of the aggregate purchase price of the common stock sold in the syndicated community offering. Ryan, Beck will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees of up to $125,000 and non-legal expenses up to a maximum of $50,000.

     If the event the offering is not consummated by December 31, 1999 or Ryan, Beck ceases, under certain circumstances, to provide assistance to Hudson City Bancorp, Ryan, Beck will be entitled to the $150,000 advisory and management fee and reimbursement for its reasonable out-of-pocket expenses as described above. Hudson City Bancorp and Hudson City Savings have agreed to indemnify Ryan, Beck for costs and expenses in connection with certain claims or liabilities related to or arising out of the services to be provided by Ryan, Beck pursuant to its engagement by Hudson City Savings and Hudson City Bancorp as financial advisor in connection with the reorganization, including certain liabilities under the Securities Act. Total fees to Ryan, Beck are estimated to be $6.1 million and $8.3 million at the minimum and the maximum of the offering range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Directors and Employees. Directors, managers and executive officers of Hudson City Bancorp and Hudson City Savings may participate in the solicitation of offers to purchase common stock. Other employees of Hudson City Savings may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Hudson City Bancorp will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, managers, directors and employees to participate in the sale of common stock. No officer, manager, director or employee of Hudson City Bancorp or Hudson City Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.




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PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

     Use of Order Forms. To purchase shares in the subscription offering and the community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit account at Hudson City Savings (which may be given by completing the appropriate blanks in the stock order form), must be received by Hudson City Savings by 10:00 a.m., eastern time, on the expiration date. You must submit your order form by mail or overnight courier. You may not drop off your order forms at any of our branch offices. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless subscribers are resolicited or the reorganization has not been completed within 45 days after the end of the subscription offering, unless such 45 day period has been extended.

     In order to ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase eligibility and priority, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names in each account and the account numbers.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

     Payment for Shares. Payment for subscriptions may be made by check, bank check or money order or by authorization of withdrawal from deposit accounts maintained with Hudson City Savings except for IRA accounts, money market accounts that have check-writing privileges, NOW accounts, checking or demand accounts and other transaction accounts, as specified on the order form. No cash or wire transfers will be accepted. Interest will be paid on payments made by check, bank check or money order at Hudson City Savings' passbook rate of interest from the date payment is received until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor. Hudson City Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

     If a subscriber validly authorizes Hudson City Savings to withdraw the amount of the purchase price from a deposit account at Hudson City Savings, the withdrawal will be made as of the completion of the reorganization. Hudson City Savings will waive any applicable penalties




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for early withdrawal from time deposit accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook rate.

     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the employee stock ownership plan may pay for such shares of common stock subscribed for at the purchase price upon completion of the offering; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to Hudson City Bancorp from an unrelated financial institution or Hudson City Bancorp to lend to the employee stock ownership plan the aggregate purchase price of the shares for which it subscribed. Hudson City Bancorp intends to provide such a loan to the employee stock ownership plan.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Hudson City Savings. Persons with IRAs maintained at Hudson City Savings must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Instructions on how to transfer IRAs maintained at Hudson City Savings can be obtained from the stock information center. Depositors interested in using funds in an IRA to purchase common stock should contact the stock information center as soon as possible.

     Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.


RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES OF COMMON STOCK

     Prior to the completion of the reorganization, regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.




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Hudson City Savings and Hudson City Bancorp will pursue any and all legal and equitable remedies (including forfeiture) in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

SYNDICATED COMMUNITY OFFERING

     The plan of reorganization provides that all shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated community offering on a best efforts basis through a selling group of broker-dealers to be arranged by Ryan, Beck acting as agent of Hudson City Bancorp. Ryan, Beck has not selected any particular broker-dealers to participate in a syndicated community offering. As an alternative to a syndicated community offering, Hudson City Bancorp and Hudson City Savings may instead elect to offer for sale such remaining shares to or through underwriters in a public offering, as described under "-- Public Offering Alternative." Hudson City Bancorp and Hudson City Savings have reserved the right to reject orders in whole or in part in their sole discretion in the syndicated community offering. If Hudson City Bancorp or Hudson City Savings rejects an order in part, the subscriber will not have the right to cancel the remainder of his or her subscription. Neither Ryan, Beck nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Ryan, Beck has agreed to use its best efforts in the sale of shares in any syndicated community offering.

     The syndicated community offering will terminate no more than 45 days following the expiration date, unless extended by Hudson City Bancorp with the approval of the Commissioner and FDIC. Such extensions may not be beyond [ ]. See "-- How We Determined the Offering Range and the $10.00 Price Per Share" above for a discussion of rights of subscribers, if any, in the event an extension is granted.


PUBLIC OFFERING ALTERNATIVE

     As an alternative to a syndicated community offering, we may offer for sale shares of common stock not sold in the subscription offering or the community offering to or through underwriters ("public offering"). Certain provisions restricting the purchase and transfer of common stock shall not be applicable to sales to underwriters for purposes of such public offering. Any underwriter shall agree to purchase such shares from Hudson City Bancorp with a view to reoffering them to the general public, subject to certain terms and conditions described in the plan of reorganization. If the public offering is utilized, then Hudson City Bancorp will amend the Registration Statement, of which this prospectus is a part, to reflect the specific terms of such public offering alternative, including, without limitation, the terms of any underwriting agreements, commission structure and plan of distribution.


LIMITATIONS ON COMMON STOCK PURCHASES

     The plan of reorganization includes the following limitations on the number of shares of common stock which may be purchased during the reorganization:



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     (1)  The aggregate amount of outstanding common stock of Hudson City
          Bancorp owned or controlled by persons other than Hudson City, MHC, at the close of the offering will be less than 50% of Hudson City Bancorp's total outstanding common stock;

     (2)  No subscription for fewer than 25 shares will be accepted;

     (3) Except for the tax-qualified employee benefit plans, the maximum amount of shares of common stock subscribed for or purchased in all categories of the reorganization by any person, together with associates of, and groups of persons acting in concert with, such persons, shall not exceed $2,500,000;

     (4) Each eligible account holder may subscribe for and purchase common stock in the subscription offering in an amount up to $500,000, subject to increase as described below;

     (5) The tax-qualified employee benefit plans are permitted to purchase up to 10% of the shares of common stock issued in the offering and, as a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the offering;

     (6) Each supplemental eligible account holder may subscribe for and purchase common stock in the subscription offering in an amount up to $500,000, subject to increase as described below;

     (7) Persons purchasing shares of common stock in the community offering, together with associates of and groups of persons acting in concert with such persons, may purchase common stock in the community offering in an amount up to $500,000, subject to increase as described below;

     (8) Each persons purchasing shares of common stock in the syndicated community offering, or the public offering alternative (exclusive of underwriters), may purchase common stock in the syndicated community offering in an amount up to $500,000, subject to increase as described below; and

     (9) The managers and officers of Hudson City Savings and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 25% of shares we sell in the offering.

     An eligible account holder or supplemental eligible account holder may not purchase individually in the subscription offering more than $500,000 of common stock. An eligible account holder or supplemental eligible account holder, however, may acquire up to the overall maximum purchase limit of $2,500,000 by also purchasing in the community offering and the syndicated community offering or the public offering. The $2,500,000 limitation applies to the individual purchases in the offering, aggregated with purchases by the person's associates and those persons acting in concert with the purchaser.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Hudson City Savings, both the $500,000 individual amount permitted to be subscribed for and the $2.5 million overall maximum




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purchase limitation may be increased up to a maximum of 5% of the shares offered for sale in the offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15% (i.e., up to 3,783,500 shares), at the sole discretion of Hudson City Bancorp and Hudson City Savings. It is currently anticipated that the individual and overall maximum purchase limitations may be increased if, after a community offering, Hudson
City Bancorp has not received subscriptions for an aggregate amount equal to at least the minimum of the offering range. If the maximum purchase limitations are increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of Hudson City Bancorp and Hudson City
Savings may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by the Board of Directors of Hudson City Bancorp and the Board of Managers of Hudson City Savings and, if approved, allocated on a pro rata basis giving priority in accordance with the priorities set forth in the plan of reorganization and described herein.

     If we sell 87,020,500 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "--Subscription Offering and Subscription Rights" and "--Community Offering."

     The term "associate" of a person is defined to mean:

     (1) any corporation or organization (other than Hudson City Bancorp, Hudson City, MHC, Hudson City Savings or a majority-owned subsidiary of Hudson City Savings) of which such person is an officer or a general or limited partner or is directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term "associate" does not include any employee stock benefit plan maintained by Hudson City Bancorp or Hudson City Savings in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by officers and directors and their associates; and

     (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director, manager or officer of Hudson City Bancorp, Hudson City, MHC or Hudson City Savings.

We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert."

Managers, directors and officers are not treated as associates of each other solely by virtue of holding such positions.


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CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE REORGANIZATION

     All shares of common stock purchased in connection with the reorganization by a manager or an executive officer of Hudson City Savings, Hudson City, MHC or Hudson City Bancorp, or their associates, will be subject to a restriction that the shares not be sold for a period of one year following the reorganization, except in the event of the death or judicial declaration of incompetence of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of Hudson City Bancorp and Hudson City Savings will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of common stock of Hudson City Bancorp by directors, executive officers of Hudson City Bancorp, Hudson City, MHC or Hudson City Savings (and any person who was an executive officer or manager of Hudson City Savings or an executive officer or director of Hudson City, MHC or Hudson City Bancorp at any time after the date on which the Board of Managers of Hudson City Savings adopted the plan of reorganization), and their associates during the three-year period following reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Commissioner. This restriction does not apply, however, to the purchase of stock pursuant to the stock option plan or the restricted stock plan to be established after the reorganization.


INTERPRETATION, AMENDMENT AND TERMINATION

     All interpretations of the plan of reorganization by the Board of Hudson City Savings will be final, subject to the authority of the Commissioner and FDIC. The plan of reorganization provides that, if deemed necessary or desirable by the Board of Managers of Hudson City Savings, the plan of reorganization may be substantively amended prior to the solicitation of proxies from depositors by a vote of the Board of Managers. Amendment of the plan or reorganization thereafter requires the approval of the Commissioner and the FDIC. The plan of reorganization will terminate if the sale of all shares of stock being offered pursuant to the plan of reorganization is not completed prior to 24 months after the date of the approval of the plan of reorganization by the Commissioner unless a longer time period is permitted by governing laws and regulations. The plan of reorganization may be terminated by a vote of the Board of Managers of Hudson City Savings at any time prior to the special meeting of depositors, and thereafter by such a vote with the approval of the Commissioner and the FDIC.


POSSIBLE CONVERSION OF HUDSON CITY, MHC TO STOCK FORM

     Federal and state regulations and the plan of reorganization permit Hudson City, MHC to convert from mutual stock form. Such a transaction is commonly known as a "second-step conversion". There can be no assurance when, if ever, a second-step conversion will occur, and the board of managers has no current intention or plan to undertake a second-step conversion. In a second-step conversion, Hudson City, MHC would merge with and into Hudson City Savings or Hudson City Bancorp, with Hudson City Savings or Hudson City Bancorp as the resulting entity.


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Certain depositors of Hudson City Savings would receive the right to subscribe for additional shares of the resulting entity. The additional shares of common stock of the holding company issued in the second step conversion would be sold at their aggregate pro forma market value.

     In a second-step conversion, each share of common stock outstanding immediately prior to the completion of the second-step conversion held by persons other than Hudson City, MHC would be automatically converted into and become the right to receive a number of shares of common stock of Hudson City Bancorp determined pursuant to an exchange ratio. This exchange ratio would ensure that after the second-step conversion, subject to the adjustments described below (if required by the applicable banking regulators) and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be-outstanding shares of the resulting entity issued to stockholders other than Hudson City, MHC in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by public stockholders immediately prior to the second-step conversion.

     As set forth in the plan of reorganization, the percentage of the to-be-outstanding shares of the resulting entity issued in exchange for public shares would be adjusted to reflect (i) the aggregate amount of dividends waived by Hudson City, MHC, if any, and (ii) the market value of the assets of Hudson City, MHC, other than common stock of Hudson City Bancorp. Pursuant to this adjustment, the percentage of the to-be outstanding shares of the resulting entity issued to public stockholders in exchange for their minority shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the outstanding shares of common stock held by public stockholders multiplied by the dividend waiver fraction. The dividend waiver fraction is equal to the product of (a) a fraction, of which the numerator is equal to Hudson City Bancorp's stockholders' equity at the time of the second-step conversion less the aggregate amount of dividends waived by Hudson City, MHC, and the denominator is equal to Hudson City Bancorp's stockholders' equity at the time of the second-step conversion, and (b) a fraction, of which the numerator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion minus the value of Hudson City, MHC's assets other than common stock and the denominator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion.


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               RESTRICTIONS ON ACQUISITION OF HUDSON CITY BANCORP
                             AND HUDSON CITY SAVINGS

GENERAL

     The plan of reorganization provides for the conversion of Hudson City Savings from the mutual to the stock form of organization and the concurrent formation of a holding company and a mutual holding company. See "The Reorganization and The Offering -- General." Certain provisions in Hudson City Bancorp's certificate of incorporation and Bylaws and in its benefit plans and agreements entered into in connection with the reorganization, together with provisions of the Delaware General Corporation Law (DGCL) and certain governing regulatory restrictions, may have anti-takeover effects.


MUTUAL HOLDING COMPANY STRUCTURE

     The mutual holding company structure will restrict the ability of our stockholders to effect a change of control of management because, as long as Hudson City, MHC remains in existence as a mutual savings bank holding company, it will control a majority of our voting stock. Moreover, the directors of Hudson City, MHC will be the directors of Hudson City Bancorp and the directors of Hudson City Savings. Hudson City, MHC will be able to elect all of the members of the Board of Directors of Hudson City Bancorp, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Hudson City Bancorp for vote. Therefore, a change in control of Hudson City Bancorp or Hudson City Savings cannot occur unless Hudson City, MHC, first converts to the stock form of organization or is dissolved. See "The Reorganization and The Offering -- Possible Conversion of Hudson City, MHC to Stock Form."


HUDSON CITY BANCORP'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Hudson City Bancorp's Certificate of Incorporation and Bylaws contain a number of provisions, relating to corporate governance and certain rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of the Board of Directors or management of Hudson City Bancorp more difficult.


The following description is necessarily general and qualified by reference to the Certificate of Incorporation and Bylaws. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. The Certificate of Incorporation of Hudson City Bancorp provides that any person, other than Hudson City, MHC, who beneficially owns more than 10% of the outstanding Common Stock shall be allowed only one one-hundredth (1/100) of a vote with respect of each share held in excess of such 10%. Beneficial ownership of shares includes shares beneficially owned by such person or any of his affiliates, shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not


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include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by Hudson City Bancorp to be beneficially owned by such person and his affiliates. This restriction on voting may only be amended by approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of capital stock who are eligible to vote on such matters.

     Three Classes of Directors on the Board; Power of Directors to Fill Vacancies. The board of directors of Hudson City Bancorp is required by the Certificate of Incorporation and bylaws to be divided into three classes which are as equal in size as is possible. One class is required to be elected annually by stockholders of Hudson City Bancorp for three-year terms. A classified board promotes continuity and stability of management of Hudson City Bancorp but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, any vacancy occurring on the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by the directors then in office.

     Removal of Directors. The Certificate of Incorporation of Hudson City Bancorp provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause, upon the affirmative vote of a majority of the outstanding shares of voting stock, provided, however, that in the event that Hudson City, MHC, is dissolved, a vote of at least 80% of the outstanding voting stock will be required to remove a director. In the absence of these provisions, the vote of the holders of a majority of the shares of Hudson City Bancorp could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Votes of Stockholders. Hudson City Bancorp's Certificate of Incorporation provides that there will not be cumulative voting of stockholders for the election of Hudson City Bancorp's directors. No cumulative voting means that Hudson City, MHC, as the holder of a majority of the shares voted at a meeting of stockholders, may elect all directors of Hudson City Bancorp to be elected at that meeting. This could prevent public stockholder representation on Hudson City Bancorp's Board of Directors. In addition, the Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of Hudson City Bancorp may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorized but Unissued Shares of Capital Stock. Following the offering, Hudson City Bancorp will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Hudson City Bancorp." Although these shares could be used by the Board of Directors of Hudson City Bancorp to make it more difficult or to discourage an attempt to obtain control of Hudson City Bancorp through a merger, tender offer, proxy contest or otherwise, such uses will be unlikely since Hudson City, MHC owns a majority of the common stock of Hudson City Bancorp.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of Hudson City Bancorp's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the outstanding shares of voting stock not beneficially owned by an "Interested Stockholder" to approve certain "Business Combinations" and related transactions.


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Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock and any other affected class of stock.

     The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of Hudson City Bancorp's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

     The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than Hudson City, MHC, Hudson City Bancorp or its subsidiary or any employee benefit plan maintained by Hudson City Bancorp or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Hudson City Bancorp.

     A    "Business Combination" means:

     (1) any merger or consolidation of Hudson City Bancorp or any of its subsidiaries with or into any Interested Stockholder or its affiliate;

     (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 5% or more of the assets of Hudson City Bancorp or combined assets of Hudson City Bancorp and its subsidiary;

     (3) the issuance or transfer to any Interested Stockholder or its affiliate by Hudson City Bancorp (or any subsidiary) of any securities of Hudson City Bancorp other than on a pro rata basis to all stockholders;

     (4) the adoption of any plan for the liquidation or dissolution of Hudson City Bancorp proposed by or on behalf of any Interested Stockholder or its affiliate;

     (5) any reclassification of securities, recapitalization, merger or consolidation of Hudson City Bancorp which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of Hudson City Bancorp owned directly or indirectly by an Interested Stockholder or its affiliate; and

     (6) the acquisition by Hudson City Bancorp or its subsidiary of any securities of an Interested Stockholder or its affiliates or associates.

     Evaluation of Offers. The Certificate of Incorporation of Hudson City Bancorp further provides that the Board of Directors of Hudson City Bancorp shall when evaluating any offer to Hudson City Bancorp from another party to


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     -    make a tender or exchange offer for any outstanding equity security of
          Hudson City Bancorp;

     - merge or consolidate Hudson City Bancorp with another corporation or entity; or

     - purchase or otherwise acquire all or substantially all of the properties and assets of Hudson City Bancorp,

in connection with the exercise of its judgment in determining what is in the best interest of Hudson City Bancorp and the stockholders of Hudson City Bancorp, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of Hudson City Bancorp and its subsidiaries and on the employees, customers, suppliers and creditors of Hudson City Bancorp and its subsidiaries, and the effects on the communities in which Hudson City Bancorp's and its subsidiaries' facilities are located.

     By having these standards in the Certificate of Incorporation of Hudson City Bancorp, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of Hudson City Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Hudson City Bancorp.

     Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of Hudson City Bancorp entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by any Interested Stockholder or Affiliate or Associate thereof, voting together as a single class.

     Furthermore, Hudson City Bancorp's Certificate of Incorporation provides that provisions of the Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the super majority specified in such provision. Absent these provisions, the DGCL provides that a corporation's certificate of incorporation and by laws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter,


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
amend, rescind or repeal any of Hudson City Bancorp's Bylaws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

     Stockholder Nominations and Proposals. The Bylaws of Hudson City Bancorp also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting to give approximately 90 days notice in advance of the anniversary of the prior year's annual stockholders' meeting to the Secretary of Hudson City Bancorp. The notice provision requires a stockholder who desires to raise new business to provide certain information to Hudson City Bancorp concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder who wishes to nominate any person for election as a director must provide Hudson City Bancorp with certain information concerning the nominee and the proposing stockholder.


ANTI-TAKEOVER EFFECTS OF HUDSON CITY BANCORP'S
CERTIFICATE OF INCORPORATION, BYLAWS AND
BENEFIT PLANS ADOPTED IN THE REORGANIZATION

     The provisions described above are intended to reduce Hudson City Bancorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the change of control agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Hudson City Savings and Hudson City Bancorp in the event of a takeover. See "Management -- Employment Agreements," and "-- Benefits -- Stock Option Plan."

     Hudson City Bancorp's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and benefit plans to be established are in the best interests of Hudson City Bancorp and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Hudson City Bancorp and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Hudson City Bancorp and that otherwise is in the best interests of all stockholders.


DELAWARE CORPORATE LAW

     The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DECL., is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.


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     In general, Section 203 provides that a "Person" who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" acquired 15% of the outstanding voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203:

     (1) any business combination if, prior to the date a person acquired 15% of the voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;

     (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans);

     (3) any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interest party; and

     (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.


REGULATORY RESTRICTIONS

     Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "company" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) Hudson City Bancorp's shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The Federal Reserve Board is authorized by the change in bank control act and its own regulations to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the Federal Reserve Bank would be required before any person could acquire 10% or more of the Common Stock of Hudson City Bancorp.

     Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

     An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the Common Stock of Hudson City Bancorp and (b) before any other company could acquire 25% or more of the Common Stock of Hudson City Bancorp.

     The Federal Reserve may prohibit an acquisition of control if:

     (1)  it would result in a monopoly or substantially lessen competition;

     (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.


                DESCRIPTION OF CAPITAL STOCK HUDSON CITY BANCORP

GENERAL

     Hudson City Bancorp is authorized to issue eight hundred million (800,000,000) shares of common stock having a par value of $.01 per share and two hundred million (200,000,000) shares of preferred stock having a par value of $.01 per share. Hudson City Bancorp currently expects to sell 75,670,000 shares of common stock (or 87,020,500 in the event of an increase of 15% in the Estimated Valuation Range) to purchasers of common stock in the offering. In addition, Hudson City Bancorp expects to issue 85,330,000 shares of the common stock to Hudson City, MHC (or 98,129,500 in the event of an increase of 15% in the Estimated Valuation Range). Hudson City Bancorp will not issue any shares of preferred stock in the offering. Except as discussed above in "Restrictions on Acquisition of Hudson City Bancorp and Hudson City Savings," each share of Hudson City Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid and non-assessable.

     The shares of common stock:

     -    are not deposit accounts and are subject to investment risk;

     - are not insured or guaranteed by the FDIC, or any other government agency; and

     - are not guaranteed by Hudson City Bancorp, Hudson City, MHC or Hudson City Savings.


COMMON STOCK

     Dividends. Hudson City Bancorp can pay dividends out of statutory surplus or from net profits if, as and when declared by its Board of Directors. The payment of dividends by Hudson City Bancorp is subject to limitations which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of Hudson City Savings Bank and Hudson City Bancorp." Hudson City, MHC currently does not intend to waive any dividends paid by Hudson City Bancorp. The Owners of common stock of Hudson City Bancorp, including Hudson City, MHC, will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If Hudson City Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon the effective date of the reorganization, the holders of common stock of Hudson City Bancorp will possess exclusive voting rights in Hudson City Bancorp. They will elect Hudson City Bancorp's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or Hudson City Bancorp's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of Hudson City Bancorp's common stock, exclusive of the shares held by Hudson City, MHC, may be considered "Excess Shares" and may therefore not be entitled to vote. See "Restrictions on Acquisition of Hudson City Bancorp and Hudson City Savings." If Hudson City Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Certificate of Incorporation or Bylaws, may require an 80% or two-thirds stockholder vote. See "Restrictions on Acquisition of Hudson City Bancorp and Hudson City Savings."

     Liquidation. In the event of any liquidation, dissolution or winding up of Hudson City Savings, Hudson City Bancorp, as owner of Hudson City Savings' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Hudson City Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and the supplemental eligible account holders (see "The Reorganization and The Offering -- Effects of the Reorganization -- Liquidation Rights"), all assets of Hudson City Savings available for distribution. In the event of liquidation, dissolution or winding up of Hudson City Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Hudson City Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of Hudson City Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.


PREFERRED STOCK

     Hudson City Bancorp will not issue any shares of its authorized preferred stock in the reorganization. We may issue with such preferences and designations as the Board of Directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                             LEGAL AND TAX OPINIONS

     The legality of the issuance of the common stock being offered and certain matters relating to the reorganization and federal taxation will be passed upon for us by Thacher Proffitt & Wood, New York, New York and Jersey City, New Jersey. Certain matters relating to state taxation will be passed upon for us by KPMG LLP. Certain legal matters will be passed upon for Ryan, Beck & Co. by Pitney, Hardin, Kipp & Szuch, Morristown, New Jersey.


                                     EXPERTS

     The statements of condition of Hudson City Savings as of December 31, 1998 and 1997 and statements of income, changes in equity and cash flows for each of the years in the three years ended December 31, 1998 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication in this document of a summary of its letter to Hudson City Savings setting forth its opinion as to the estimated pro forma market value of Hudson City Savings in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.


                            REGISTRATION REQUIREMENTS

     Our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Hudson City Bancorp, that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

     The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     A copy of Hudson City Bancorp's Certificate of Incorporation and Bylaws, as well as those of Hudson City Savings and Hudson City, MHC, are available without charge from Hudson City Savings. Copies of the plan of reorganization are also available from Hudson City Savings without charge.

     Hudson City Savings has filed notice of mutual holding company reorganization with the Department of Banking and Insurance of New Jersey. In addition, Hudson City Savings has filed copies of that application with the FDIC. Hudson City Bancorp has filed an application with the Federal Reserve Board of New York to become a bank holding company. This prospectus omits certain information contained in those applications.

                         INDEX TO FINANCIAL STATEMENTS

                            HUDSON CITY SAVINGS BANK

Independent Auditors' Report................................  F-2
Statements of Financial Condition at December 31, 1998 and
  1997......................................................  F-3
Statements of Income for each of the three years in the
  period ended December 31, 1998............................  F-4
Statements of Changes in Equity for each of the three years
  in the period ended December 31, 1998.....................  F-5
Statements of Cash Flows for each of the three years in the
  period ended December 31, 1998............................  F-6
Notes to Financial Statements...............................  F-7

Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Financial statements of Hudson City, MHC and Hudson City Bancorp, Inc. have not been provided because they have conducted no operations. Hudson City, MHC has not yet been organized and Hudson City Bancorp, Inc. has no assets and no liabilities.

               [LETTERHEAD OF KPMG LLP, SHORT HILLS, NEW JERSEY]

                          INDEPENDENT AUDITORS' REPORT

The Board of Managers
Hudson City Savings Bank:

We have audited the statements of condition of Hudson City Savings Bank as of December 31, 1998 and 1997, and the related statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hudson City Savings Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

February 12, 1999

                            HUDSON CITY SAVINGS BANK

                            STATEMENTS OF CONDITION

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
                           ASSETS
Cash and due from banks (note 3)............................  $   87,075    $   71,074
Federal funds sold..........................................      69,800        24,600
                                                              ----------    ----------
     Total cash and cash equivalents........................     156,875        95,674
Investment securities held to maturity, market value of
  $1,420 in 1998 and $1,503 in 1997 (note 4)................       1,393         1,466
Investment securities available for sale, at market value
  (note 4)..................................................     785,031       654,726
Mortgage-backed securities held to maturity, market value of
  $3,106,369 in 1998 and $3,091,736 in 1997 (note 5)........   3,070,931     3,022,225
Loans (note 6)..............................................   3,659,407     3,463,803
  Less:
     Deferred loan fees.....................................      11,146        12,076
     Allowance for loan losses (note 6).....................      17,712        15,625
                                                              ----------    ----------
       Net loans............................................   3,630,549     3,436,102
Foreclosed real estate, net (note 7)........................       1,026         1,410
Accrued interest receivable.................................      49,041        49,751
Banking premises and equipment, net (note 8)................      29,064        29,197
Other assets (note 11)......................................      28,350        23,448
                                                              ----------    ----------
     Total Assets...........................................  $7,752,260    $7,313,999
                                                              ==========    ==========
                   LIABILITIES AND EQUITY
Deposits (note 9):
  Interest-bearing..........................................  $6,494,278    $6,193,630
  Noninterest-bearing.......................................     313,061       272,326
                                                              ----------    ----------
     Total deposits.........................................   6,807,339     6,465,956
Accrued expenses and other liabilities (note 10)............      44,315        40,330
                                                              ----------    ----------
     Total liabilities......................................   6,851,654     6,506,286
                                                              ----------    ----------
Retained earnings (notes 11 and 14).........................     899,933       806,664
Accumulated other comprehensive income......................         673         1,049
                                                              ----------    ----------
     Total equity...........................................     900,606       807,713
                                                              ----------    ----------
Commitments and contingencies (notes 8 and 12)
     Total Liabilities and Equity...........................  $7,752,260    $7,313,999
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            HUDSON CITY SAVINGS BANK

                              STATEMENTS OF INCOME

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Interest Income:
  Interest and fees on first mortgage loans (note 6).......  $259,320    $245,432    $221,930
  Interest and fees on consumer and other loans............     7,272       7,685       8,135
  Interest on mortgage-backed securities...................   201,592     201,323     157,050
  Interest on investment securities held to maturity (note
     4):
     Taxable...............................................        54          --          --
     Exempt from federal taxes.............................        48          61         112
  Interest and dividends on investment securities available
     for sale -- taxable (note 4)..........................    49,666      43,140      37,587
  Interest on federal funds sold...........................     2,839       2,801       4,464
                                                             --------    --------    --------
          Total interest income............................   520,791     500,442     429,278
Interest expense on deposits (note 9)......................   311,084     297,484     242,667
                                                             --------    --------    --------
       Net interest income.................................   209,707     202,958     186,611
Provision for loan losses (note 6).........................     2,400       2,850       2,275
                                                             --------    --------    --------
       Net interest income after provision for loan
          losses...........................................   207,307     200,108     184,336
                                                             --------    --------    --------
Non-interest income:
  Service charges and other income.........................     4,930       4,710       3,896
  Gains on net securities transactions (note 4)............        24       1,594         152
                                                             --------    --------    --------
          Total non-interest income........................     4,954       6,304       4,048
                                                             --------    --------    --------
Non-interest expense:
  Salaries and employee benefits (note 10).................    39,260      38,781      37,034
  Net occupancy expense (note 8)...........................    11,753      11,888      11,941
  Federal deposit insurance assessment.....................       783         757          43
  Amortization of goodwill (note 11).......................     1,610       1,771       2,030
  Computer and related services............................     1,212       1,104       1,150
  Other expense............................................     8,874       8,618       8,760
                                                             --------    --------    --------
          Total non-interest expense.......................    63,492      62,919      60,958
                                                             --------    --------    --------
          Income before income tax expense.................   148,769     143,493     127,426
Income tax expense (note 11)...............................    55,500      53,500      46,595
                                                             --------    --------    --------
       Net income..........................................  $ 93,269    $ 89,993    $ 80,831
                                                             ========    ========    ========

                See accompanying notes to financial statements.

                            HUDSON CITY SAVINGS BANK

                        STATEMENTS OF CHANGES IN EQUITY

                                                                      ACCUMULATED
                                                                         OTHER
                                                         RETAINED    COMPREHENSIVE     TOTAL
                                                         EARNINGS       INCOME         EQUITY
                                                         --------    -------------    --------
                                                                    (IN THOUSANDS)
Balance at December 31, 1995...........................  $635,840       $3,104        $638,944
                                                                                      --------
  Comprehensive Income:
     Net Income........................................    80,831           --          80,831
     Other comprehensive income:
       Unrealized holding losses arising during period
          (net of tax of $(370)).......................        --         (604)           (604)
       Reclassification adjustment for gains in net
          income (net of tax of $(58)).................        --          (94)            (94)
                                                         --------       ------        --------
     Total Comprehensive Income........................                                 80,133
                                                                                      --------
Balance at December 31, 1996...........................   716,671        2,406         719,077
                                                                                      --------
  Comprehensive Income:
     Net Income........................................    89,993           --          89,993
     Other comprehensive income:
       Unrealized holding losses arising during period
          (net of tax of $(225)).......................        --         (369)           (369)
       Reclassification adjustment for gains in net
          income (net of tax of $(606))................        --         (988)           (988)
                                                         --------       ------        --------
     Total Comprehensive Income........................                                 88,636
                                                                                      --------
Balance at December 31, 1997...........................   806,664        1,049         807,713
                                                                                      --------
  Comprehensive Income:
     Net Income........................................    93,269           --          93,269
     Other comprehensive income:
       Unrealized holding losses arising during period
          (net of tax of $(223)).......................        --         (361)           (361)
       Reclassification adjustment for gains in net
          income (net of tax of $(9))..................        --          (15)            (15)
                                                         --------       ------        --------
     Total Comprehensive Income........................                                 92,893
                                                                                      --------
Balance at December 31, 1998...........................  $899,933          673         900,606
                                                         ========       ======        ========

                See accompanying notes to financial statements.

                            HUDSON CITY SAVINGS BANK

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1998          1997          1996
                                                       -----------    ---------    -----------
                                                                   (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Income.........................................  $    93,269    $  89,993    $    80,831
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation, accretion and amortization
       expense.......................................        6,052        5,505          5,761
     Provision for loan losses.......................        2,400        2,850          2,275
     Gains on net securities transactions............          (24)      (1,594)          (152)
     Deferred tax (benefit) expense..................       (3,907)      (1,695)         1,643
     Net proceeds from foreclosed real estate........        3,565        3,683          5,089
     Decrease (increase) in accrued interest
       receivable....................................          710       (5,679)        (3,124)
     Increase in other assets........................       (2,374)      (1,709)        (2,717)
     Increase in accrued expenses and other
       liabilities...................................        3,985        5,949          1,996
                                                       -----------    ---------    -----------
Net Cash Provided by Operating Activities............      103,676       97,303         91,602
                                                       -----------    ---------    -----------
Cash Flows from Investing Activities:
  Net increase in loans..............................     (157,887)    (275,675)      (372,032)
  Purchases of loans.................................      (38,639)     (16,198)        (8,558)
  Principal collection of mortgage-backed
     securities......................................    1,168,674      569,189        382,631
  Purchases of mortgage-backed securities............   (1,222,352)    (883,502)    (1,227,291)
  Proceeds from maturities and calls of investment
     securities held to maturity.....................          489          209          1,302
  Purchases of investment securities held to
     maturity........................................         (403)        (600)            --
  Proceeds from maturities and calls of investment
     securities available for sale...................      659,212      418,269        368,538
  Proceeds from sales of investment securities
     available for sale..............................           --       42,735            138
  Purchases of investment securities available for
     sale............................................     (789,577)    (521,529)      (404,929)
  Purchases of premises and equipment, net...........       (3,375)      (3,113)        (3,990)
                                                       -----------    ---------    -----------
Net Cash Used in Investing Activities................     (383,858)    (670,215)    (1,264,191)
                                                       -----------    ---------    -----------
Cash Flows from Financing Activities:
  Net increase in deposits...........................      341,383      546,985      1,161,158
                                                       -----------    ---------    -----------
Net Cash Provided by Financing Activities............      341,383      546,985      1,161,158
                                                       -----------    ---------    -----------
Net Increase (decrease) in Cash and Cash
  Equivalents........................................       61,201      (25,927)       (11,431)
Cash and Cash Equivalents at Beginning of Year.......       95,674      121,601        133,032
                                                       -----------    ---------    -----------
Cash and Cash Equivalents at End of Year.............  $   156,875    $  95,674    $   121,601
                                                       ===========    =========    ===========
Supplemental Disclosures:
  Interest paid......................................  $   312,004    $ 298,270    $   243,447
                                                       ===========    =========    ===========
  Income taxes paid..................................  $    59,101    $  55,052    $    45,391
                                                       ===========    =========    ===========

                See accompanying notes to financial statements.

                            HUDSON CITY SAVINGS BANK

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Basis of Presentation

     The following are the significant accounting and reporting policies applied by Hudson City Savings Bank (the "Bank"), which conform with generally accepted accounting principles and general practices within the savings bank industry.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of condition and income for the period. Actual results could differ from these estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

     b) Comprehensive Income

     Effective January 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Under SFAS No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available for sale.

     Comprehensive income is presented in the statements of changes in equity. SFAS No. 130 requires only additional disclosures and does not affect the Bank's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     c) Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Transfers of loans to foreclosed real estate of $3,353,000, $2,801,000 and $4,241,000 for the years ended December 31, 1998, 1997 and 1996, respectively, did not result in cash receipts or cash payments.

     d) Investment Securities

     Investment securities are classified as either held to maturity or available for sale. Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, using a method that approximates level yield. The Bank has both the ability and the positive intent to hold these investment securities to maturity. Securities available for sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a component of other comprehensive income, which is included in equity.

     Realized gains and losses are recognized when securities are sold or called using the specific identification method. The estimated fair market value of all investment securities is determined by use of quoted market prices.

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     e) Mortgage-Backed Securities

     Mortgage-backed securities include pass-through certificates, which represent participating interests in pools of long-term first mortgage loans originated and serviced by third-party issuers of the securities, and real estate mortgage conduits ("REMICs"), which are debt securities that are secured by mortgage loans or other mortgage-backed securities.

     These securities are classified as held to maturity and, accordingly, are stated at cost, adjusted for amortization of premiums and accretion of discounts. Such amortization and accretion is included in interest income based on a method which approximates the level yield method. Premiums are amortized and discounts are accreted over the estimated average life of the contract. Gains and losses are recognized when securities are sold using the specific identification method. The estimated fair market value of these securities is determined by use of quoted market prices. The Bank has the positive intent and ability to hold mortgage-backed securities to maturity.

     Mortgage-backed securities are subject to prepayments. The level of prepayments is related to the general level of interest rates. The higher the rate of prepayments, the shorter the effective maturity of the security.

     f) Loans

     Loans are stated at their principal amounts outstanding. Interest income on loans is accrued and credited to income as earned. Net loan origination fees are deferred and amortized to interest income over the life of the loan as an adjustment to the loan's yield, using the level yield method.

     The accrual of income on loans is generally discontinued when interest or principal payments are 90-days in arrears or when the timely collection of such income is doubtful. Loans on which the accrual of income has been discontinued are designated as nonaccrual loans and outstanding interest previously credited is reversed. It is recognized subsequently in the period collected only when the ultimate collection of principal is not in doubt. A nonaccrual loan is returned to accrual status when factors indicating doubtful collection no longer exist.

     The Bank defines the population of impaired loans to be all nonaccrual commercial real estate and multi-family loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. There were no loans classified as impaired by the Bank at December 31, 1998 and 1997.

     g) Allowance for Loan Losses

     The allowance for loan losses is a valuation account established through a provision for loan losses charged to income. Losses on loans are charged against the allowance when management believes the collection of the principal is unlikely. Subsequent recoveries, if any, are generally credited to the allowance. The allowance is based on such factors as the Bank's loan loss experience, known and inherent risks in the loan portfolio, the estimated value of underlying collateral, current economic and market trends, and other factors which may warrant recognition in maintaining an allowance at a level sufficient to provide for estimated loan losses.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     h) Foreclosed Real Estate

     Foreclosed real estate is property acquired through foreclosure and deed in lieu of foreclosure. Foreclosed properties are initially recorded at the lower of the recorded investment in the loan or fair market value. Thereafter, the property is carried at fair market value less estimated selling costs. Fair market value is generally based on recent appraisals.

     Subsequent provisions, which may result from the ongoing periodic valuations of these properties, are charged to income in the period in which they are identified and credited to a valuation allowance account. Foreclosed real estate is reported net of the valuation allowance. Carrying costs, such as maintenance and taxes, are charged to operating expenses as incurred.

     i) Banking Premises and Equipment

     Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and leasehold amortization. Buildings are depreciated over their estimated useful lives using the straight-line method. Furniture, fixtures and equipment are depreciated over their estimated useful lives using the double-declining balance method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases. The costs for major improvements and renovations are capitalized, while maintenance, repairs and minor improvements are charged to operating expenses as incurred. Gains and losses on dispositions are reflected currently as other non-interest income or expense.

     j) Income Taxes

     The Bank files federal and New Jersey state tax returns on a calendar year basis. Under the liability method of accounting for income taxes, a deferred tax liability is recognized for all taxable temporary differences and a deferred tax asset is recognized for all deductible temporary differences. The Bank takes into account changes in the tax law and rates when valuing the deferred income tax amounts.

     For federal income tax reporting purposes, under tax law that existed prior to 1996, the Bank reported its loan loss provisions by using the reserve method allowed for qualified thrift lender institutions. The Bank's bad debts reserve for income tax reporting purposes was increased by annual tax loan loss provisions (tax return deductions) that were determined based on a percentage of the Bank's reported annual taxable income. Actual net loan losses were charged directly against the tax basis bad debts reserve. Legislation was enacted in August 1996, which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Bank must instead use the specific charge-off method to compute its bad debt deduction. The legislation also requires the Bank to recapture its post-1987 net additions to its tax bad debt reserves. The Bank has previously provided for this liability in the financial statements.

     k) Employee Benefit Plans

     Effective January 1, 1998, the Bank adopted the provisions of SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises disclosures only and does not affect the Bank's financial position or results of operations. Prior year financial statement disclosures have been revised to conform to the requirements of SFAS No. 132.

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     The Bank maintains certain noncontributory benefit plans which cover all employees who have met the eligibility requirements of the plans. Certain health care and life insurance benefits are provided for retired employees. The expected cost of benefits provided for retired employees is actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive the benefits.

     l) Goodwill

     Goodwill, included in other assets, is being amortized to expense on a straight-line basis over a 15-year period. Unamortized goodwill amounted to $1,441,000 and $3,051,000 at December 31, 1998 and 1997, respectively.

2.  PLAN OF REORGANIZATION (UNAUDITED)

     On February 11, 1999, the board of managers of Hudson City Savings Bank adopted a Plan of Reorganization and Stock Issuance (the "Plan"), where the Bank will convert and reorganize from a New Jersey-chartered mutual savings bank into a two-tiered mutual savings bank holding company structure (the "Reorganization"). Under the terms of the Plan, Hudson City Savings Bank will be a wholly-owned subsidiary of Hudson City Bancorp, Inc., a Delaware corporation (the "Company"), and the Company will be a majority-owned subsidiary of Hudson City, MHC, a New Jersey-chartered mutual savings bank holding company (the "MHC").

     In connection with the Reorganization, the Company will offer for sale to its depositors and the public 47% of its common stock. The number of shares of common stock to be offered and the price for such shares will be determined by the board of managers based upon an appraisal of the Bank to be made by an independent appraisal firm. At least the minimum number of shares offered in the offering must be sold for the offering to be completed.

     The Plan provides that when the Reorganization is completed, a "liquidation account" will be established in an amount equal to the total equity of the Bank as of the latest practicable date prior to the Reorganization. The liquidation account is established to provide a limited priority claim to the assets of the Bank to "eligible account holders" and "supplemental eligible account holders", as defined in the Plan, who continue to maintain deposits in the Bank after the Reorganization. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder and supplemental eligible account holder would receive a liquidation distribution, prior to any payment to the holder of the Bank's common stock. This distribution would be based upon each eligible account holder's and supplemental account holder's proportionate share of the then total remaining qualifying deposits.

     Direct costs of the Reorganization will be deferred and will reduce the proceeds of the offering. If the Reorganization is not completed, all costs would be charged to expense.

3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain cash reserves on deposit with the Federal Reserve Bank based on deposits. The average amount of the reserves on deposit for the years ended December 31, 1998 and 1997 was approximately $15,068,000 and $14,011,000, respectively.

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

4.  INVESTMENT SECURITIES

     The amortized cost and estimated fair market value of investment securities at December 31 are as follows:

                                                               GROSS         GROSS        ESTIMATED
                                                AMORTIZED    UNREALIZED    UNREALIZED    FAIR MARKET
                                                  COST         GAINS         LOSSES         VALUE
                                                ---------    ----------    ----------    -----------
                                                                   (IN THOUSANDS)
1998
               HELD TO MATURITY
Municipal bonds...............................  $  1,393       $   29        $  (2)       $  1,420
                                                ========       ======        =====        ========
              AVAILABLE FOR SALE
United States government and agencies.........  $781,330       $1,772        $(666)       $782,436
Corporate bonds...............................     2,617           11          (33)          2,595
                                                --------       ------        -----        --------
     Total available for sale.................  $783,947       $1,783        $(699)       $785,031
                                                ========       ======        =====        ========
1997
               HELD TO MATURITY
Municipal bonds...............................  $  1,466       $   37        $  --        $  1,503
                                                ========       ======        =====        ========
              AVAILABLE FOR SALE
United States government and agencies.........  $648,277       $2,606        $(869)       $650,014
Corporate bonds...............................     4,758           18          (64)          4,712
                                                --------       ------        -----        --------
     Total available for sale.................  $653,035       $2,624        $(933)       $654,726
                                                ========       ======        =====        ========

     The amortized cost and estimated fair market value of investment securities held to maturity and investment securities available for sale at December 31, 1998, by contractual maturity, are shown below. The expected maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations.

                                                                            ESTIMATED
                                                              AMORTIZED    FAIR MARKET
                                                                COST          VALUE
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
                      HELD TO MATURITY
Due after one year through five years.......................  $    100      $     98
Due after five years through ten years......................       390           411
Due after ten years.........................................       903           911
                                                              --------      --------
     Total held to maturity.................................  $  1,393      $  1,420
                                                              ========      ========
                     AVAILABLE FOR SALE
Due in one year or less.....................................  $ 10,194      $ 10,194
Due after one year through five years.......................   308,432       308,447
Due after five years through ten years......................   465,321       466,390
                                                              --------      --------
     Total available for sale...............................  $783,947      $785,031
                                                              ========      ========

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     Interest and dividend income for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                                                        1998       1997       1996
                                                       -------    -------    -------
                                                              (IN THOUSANDS)
United States government and agencies................  $49,429    $42,134    $31,937
Municipal bonds......................................      102         61        112
Corporate bonds......................................      237      1,006      5,625
Common stock.........................................       --         --         25
                                                       -------    -------    -------
     Total interest and dividend income..............  $49,768    $43,201    $37,699
                                                       =======    =======    =======

     Gross realized gains on calls of investment securities available for sale during 1998 were $11,000. Gross realized gains on calls of investment securities held to maturity during 1998 were $13,000.

     Gross realized gains on calls of investment securities available for sale during 1997 were $22,000. Gross realized gains and losses on sales of investment securities available for sale during 1997 were $1,577,000 and $5,000, respectively.

     Gross realized gains and losses on investment securities held to maturity called by the issuer in 1996 were $75,000 and $9,000, respectively. Gross realized gains and losses on investment securities available for sale called by the issuer in 1996 were $6,000 and $3,000, respectively. During 1996, gross realized gains on the sale of investment securities available for sale were $83,000.

     The carrying value of securities pledged as required security for deposits and for other purposes required by law amounted to $5,142,000 and $4,090,000 at December 31, 1998 and 1997, respectively.

5.  MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated fair market value of mortgage-backed securities held to maturity at December 31 are as follows:

                                                              GROSS         GROSS        ESTIMATED
                                              AMORTIZED     UNREALIZED    UNREALIZED    FAIR MARKET
                                                 COST         GAINS         LOSSES         VALUE
                                              ----------    ----------    ----------    -----------
                                                                 (IN THOUSANDS)
1998
GNMA pass-through certificates..............  $2,093,591     $19,610       $(1,982)     $2,111,219
FNMA pass-through certificates..............     674,061      12,219            (5)        686,275
FHLMC pass-through certificates.............     240,414       5,581            --         245,995
FHLMC, FNMA and GNMA -- REMICs..............      62,865          91           (76)         62,880
                                              ----------     -------       -------      ----------
     Total mortgage-backed securities.......  $3,070,931     $37,501       $(2,063)     $3,106,369
                                              ==========     =======       =======      ==========
1997
GNMA pass-through certificates..............  $2,061,928     $52,861       $    --      $2,114,789
FNMA pass-through certificates..............     568,479       9,451            --         577,930
FHLMC pass-through certificates.............     293,802       7,830            --         301,632
FHLMC, FNMA and GNMA -- REMICs..............      98,016          79          (710)         97,385
                                              ----------     -------       -------      ----------
     Total mortgage-backed securities.......  $3,022,225     $70,221       $  (710)     $3,091,736
                                              ==========     =======       =======      ==========

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

6.  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans at December 31 are summarized as follows:

                                                               1998          1997
                                                            ----------    ----------
                                                                 (IN THOUSANDS)
First mortgage loans:
  One-to four-family......................................  $3,516,947    $3,327,371
  FHA/VA..................................................      52,958        45,868
  Multi-family and commercial.............................       2,911         3,553
                                                            ----------    ----------
     Total first mortgage loans...........................   3,572,816     3,376,792
                                                            ----------    ----------
Consumer and other loans:
  Fixed-rate second mortgages.............................      56,118        50,198
  Home equity credit lines................................      28,045        30,211
  Guaranteed student......................................         216         4,315
  Other...................................................       2,212         2,287
                                                            ----------    ----------
     Total consumer and other loans.......................      86,591        87,011
                                                            ----------    ----------
          Total loans.....................................  $3,659,407    $3,463,803
                                                            ==========    ==========

     Substantially all of the Bank's loans are secured by first or second liens on real estate property located in the state of New Jersey. The ultimate ability to collect the loan portfolio and realize the carrying value of real estate is subject to changes in the region's real estate market and future economic conditions.

     The following is a comparative summary of (a) loans on which the accrual of income has been discontinued and (b) loans which are contractually past due 90-days or more but have not been classified nonaccrual at December 31:

                                                            1998       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
Non-accrual loans........................................  $13,216    $15,428
Accruing loans delinquent 90-days or more................    2,123        706
                                                           -------    -------
     Total...............................................  $15,339    $16,134
                                                           =======    =======

     The total amount of interest income received during the year on nonaccrual loans outstanding at December 31, 1998, 1997 and 1996 amounted to $178,000, $186,000 and $198,000, respectively. Additional interest income totaling $828,000, $996,000 and $1,050,000 on non-accrual loans would have been recognized in 1998, 1997 and 1996, respectively, if interest on all such loans had been recorded based upon original contract terms. The Bank is not committed to lend additional funds to borrowers on non-accrual status.

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     An analysis of the allowance for loan losses at December 31 follows:

                                                         1998       1997       1996
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Balance at beginning of year..........................  $15,625    $13,045    $11,906
                                                        -------    -------    -------
Charge-offs...........................................     (336)      (330)    (1,160)
Less recoveries.......................................       23         60         24
                                                        -------    -------    -------
Net charge-offs.......................................     (313)      (270)    (1,136)
                                                        -------    -------    -------
Provision for loan losses.............................    2,400      2,850      2,275
                                                        -------    -------    -------
Balance at end of year................................  $17,712    $15,625    $13,045
                                                        =======    =======    =======

7.  FORECLOSED REAL ESTATE, NET

     Foreclosed real estate, net, at December 31 is summarized as follows:

                                                              1998      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
Foreclosed real estate.....................................  $1,058    $1,477
Valuation allowance........................................     (32)      (67)
                                                             ------    ------
     Total foreclosed real estate, net.....................  $1,026    $1,410
                                                             ======    ======

     An analysis of the valuation allowance for foreclosed real estate at December 31 follows:

                                                              1998     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Balance at beginning of year................................  $  67    $  83
Provision for write-downs...................................    148       87
Write-downs.................................................   (183)    (103)
                                                              -----    -----
Balance at end of year......................................  $  32    $  67
                                                              =====    =====

8.  BANKING PREMISES AND EQUIPMENT, NET

     A summary of the net carrying value of banking premises and equipment at December 31 is as follows:

                                                           1998        1997
                                                         --------    --------
                                                            (IN THOUSANDS)
Land...................................................  $  4,291    $  4,291
Building...............................................    29,507      28,693
Leasehold improvements.................................     9,638       9,301
Furniture, fixtures and equipment......................    27,758      25,534
                                                         --------    --------
                                                           71,194      67,819
Accumulated depreciation and amortization..............   (42,130)    (38,622)
                                                         --------    --------
     Total banking premises and equipment..............  $ 29,064    $ 29,197
                                                         ========    ========

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     Amounts charged to net occupancy expense for depreciation and amortization of banking premises and equipment amounted to $3,508,000, $3,587,000 and $3,809,000 in 1998, 1997 and 1996, respectively.

     The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment. It is expected that many agreements will be renewed at expiration in the normal course of business. Future minimum rental commitments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

YEAR                                                 AMOUNT
----                                                 -------
1999...............................................  $ 2,465
2000...............................................    2,357
2001...............................................    2,204
2002...............................................    1,911
2003...............................................    1,655
Thereafter.........................................    7,198
                                                     -------
     Total.........................................  $17,790
                                                     =======

     Net occupancy expense includes gross rental expense for certain bank premises of $2,752,000 in 1998, $2,790,000 in 1997, and $2,622,000 in 1996, and
rental income of $608,000, $603,000 and $499,000 for the respective years.

9.  DEPOSITS

     Deposits at December 31 are summarized as follows:

                                                           1998                     1997
                                                   ---------------------    ---------------------
                                                    BALANCE      PERCENT     BALANCE      PERCENT
                                                   ----------    -------    ----------    -------
                                                                   (IN THOUSANDS)
Savings..........................................  $  832,759     12.23%    $  835,062     12.91%
Demand...........................................     313,061      4.60        272,326      4.21
Interest-bearing demand..........................     100,436      1.48         90,869      1.41
Money market.....................................     505,201      7.42        500,029      7.73
Time deposits....................................   5,055,882     74.27      4,767,670     73.74
                                                   ----------    ------     ----------    ------
     Total deposits..............................  $6,807,339    100.00%    $6,465,956    100.00%
                                                   ==========    ======     ==========    ======

     Time deposits $100,000 and over amounted to $516,084,000 and $460,982,000 at December 31, 1998 and 1997, respectively. Interest expense on time deposits $100,000 and over for the years ended December 31, 1998, 1997 and 1996 was $27,241,000, $24,279,000 and $16,729,000, respectively. Included in demand accounts are mortgage escrow deposits of $39,098,000 and $38,662,000 at December 31, 1998 and 1997, respectively.

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     Scheduled maturities of time deposits are as follows:

YEAR                                                 AMOUNT
----                                             --------------
                                                 (IN THOUSANDS)
1999...........................................    $4,765,169
2000...........................................       254,084
2001...........................................        22,331
2002...........................................         4,305
2003...........................................         9,993
                                                   ----------
     Total.....................................    $5,055,882
                                                   ==========

10.  EMPLOYEE BENEFIT PLANS

     The Bank maintains certain non-contributory benefit plans which cover all employees, and retired employees, who have met eligibility requirements of the plans. Benefits for the qualified and non-qualified defined benefit retirement plans are based primarily on years of service and compensation. The Bank's funding of the qualified retirement plan is actuarially determined on an annual basis. It is the Bank's policy to fund the qualified retirement plan sufficiently to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974. The non-qualified retirement plan, for certain executive officers, is unfunded and has a benefit obligation of $2,500,000 at December 31, 1998 and $2,100,000 at December 31, 1997. The Bank
provides certain health care and life insurance benefits to eligible retired employees ("other benefits"). Participants generally become eligible for retiree health care and life insurance benefits after ten years of service.

     The following table shows the change in benefit obligation, the change in plan assets, and the funded status for the retirement plans and other benefits at December 31:

                                                    RETIREMENT PLANS         OTHER BENEFITS
                                                   -------------------    --------------------
                                                     1998       1997        1998        1997
                                                   --------    -------    --------    --------
                                                                 (IN THOUSANDS)
Change in Benefit Obligation:
  Benefit obligation at beginning of year........  $ 46,906    $41,427    $ 29,770    $ 29,458
  Service cost...................................     2,267      2,057       1,452       1,468
  Interest cost..................................     3,178      3,041       1,865       1,979
  Actuarial loss (gain)..........................     2,018      1,636      (2,431)     (2,572)
  Benefits paid..................................    (1,272)    (1,255)       (566)       (563)
                                                   --------    -------    --------    --------
  Benefit obligation at end of year..............    53,097     46,906      30,090      29,770
                                                   --------    -------    --------    --------
Change in Plan Assets:
  Fair value of plan assets at beginning of
     year........................................    58,116     47,583          --          --
  Actual return on plan assets...................    10,446     10,037          --          --
  Employer contribution..........................        85      1,752         566         563
  Benefits paid..................................    (1,272)    (1,256)       (566)       (563)
                                                   --------    -------    --------    --------
  Fair value of plan assets at end of year.......    67,375     58,116          --          --
                                                   --------    -------    --------    --------
     Funded Status...............................    14,278     11,210     (30,090)    (29,770)

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

                                                    RETIREMENT PLANS         OTHER BENEFITS
                                                   -------------------    --------------------
                                                     1998       1997        1998        1997
                                                   --------    -------    --------    --------
                                                                 (IN THOUSANDS)
  Unrecognized transition asset..................    (1,197)    (1,596)         --          --
  Unrecognized prior service cost................         7         20          --          --
  Unrecognized net actuarial (gain) loss.........   (10,126)    (6,990)        704       3,135
                                                   --------    -------    --------    --------
     Prepaid (accrued) benefit cost..............  $  2,962    $ 2,644    $(29,386)   $(26,635)
                                                   ========    =======    ========    ========

     Net periodic benefit (income) cost at December 31 included the following components:

                                          RETIREMENT PLANS                 OTHER BENEFITS
                                    -----------------------------    --------------------------
                                     1998       1997       1996       1998      1997      1996
                                    -------    -------    -------    ------    ------    ------
                                                          (IN THOUSANDS)
Service cost......................  $ 2,267    $ 2,057    $ 2,193    $1,452    $1,468    $1,636
Interest cost.....................    3,178      3,041      2,829     1,865     1,979     2,000
Expected return on assets.........   (5,167)    (4,228)    (3,701)       --        --        --
Amortization of:
  Net (gain) loss.................     (124)        24         15        --        43       300
  Unrecognized prior service
     cost.........................       13         13         13        --        --        --
  Unrecognized remaining net
     assets.......................     (399)      (399)      (345)       --        --        --
                                    -------    -------    -------    ------    ------    ------
     Net periodic benefit (income)
       cost.......................  $  (232)   $   508    $ 1,004    $3,317    $3,490    $3,936
                                    =======    =======    =======    ======    ======    ======

     The following are the weighted average assumptions used in accounting for the benefit plans at December 31:

                                                           RETIREMENT
                                                             PLANS        OTHER BENEFITS
                                                          ------------    --------------
                                                          1998    1997    1998     1997
                                                          ----    ----    -----    -----
Discount rate...........................................  6.50%   7.00%   6.50%    7.00%
Expected return on assets...............................  9.00    9.00      --       --
Rate of compensation increase...........................  5.75    6.25      --       --

     Assumed health care cost trend rates used to measure the expected cost of other benefits for 1999 were 9.00% for Medicare-eligible retirees and 10.00% for non-Medicare eligible retirees. The rates were assumed to decrease gradually to 4.50% for 2006 and remain at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on other benefits:

                                                      1% INCREASE    1% DECREASE
                                                      -----------    -----------
                                                            (IN THOUSANDS)
Effect on total service cost and interest cost......    $  741         $  (556)
Effect on other benefit obligations.................     5,312          (4,120)

     The Bank maintains a tax-deferred profit incentive bonus savings plan based on the Bank's profitability. All employees are eligible after one year of employment and the attainment of age 21. The expense amounted to $1,995,000, $1,913,000 and $1,823,000 in 1998, 1997 and 1996, respectively.

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     The Bank also maintains certain incentive plans to recognize key executives who are able to make substantial contributions to the long-term success and financial strength of the Bank. At the end of each performance period, the value of the award is determined in accordance with established criteria. Participants can elect cash payment or elect to defer the award until retirement. The current long-term performance period is January 1, 1996 to December 31, 1998. The expense related to these plans amounted to $1,723,000 in 1998, $1,694,000 in 1997 and $1,542,000 in 1996.

11.  INCOME TAXES

     Income tax expense for each of the years in the three-year period ended December 31, 1998 is summarized as follows:

                                                         1998       1997       1996
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
FEDERAL:
--------
Current...............................................  $54,500    $50,706    $41,108
Deferred (benefit) expense............................   (3,600)    (1,561)     1,513
                                                        -------    -------    -------
     Total Federal....................................   50,900     49,145     42,621
                                                        -------    -------    -------
STATE:
-----
Current...............................................    4,907      4,489      3,844
Deferred (benefit) expense............................     (307)      (134)       130
                                                        -------    -------    -------
     Total state......................................    4,600      4,355      3,974
                                                        -------    -------    -------
     Total income tax expense.........................  $55,500    $53,500    $46,595
                                                        =======    =======    =======

     Not included in the above table is income tax benefit of $232,000, $831,000 and $428,000 for 1998, 1997 and 1996, respectively, which represents the income tax benefit on the net unrealized losses of securities available for sale.

     The amounts reported as income tax expense vary from the amounts that would be reported by applying the statutory federal income tax rate to income before income taxes due to the following:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Income before income tax expense...................  $148,769    $143,493    $127,426
Statutory income tax rate..........................        35%         35%         35%
                                                     --------    --------    --------
Computed expected income tax expense...............    52,069      50,223      44,599
State income taxes, net of federal income tax
  benefit..........................................     2,990       2,831       2,583
Amortization of goodwill...........................       564         620         710
Tax-exempt interest................................      (126)       (125)       (146)
Other, net.........................................         3         (49)     (1,151)
                                                     --------    --------    --------
  Income tax expense...............................  $ 55,500    $ 53,500    $ 46,595
                                                     ========    ========    ========

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

     The net deferred tax asset at December 31 consists of the following:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Discount accretion........................................  $ 2,867    $ 3,641
  Deferred loan origination fees............................    2,135      2,568
  Postretirement benefits...................................   11,239     10,231
  Book loan loss reserve....................................    6,730      5,938
  Mortgage premium amortization.............................    2,124      1,458
  Nonaccrual interest income................................      477        598
  Other.....................................................    5,313      4,372
                                                              -------    -------
                                                               30,885     28,806
                                                              -------    -------
Deferred tax liabilities:
  Tax bad debt reserve......................................   10,399     12,478
  Net unrealized gain on securities available for sale......      411        643
  Retirement Plan...........................................    2,073      1,804
  Other.....................................................    1,198      1,216
                                                              -------    -------
                                                               14,081     16,141
                                                              -------    -------
     Net deferred tax asset.................................  $16,804    $12,665
                                                              =======    =======

     The net deferred tax asset represents the anticipated federal and state tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, in view of the Bank's previous, current and projected future earnings trends, such net deferred tax asset will more likely than not be fully realized. Accordingly, no valuation allowance was deemed to be required at December 31, 1998 and 1997.

     At December 31, 1998 and 1997, the Bank's bad debt reserve for federal income tax reporting purposes was approximately $77,000,000 and $82,000,000, respectively. Retained earnings at December 31, 1998 and 1997 included approximately $49,000,000 for which no deferred income taxes have been provided. This amount represents the base year allocation of income to bad debt deduction for tax purposes. Under SFAS No. 109, this amount is treated as a permanent difference and deferred taxes are not recognized unless it appears that it will be reduced and result in taxable income in the foreseeable future. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes or distributions in complete or partial liquidation.

12.  OFF-BALANCE SHEET RISK AND CONTINGENCIES

     The Bank is a party to commitments to extend credit in the normal course of business to meet the financial needs of its customers. Commitments to extend credit are agreements to lend money to a customer as long as there is no violation of any condition established in the contract. Commitments to fund first mortgage loans generally have fixed expiration dates or other termination clauses, whereas home equity lines of credit have no expiration date. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis.

     At December 31, 1998, the Bank had fixed and variable rate first mortgage loan commitments to extend credit of approximately $124,557,000 and $36,925,000, respectively, and unused home equity

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

and overdraft lines of credit of approximately $53,421,000. Commitments to purchase mortgage-backed securities amounted to $256,667,000 at December 31, 1998. No commitments are included in the accompanying financial statements. There is no exposure to credit loss in the event the other party to commitments to extend credit does not exercise its rights to borrow under the commitment.

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the financial statements of the Bank will not be materially affected as a result of such legal proceedings.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments represents the estimated amounts at which the asset or liability could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

     Carrying amounts of cash, due from banks and Federal funds sold are considered to approximate fair value. The fair value of fixed rate one- to four-family mortgages and fixed rate home equity loans is generally estimated using the present value of expected future cash flows. The fair value of adjustable rate one-to four-family mortgages and home equity loans with adjustable interest rates is estimated using market prices. For time deposits, the fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of a similar maturity. For deposit liabilities payable on demand, the fair value is estimated by discounting estimated future cash flows using a regulatory borrowing rate most closely associated with maturity date ranges that were established using the Bank's history and regulatory guidelines. The fair value of off-balance sheet commitments is not material.

     Other important elements which are not deemed to be financial assets or liabilities and therefore, not considered in these estimates include the value of the Bank's retail branch delivery system, its existing core deposit base, banking premises and equipment, and goodwill.

     The estimated fair value of the Bank's financial instruments at December 31 are summarized as follows:

                                                      1998                        1997
                                            ------------------------    ------------------------
                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                            ----------    ----------    ----------    ----------
                                                               (IN THOUSANDS)
ASSETS:
Cash and due from banks...................  $   87,075    $   87,075    $   71,074    $   71,074
Federal funds sold........................      69,800        69,800        24,600        24,600
Investment securities held to maturity....       1,393         1,420         1,466         1,503
Investment securities available for
  sale....................................     785,031       785,031       654,726       654,726
Mortgage-backed securities held to
  maturity................................   3,070,931     3,106,369     3,022,225     3,091,736
Loans.....................................   3,659,407     3,751,860     3,463,803     3,548,733
LIABILITIES:
Deposits..................................   6,807,339     6,667,637     6,465,956     6,324,806

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

14.  REGULATORY CAPITAL

     Deposits at the Bank are insured up to standard limits of coverage provided by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a New Jersey state chartered savings bank and is subject to comprehensive regulation, supervision and periodic examinations by the FDIC and by the New Jersey State Department of Banking.

     FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1998, the Bank was required to maintain (a) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0%, and (b) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0 %, respectively.

     Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well-capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

     Management believes that, as of December 31, 1998, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

     The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1998 and 1997, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution:

                                                                      FDIC REQUIREMENTS
                                                          ------------------------------------------
                                                           MINIMUM CAPITAL     FOR CLASSIFICATION AS
                                        BANK ACTUAL           ADEQUACY           WELL-CAPITALIZED
                                     -----------------    -----------------    ---------------------
                                      AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT       RATIO
                                     --------    -----    --------    -----    ----------    -------
                                                         (DOLLARS IN THOUSANDS)
DECEMBER 31, 1998
Leverage (Tier 1) capital..........  $898,494    11.93%   $301,314    4.00%     $376,642       5.00%
Risk-based capital:
  Tier 1...........................   898,494    38.48      93,409    4.00       140,114       6.00
  Total............................   916,206    39.23     186,818    8.00       233,523      10.00
DECEMBER 31, 1997
Leverage (Tier 1) capital..........  $803,615    11.37%   $282,836    4.00%     $353,546       5.00%
Risk-based capital:
  Tier 1...........................   803,615    36.88      87,160    4.00       130,740       6.00
  Total............................   819,240    37.60     174,320    8.00       217,901      10.00

                            HUDSON CITY SAVINGS BANK

                        DECEMBER 31, 1998, 1997 AND 1996

15.  RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

     SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement should not be applied retroactively to financial statements of prior periods. The adoption of the provisions of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Bank.

     In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement is an amendment of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments.

     This statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of the provisions of SFAS No. 134 is not expected to have a material impact on the financial position or results of operations of the Bank.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF HUDSON CITY SAVINGS BANK OR HUDSON CITY BANCORP, INC. MAY CHANGE AFTER THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS DOCUMENT AND THE SALES OF SHARES MADE HEREUNDER DOES NOT MEAN OTHERWISE.

                                TABLE OF CONTENTS

                                                                          Page

Summary                                                                     3
Risk Factors                                                               11
Selected Financial and Other Data                                          13
Hudson City Savings Bank                                                   15
Hudson City Bancorp, Inc.                                                  15
Hudson City, MHC                                                           15
How We Intend to Use the Proceeds from the Offering                        16
Our Policy Regarding Dividends                                             17
Market for the Common Stock                                                18
Regulatory Capital Compliance                                              19
Capitalization                                                             20
Pro Forma Data                                                             21
Hudson City Savings Bank Statements of Income                              25
Management's Discussion and Analysis of
      Financial Condition and Results of Operations                        26
Business of Hudson City Savings Bank                                       48
Business of Hudson City Bancorp, Inc.                                      73
Regulation of Hudson City Savings Bank and
      Hudson City Bancorp                                                  74
Taxation                                                                   87
Management                                                                 90
The Reorganization and the Offering                                        106
Restrictions on Acquisition of Hudson City Bancorp
      and Hudson City Savings                                              128
Description of Capital Stock Hudson City Bancorp                           134
Legal and Tax Opinions                                                     136
Experts                                                                    136
Registration Requirements                                                  136
Where You Can Find Additional Information                                  137
Index to Financial Statements                                              F-1



Until the later of [ ], 1999 or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                           UP TO 87,020,500 SHARES OF
                                  COMMON STOCK





                            HUDSON CITY BANCORP, INC.
                            PROPOSED HOLDING COMPANY
                          FOR HUDSON CITY SAVINGS BANK











                                   PROSPECTUS






                                Ryan, Beck & Co.



                                    [ ], 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

New Jersey State Banking Department application fee.........    $    10,000
SEC registration fee(1).....................................        241,917
National Association of Securities Dealers filing fee(1)....         30,500
Nasdaq National Market Listing Fee(1).......................         95,000
Printing, postage and mailing...............................      1,300,000
Legal fees and expenses.....................................        750,000
Marketing fees and selling commissions(1)...................      9,529,000
Financial advisor expenses (excluding legal fees)...........        150,000
Accounting fees and expenses................................        185,000
Appraiser's fees and expenses (including preparing business
  plan).....................................................        165,000
Transfer agent and registrar fees and expenses..............         25,000
Conversion agent fees and expenses..........................        240,000
Certificate printing........................................         11,000
Telephone, temporary help and other equipment...............        198,000
Blue Sky fees and expenses (including fees of counsel)......         10,000
Miscellaneous...............................................        200,000
                                                                -----------
TOTAL.......................................................    $13,140,417
                                                                ===========

---------------
(1) Actual expenses based upon the registration and sale of 87,020,500 at $10.00 per share. All other expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Article IX of the Certificate of Incorporation of Hudson City Bancorp, Inc. (the "Company") provides that a director shall not be personally liable to the Company or its shareholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company.

     Article X also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. Hudson City Savings Bank currently maintains and the Company expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

     The Company expects to enter into employment agreements with certain executive officers, which agreements are expected to require that the Company will obtain a directors' and officers' liability policy for the benefit of such officers or that the Company will indemnify such officers to the fullest extent provided by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits filed as a part of this Registration Statement are as follows:

     (a). List of Exhibits. (Filed herewith unless otherwise noted.)

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
 1.1         Engagement Letter, dated January 27, 1999, between Hudson
             City Savings Bank and Ryan Beck & Co.
 1.2         Form of Agency Agreement (To be filed by amendment)
 2.1         Plan of Reorganization and Stock Issuance of Hudson City
             Savings Bank
 3.1         Certificate of Incorporation of Hudson City Bancorp, Inc.
 3.2         Bylaws of Hudson City Bancorp, Inc.
 4.1         Certificate of Incorporation of Hudson City Bancorp, Inc.
             (See Exhibit 3.1)
 4.2         Bylaws of Hudson City Bancorp, Inc. (See Exhibit 3.2)
 4.3         Form of Stock Certificate of Hudson City Bancorp, Inc.
 5.1         Opinion of Thacher Proffitt & Wood regarding legality of
             shares
 8.1         Form of Opinion of Thacher Proffitt & Wood regarding federal taxation
 8.2         Form of Opinion of KPMG LLP regarding New Jersey State
             taxation
 8.3         Letter of RP Financial, LC. regarding Subscription Rights
10.1         Employee Stock Ownership Plan of Hudson City Savings Bank
10.2         Profit Incentive Bonus Plan of Hudson City Savings Bank

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
10.3         Supplementary Savings Plan of Hudson City Savings Bank
10.4         Form of ESOP Loan Commitment Letter and ESOP Loan Documents
             (To be filed by amendment)
10.5         Form of Employment Agreement by and among Hudson City
             Savings Bank and Hudson City Bancorp, Inc. and certain
             officers
10.6         Form of One-Year Change in Control Agreement by and among
             Hudson City Savings Bank and Hudson City Bancorp, Inc. and
             certain officers
10.7         Form of Two-Year Change in Control Agreement by and among
             Hudson City Savings Bank and Hudson City Bancorp, Inc. and
             certain officers
10.8         Severance Pay Plan of Hudson City Savings Bank
10.9         ESOP Restoration Plan of Hudson City Savings Bank
10.10        Hudson City Savings Bank Outside Directors Consultation Plan
10.11        Hudson City Savings Bank Supplemental Executive Retirement
             Plan
10.12        Hudson City Savings Bank Annual Incentive Plan
10.13        Hudson City Savings Bank Long-Term Incentive Plan
10.14        Form of Post-Retirement Death Benefit for Senior Officers
10.15        Engagement Letter, dated February 3, 1999, between Hudson
             City Savings Bank and RP Financial, LC. for conversion
             appraisal services
10.16        Engagement Letter, dated February 3, 1999, between Hudson
             City Savings Bank and RP Financial, LC. for services related to the preparation of the business plan
21.1         Subsidiaries of Hudson City Bancorp, Inc.
23.1         Consent of KPMG LLP
23.2         Consent of Thacher Proffitt & Wood (Included in Exhibits 5.1
             and 8.1)
23.3         Consent of RP Financial, LC.
24.1         Power of Attorney (Included in Signature Page of this
             Registration Statement)
27.1         Financial Data Schedule (Submitted only with filing in
             electronic format)
99.1         Appraisal Report of RP Financial, LC. (To be filed by
             amendment)
99.2         Form of Marketing Materials to be used in connection with
             the Offerings (To be filed by amendment)

     (b). Financial Statement Schedules.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paramus, New Jersey, on March 11, 1999.

                                          Hudson City Bancorp, Inc.

                                          By: /s/ LEONARD S. GUDELSKI
                                            ------------------------------------
                                            Leonard S. Gudelski
                                              Chairman of the Board and
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald E. Hermance, Jr. as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

NAME                                                        TITLE                          DATE
----                                                        -----                          ----
/s/ LEONARD S. GUDELSKI                     Director, Chairman of the Board and       March 11, 1999
------------------------------------------    Chief Executive Officer (Principal
Leonard S. Gudelski                           executive officer)

/s/ RONALD E. HERMANCE, JR.                 Director, President and Chief             March 11, 1999
------------------------------------------    Operating Officer (Principal
Ronald E. Hermance, Jr.                       financial officer)

/s/ VERNE S. ATWATER                        Director                                  March 11, 1999
------------------------------------------
Verne S. Atwater

/s/ JOHN D. BIRCHBY                         Director                                  March 11, 1999
------------------------------------------
John D. Birchby

/s/ KENNETH L. BIRCHBY                      Director                                  March 11, 1999
------------------------------------------
Kenneth L. Birchby

/s/ VICTORIA H. BRUNI                       Director                                  March 11, 1999
------------------------------------------
Victoria H. Bruni

NAME                                                        TITLE                          DATE
----                                                        -----                          ----
/s/ WILLIAM J. COSGROVE                     Director                                  March 11, 1999
------------------------------------------
William J. Cosgrove

/s/ ANDREW J. EGNER, JR.                    Director                                  March 11, 1999
------------------------------------------
Andrew J. Egner, Jr.

/s/ JOHN W. KLIE                            Director                                  March 11, 1999
------------------------------------------
John W. Klie

/s/ DONALD O. QUEST                         Director                                  March 11, 1999
------------------------------------------
Donald O. Quest

/s/ ARTHUR V. WYNNE, JR.                    Director                                  March 11, 1999
------------------------------------------
Arthur V. Wynne, Jr.

                                  EXHIBIT LIST

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    1.1        Engagement Letter, dated January 27, 1999, between Hudson
               City Savings Bank and Ryan Beck & Co.
    1.2        Form of Agency Agreement (To be filed by amendment)
    2.1        Plan of Reorganization and Stock Issuance of Hudson City
               Savings Bank
    3.1        Certificate of Incorporation of Hudson City Bancorp, Inc.
    3.2        Bylaws of Hudson City Bancorp, Inc.
    4.1        Certificate of Incorporation of Hudson City Bancorp, Inc.
               (See Exhibit 3.1)
    4.2        Bylaws of Hudson City Bancorp, Inc. (See Exhibit 3.2)
    4.3        Form of Stock Certificate of Hudson City Bancorp, Inc.
    5.1        Opinion of Thacher Proffitt & Wood regarding legality of
               shares
    8.1        Form of Opinion of Thacher Proffitt & Wood regarding federal taxation
    8.2        Form of Opinion of KPMG LLP regarding New Jersey State
               taxation
    8.3        Letter of RP Financial, LC. regarding Subscription Rights
   10.1        Employee Stock Ownership Plan of Hudson City Savings Bank
   10.2        Profit Incentive Bonus Plan of Hudson City Savings Bank
   10.3        Supplementary Savings Plan of Hudson City Savings Bank
   10.4        Form of ESOP Loan Commitment Letter and ESOP Loan Documents
               (To be filed by amendment)
   10.5        Form of Employment Agreement by and among Hudson City
               Savings Bank and Hudson City Bancorp, Inc. and certain
               officers
   10.6        Form of One-Year Change in Control Agreement by and among
               Hudson City Savings Bank and Hudson City Bancorp, Inc. and
               certain officers
   10.7        Form of Two-Year Change in Control Agreement by and among
               Hudson City Savings Bank and Hudson City Bancorp, Inc. and
               certain officers
   10.8        Severance Pay Plan of Hudson City Savings Bank
   10.9        ESOP Restoration Plan of Hudson City Savings Bank
   10.10       Hudson City Savings Bank Outside Directors Consultation Plan
   10.11       Hudson City Savings Bank Supplemental Executive Retirement
               Plan
   10.12       Hudson City Savings Bank Annual Incentive Plan
   10.13       Hudson City Savings Bank Long-Term Incentive Plan
   10.14       Form of Post-Retirement Death Benefit for Senior Officers
   10.15       Engagement Letter, dated February 3, 1999, between Hudson
               City Savings Bank and RP Financial, LC. for conversion
               appraisal services
   10.16       Engagement Letter, dated February 3, 1999, between Hudson
               City Savings Bank and RP Financial, LC. for services related to the preparation of the business plan
   21.1        Subsidiaries of Hudson City Bancorp, Inc.
   23.1        Consent of KPMG LLP
   23.2        Consent of Thacher Proffitt & Wood (Included in Exhibits 5.1
               and 8.1)
   23.3        Consent of RP Financial, LC.
   24.1        Power of Attorney (Included in Signature Page of this
               Registration Statement)
   27.1        Financial Data Schedule (Submitted only with filing in
               electronic format)

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   99.1        Appraisal Report of RP Financial LC. (To be filed by
               amendment)
   99.2        Form of Marketing Materials to be used in connection with
               the Offerings (To be filed by amendment)